Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

NBM US HOLDINGS, INC.,

LEUCADIA NATIONAL CORPORATION,

NBPCO HOLDINGS, LLC,

LEUCADIA NATIONAL CORPORATION, AS THE SELLERS’ REPRESENTATIVE,

NATIONAL BEEF PACKING COMPANY, LLC

and

MARFRIG GLOBAL FOODS S.A.

Dated as of April 9, 2018

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(continued)

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(continued)

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(continued)

Appendix A	Definitions
Schedule A	Currently Owned Units, Purchased Interests and Pro-Rata Shares
Exhibit A	Assignment of Purchased Interests
Exhibit B	A&R Operating Agreement

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PURCHASE AND SALE AGREEMENT, dated as of April 9, 2018 (this “Agreement”), is entered into by and among NBM US Holdings, Inc., a Delaware corporation (the “Buyer”), Marfrig Global Foods S.A., a Brazilian corporation (sociedade por ações) (the “Guarantor”), Leucadia National Corporation, a New York corporation (“Leucadia”), NBPCo Holdings, LLC, a South Dakota limited liability company (“NBPCo” and together with Leucadia, the “Sellers”), Leucadia, in its capacity as the Sellers’ Representative hereunder (in such capacity, the “Sellers’ Representative”), and National Beef Packing Company, LLC, a Delaware limited liability company (the “Company”). The Buyer, the Sellers, the Sellers’ Representative and the Company are each referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Sellers own certain of the 10,683.14 issued and outstanding Units of the Company, in each case, as set forth on Schedule A under the heading “Currently Owned Units” opposite each Seller’s name;

WHEREAS, each Seller desires to sell to the Buyer, and the Buyer desires to purchase from such Seller, upon the terms and conditions set forth in this Agreement, certain Units of the Company representing 51% of the total issued and outstanding Equity Securities of the Company in the aggregate, in each case, as set forth on Schedule A under the heading “Purchased Interests” opposite such Seller’s name (the “Purchased Interests”); and

WHEREAS, simultaneously with the execution hereof, the Guarantor has deposited with The Bank of New York Mellon (the “Escrow Agent”) an amount equal to $150,000,000 (the “Deposit”), to be held by the Escrow Agent and the Sellers’ Representative, as applicable, in accordance with this Agreement and the Escrow Agreement, dated as of the date hereof, by and between the Guarantor and the Sellers’ Representative (the “Escrow Agreement”).

NOW THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.    Definitions. Capitalized terms used in this Agreement have the meanings ascribed to them in Appendix A hereto.

ARTICLE II

PURCHASE AND SALE

Section 2.1.    Purchase and Sale of the Purchased Interests.

(a)        Upon the terms and subject to the conditions set forth in this Agreement and subject to Section 2.1(b), at the Closing, each Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase from such Seller, the Purchased Interests set forth on Schedule A under the heading “Purchased Interests” for an aggregate amount equal to (a) the Purchase Price, minus (b) an amount equal to (i) 51%, multiplied by (ii) the amount (if any) by which Estimated Closing Net Indebtedness exceeds Target Closing Net Indebtedness, minus (c) an amount equal to (i) the Deposit, plus (ii) the Deposit Interest if (A) the Deposit is held by the Sellers’ Representative on the Closing Date in accordance with Section 9.3(c) or (B) the Deposit is for any reason still held by the Escrow Agent on the Closing Date ((a) minus (b) minus (c) being the “Closing Amount”). For the avoidance of doubt, if Estimated Closing Net Indebtedness is less than or equal to Target Closing Net Indebtedness, the Purchase Price will not be adjusted pursuant to paragraph (b) of this Section 2.1.

(b)        In the event that any of the conditions set forth in Article VII shall fail to be satisfied due to any action, or failure to act, by NBPCo, Leucadia shall be entitled to cure such failure of such condition in accordance with Section 9.1(b) on behalf of NBPCo. Without limiting the foregoing, in the event that NBPCo, as Seller, fails to tender any of its Units contemplated by Schedule A to be sold to the Buyer at the Closing (such Units, the “Missing Units”), then Leucadia shall be required to sell, transfer and deliver to the Buyer, and the Buyer shall be required to purchase from Leucadia, on the same terms as the other Purchased Interests to be purchased from Leucadia, additional Units owned by Leucadia (beyond those contemplated on Schedule A to be so sold by Leucadia to the Buyer at the Closing) in an amount equal to the Missing Units (such additional units, the “Shortfall Units”) such that Buyer receives at the Closing, in the aggregate, the same number of Purchased Interests contemplated to be purchased by Buyer from all Sellers pursuant to Section 2.1(a) for the Purchase Price. As used in this Agreement the term “Purchased Interests” shall include any Shortfall Units if any Shortfall Units are sold pursuant to this Section 2.1(b). If Leucadia sells and Buyer purchases such Shortfall Units as required by this Section 2.1(b), the Buyer shall have no obligation to NBPCo in any manner with respect to any Missing Units, and shall not be required to purchase any Missing Units from NBPCo.

Section 2.2.    Closing. The closing of the Transactions contemplated by Section 2.1 of this Agreement (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 on the date that is three Business Days following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”). The Closing will be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.

Section 2.3.    Transactions to be Effected at the Closing.

(a)        At the Closing, the Buyer will:

(i)        pay to each Seller (by wire transfer of immediately available funds in U.S. dollars to such account or accounts specified by the Sellers’ Representative to the Buyer at least three Business Days prior to the Closing) an amount equal to (A) the Closing Amount, multiplied by (B) such Seller’s Pro-Rata Share;

(ii)        instruct the Escrow Agent to release the Deposit and the Deposit Interest to the Sellers’ Representative (on behalf of the Sellers in proportion to their respective Pro-Rata Shares) if the Deposit is still held by the Escrow Agent on the Closing Date;

(iii)        deliver to the Sellers’ Representative and the Company a counterpart signature page to the A&R Operating Agreement, duly executed by the Buyer;

(iv)        deliver to the Sellers’ Representative and the Company a guarantee for certain of the Buyer’s obligations under the A&R Operating Agreement, in form and substance reasonably satisfactory to the Sellers’ Representative, duly executed by the Guarantor;

(v)        deliver to the Sellers’ Representative a copy of the R&W Insurance Policy; and

(vi)        deliver to the Sellers’ Representative all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 7.2.

(b)        At the Closing, the Sellers’ Representative will:

(i)        deliver to the Buyer an instrument of assignment or other instrument of transfer in the form attached hereto as Exhibit A, duly executed by each Seller, for transfer and sale of the applicable Purchased Interests to the Buyer, in each case free and clear of any Liens (other than Liens (A) arising pursuant to, or as a result of, the Transactions, (B) arising under the Organizational Documents of the Company and (C) arising pursuant to applicable securities Laws);

(ii)        with respect to each Seller, deliver to the Buyer an executed certificate of such Seller’s non-foreign status under Section 1.1445-2(b)(2) of the Treasury Regulations, in form and substance reasonably satisfactory to the Buyer, duly executed by such Seller;

(iii)        with respect to each Seller, deliver to the Buyer an executed affidavit stating, under penalties of perjury, for purposes of Section 1446(f) of the Code (and reflecting any binding guidance then available as to such affidavit), such Seller’s U.S. taxpayer identification number and that such Seller is not a foreign person, in form and substance reasonably satisfactory to the Buyer, duly executed by such Seller;

(iv)        with respect to each Seller, deliver to the Buyer a properly completed IRS Form W-9 Request for Taxpayer Identification Number and Certification, confirming that such Seller is not subject to backup withholding;

(v)        deliver to the Buyer and the Company counterpart signature pages to the A&R Operating Agreement, duly executed by each Seller; and

(vi)        deliver to the Buyer all other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to Section 7.1.

(c)        At the Closing, the Company will deliver to the Buyer and the Sellers’ Representative counterpart signature pages to the A&R Operating Agreement, duly executed by the Company, USPB and New Kleinco.

Section 2.4.    Adjustment to Purchase Price.

(a)        Not later than three Business Days prior to the Closing Date, the Sellers’ Representative shall provide the Buyer with a written statement (the “Estimated Statement”) reflecting the Sellers’ Representative’s good faith estimate of the Net Indebtedness of the Company Entities as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date (the “Estimated Closing Net Indebtedness”). Each of the Estimated Statement and, following the Closing, as required to be delivered by Section 2.4(b), the Closing Statement, shall be prepared and calculated in accordance with this Agreement and GAAP; provided, that in the event of any conflict between the accounting principles contained in this Agreement and GAAP, the accounting principles contained in this Agreement, including the definition of Indebtedness, shall control. Upon receipt of the Estimated Statement, the Buyer and the Sellers’ Representative shall use their commercially reasonable efforts to reach agreement on the amount of the Estimated Closing Net Indebtedness. If any disagreement cannot be resolved prior to the Closing Date, the Estimated Statement shall be used to determine the Closing Amount to be paid at Closing. If the Buyer and the Sellers’ Representative are able to agree on any adjustments to the Estimated Statement prior to the Closing Date, the Estimated Statement shall be adjusted to reflect such amendments and such revised Estimated Statement shall be used to determine the Closing Amount to be paid at Closing.

(b)        As promptly as practicable, but no later than 30 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Sellers’ Representative a statement (the “Closing Statement”) reflecting the Net Indebtedness of the Company Entities as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date (the “Closing Net Indebtedness”). The Sellers shall cooperate with and reasonably assist the Buyer and its Representatives in the preparation of the Closing Statement and shall provide the Buyer and its Representatives with any information reasonably requested by the Buyer or its Representatives that is necessary for the preparation of the Closing Statement. If the Buyer fails to timely deliver the Closing Statement by no later than 30 days after the Closing Date, then the Closing Net Indebtedness shall be deemed to be equal to Estimated Closing Net Indebtedness.

(c)        During the 15-day period following receipt of the Closing Statement by the Sellers’ Representative, the Sellers’ Representative and its Representatives shall have the right, upon reasonable notice to the Company and the Buyer, to reasonable access to the Company Entities’ books and records, appropriate staff members and such other information as the Sellers’ Representative shall reasonably request in order to review the Closing Statement. The Closing Statement delivered by the Buyer to the Sellers’ Representative shall be conclusive, final and binding on all Parties unless the Sellers’ Representative, prior to the 15th day following receipt of the Closing Statement, delivers a notice to the Buyer stating that the Sellers’ Representative disagrees with such calculation and specifying in reasonable detail (i) those items and amounts as to which the Sellers’ Representative disagrees and the basis therefor and (ii) the Sellers’ Representative’s alternative calculation for each item and amount as to which the Sellers’ Representative disagrees (any such notice, a “Dispute Notice”). The Sellers’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement that are not the subject of a Dispute Notice.

(d)        If a Dispute Notice is duly delivered pursuant to Section 2.4(c), the Sellers’ Representative and the Buyer shall, during the 10 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Indebtedness. If during such period, the Sellers’ Representative and Buyer are unable to reach such agreement, they shall promptly thereafter cause a nationally recognized independent accounting firm mutually agreed upon by the Buyer and the Sellers’ Representative, which agreement shall not be unreasonably withheld, conditioned, or delayed (the “Independent Accountant”), to review this Agreement and the unresolved disputed items and amounts set forth in the Dispute Notice for the purpose of calculating the Closing Net Indebtedness. Each Party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter. The Buyer and the Sellers’ Representative shall cooperate with the Independent Accountant and promptly provide, and shall cause the Company to provide, all documents and information reasonably requested by the Independent Accountant. In making such calculation, the Independent Accountant shall consider only the unresolved items and amounts in the Closing Statement as to which the Sellers’ Representative has specifically disagreed in its Dispute Notice. The Independent Accountant’s determination on each item in dispute shall not be greater than the greater value for such item claimed by either the Sellers’ Representative or the Buyer or less than the lower value for such item claimed by either the Sellers’ Representative or the Buyer in the Closing Statement or Dispute Notice, respectively. The Sellers’ Representative and the Buyer shall direct the Independent Accountant to deliver to the Sellers’ Representative and the Buyer, as promptly as practicable (but in any case no later than 20 days from the date of its engagement), a report setting forth such calculation; provided, that the failure by the Independent Accountant to deliver its report within the time period set forth herein shall not render the determination of the Independent Accountant invalid nor shall it be a basis for either Party seeking to overturn any determination rendered by the Independent Accountant. Such report shall be final and binding upon the Parties absent manifest error, shall be deemed a final arbitration award that is binding on Parties, and no Party shall seek further recourse to courts or other tribunals, other than to enforce such report. The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Sellers’ Representative’s position, 60% of the costs of its review would be borne by the Buyer, and 40% of the costs would be borne by the Sellers (severally, in proportion to their respective Pro-Rata Shares, and not jointly).

(e)        “Final Closing Net Indebtedness” means (i) Estimated Closing Net Indebtedness as shown in the Estimated Statement if the Buyer does not timely deliver the Closing Statement to the Sellers’ Representative pursuant to Section 2.4(b), (ii) Closing Net Indebtedness as shown in the Closing Statement delivered by the Buyer to the Sellers’ Representative pursuant to Section 2.4(b), (A) if Closing Net Indebtedness is equal to Estimated Closing Net Indebtedness or (B) if no Dispute Notice with respect thereto is timely delivered by the Sellers’ Representative to the Buyer pursuant to Section 2.4(c), or (iii) if a Dispute Notice is so delivered, (A) as agreed between the Buyer and the Sellers’ Representative pursuant to Section 2.4(d) or (B) in the absence of such agreement, as determined in the Independent Accountant’s report delivered pursuant to Section 2.4(d).

(f)        Following determination of Final Closing Net Indebtedness in accordance with Section 2.4(e), the Purchase Price will be adjusted as follows (such adjustment, the “Purchase Price Adjustment”):

(i)        if Estimated Closing Net Indebtedness is greater than Target Closing Net Indebtedness, then:

(A)        if Final Closing Net Indebtedness is greater than Estimated Closing Net Indebtedness, the Sellers shall pay the Buyer a Purchase Price Adjustment equal to (I) 51%, multiplied by (II) the sum of Final Closing Net Indebtedness, minus Estimated Closing Net Indebtedness;

(B)        if Final Closing Net Indebtedness is less than Estimated Closing Net Indebtedness, the Buyer shall pay the Sellers’ Representative (on behalf of the Sellers in proportion to their respective Pro-Rata Shares) a Purchase Price Adjustment equal to (I) 51%, multiplied by (II) the sum of (1) Estimated Closing Net Indebtedness, minus (2) the greater of Final Closing Net Indebtedness and Target Closing Net Indebtedness; and

(C)        if Final Closing Net Indebtedness is equal to Estimated Closing Net Indebtedness, the Purchase Price Adjustment shall be zero; and

(ii)        if Estimated Closing Net Indebtedness is less than or equal to Target Closing Net Indebtedness, then:

(A)        if Final Closing Net Indebtedness is greater than Target Closing Net Indebtedness, the Sellers shall pay the Buyer a Purchase Price Adjustment equal to (I) 51%, multiplied by (II) the sum of Final Closing Net Indebtedness, minus Target Closing Net Indebtedness; and

(B)        if Final Closing Net Indebtedness is less than or equal to Target Closing Net Indebtedness, the Purchase Price Adjustment shall be zero.

(g)        To the extent the Parties are in agreement that a Purchase Price Adjustment should be paid under Section 2.4(f), and any dispute to be resolved under Section 2.4(d) relates only to the quantum of such amount, the amount not in dispute (being the Purchase Price Adjustment that would result from the lower of the Closing Net Indebtedness proposed by the Buyer and the Closing Net Indebtedness proposed by the Sellers’ Representative) shall be paid to the applicable Party, and any subsequent amount shall be paid in accordance with the final determination by the Independent Accountant of such amount and any remaining disputed items, in each case in accordance with Section 2.4(h).

(h)        Any payment pursuant to this Section 2.4 shall be paid by the Sellers (severally, in proportion to their respective Pro-Rata Shares, and not jointly) or the Buyer, as applicable, within three Business Days after the Purchase Price Adjustment (or portion thereof) has been finally determined in accordance with this Section 2.4, in each case by wire transfer of immediately available funds to the account(s) designated by the Buyer or the Sellers’ Representative, as applicable, at least one Business Day prior to such payment. All payments under this Section 2.4 shall be without interest, except that any amounts not paid when required shall bear interest from the date due pursuant to this Section 2.4 to, and including, the date of payment at the Interest Rate.

(i)        Any payments made pursuant to this Section 2.4 shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 2.5.    Intended Tax Treatment; Allocation. For U.S. federal, state and local Income Tax purposes, the purchase and sale of the Purchased Interests described in Section 2.1 shall be treated, with respect to the Purchase Price, as a purchase of a partnership interest in the Company by the Buyer that is subject to the adjustments provided for under Section 743(b) of the Code, reflecting the election to be made under Section 754 of the Code by the Company for the tax period including Closing Date. Consistent with such election, the Buyer will prepare a draft allocation schedule (as finally determined in accordance with this Section 2.5, the “Allocation”) allocating the sum of the Purchase Price, the Buyer’s allocable share of the liabilities of the Company and other amounts constituting consideration for U.S. federal, state and local Income Tax purposes (the “Tax Purchase Price”) among the Buyer’s allocable share of the assets of the Company in accordance with Section 755 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state or local Law). The Buyer or the Company will deliver a copy of the Allocation to the Sellers’ Representative for its review and comment within 60 days following the final determination of the Purchase Price Adjustment pursuant to Section 2.4. The Allocation delivered by the Buyer shall become final and binding to the Parties 30 days after the Buyer or the Company provides such schedule to the Sellers’ Representative, unless the Sellers’ Representative, prior the 30th-day following receipt of the Buyer’s draft of the Allocation, delivers a notice to the Buyer stating that the Sellers’ Representative disagrees with such calculation and specifying in reasonable detail those items or amounts as to which the Sellers’ Representative disagrees and the basis therefor. If the Sellers’ Representative does provide such written notice, the Buyer and the Sellers’ Representative shall in good faith attempt to resolve the dispute within 15 days of receipt by the Buyer of the written notice. Any such resolution shall be final and binding on the Parties hereto. Any unresolved disputes shall be promptly submitted to the Independent Accountant for determination of the Allocation in accordance with Section 2.4(d), which determination shall be final and binding on the Parties hereto. The Parties shall cooperate with each other and the Independent Accountant in connection with the matters contemplated by this Section 2.5, including by furnishing such information and access to books, records (including accountants work papers), personnel and properties as may be reasonably requested. The Independent Accountant will determine the allocation of the cost of its review and report in a manner as described in Section 2.4(d). The Parties shall report the purchase and sale of the Purchased Interests consistent with the treatment set forth in this Section 2.5 and report an allocation of the Tax Purchase Price for all Tax purposes in a manner consistent with the Allocation and shall not take any position inconsistent with this Section 2.5 in the filing of any Tax Returns or in the course of any Tax Audit by any Taxing Authority relating to any Tax Returns.

Section 2.6.    Withholding. All payments of the Purchase Price shall be made without any deduction or withholding for Taxes with respect to the Sellers unless (a) such deduction and withholding is as a result of a Seller failing to comply with the provisions of Section 2.3(b)(ii), Section 2.3(b)(iii) and Section 2.3(b)(iv) of this Agreement, or (b) such deduction and withholding is required by a change in applicable Law that occurs after the date hereof and before the date of such payment, provided that before making any deduction or withholding pursuant to clause (b) of this Section 2.6, the Buyer shall (i) give written notice at least five days in advance to each Seller regarding such deduction or withholding to be made and its basis in applicable Law (which basis is as a result of a change in applicable Law after the date hereof and before the date of such payment and is imposed by a jurisdiction in which a Company Entity conducts business), (ii) provide each such Seller a reasonable opportunity to provide any forms or other documentation or correct any deficiencies in any such forms or other documentation that have been provided, and (iii) reasonably cooperate with each such Seller to reduce or eliminate any amounts that would otherwise be deducted or withheld to the extent permitted by applicable Law. Notwithstanding anything in this Agreement to the contrary, any amounts so deducted and withheld by the Buyer, and paid to the applicable tax authority, as required by applicable Law and permitted under this Section 2.6 shall be treated for all purposes of this Agreement as having been paid to the Seller subject to such deduction and withholding.

Section 2.7.    Imputed Interest. The Parties shall treat a portion of any payment or other consideration under this Agreement as imputed interest to the extent required pursuant to Sections 483 or 1274 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Each of the Sellers, severally, but not jointly, and solely with respect to such Seller, represents and warrants to the Buyer that each statement contained in this Article III as it applies to such Seller is true and correct as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedule delivered pursuant to this Agreement (the “Disclosure Schedule”).

Section 3.1.    Organization and Existence. Such Seller is a corporation or limited liability company, duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of such Seller’s jurisdiction of incorporation or formation, as applicable.

Section 3.2.    Authority and Enforceability. Each such Seller has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by such Seller of this Agreement, and the consummation by such Seller of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of such Seller, and no other action is necessary on the part of such Seller to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by such Seller, and, assuming the due authorization, execution and delivery by each other Party, this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’

rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

Section 3.3.    Noncontravention.

(a)        Neither the execution, delivery or performance by such Seller of this Agreement, nor the consummation of the Transactions by such Seller, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the Organizational Documents of such Seller, (ii) violate any Law or Order applicable to the Seller or (iii) result in a breach of or default under, require consent under or violate any material Contract to which such Seller is a party, except in the case of clauses (ii) and (iii) to the extent that any such breach, default, consent or violation would not reasonably be expected to be, individually or in the aggregate, material to such Seller’s ability to timely perform its obligations hereunder.

(b)        Except as set forth in Section 6.7, no Permit or Filing is required by such Seller in connection with the execution and delivery by such Seller of this Agreement, the performance by such Seller of its obligations hereunder and the consummation by the Seller of the Transactions other than Permits and Filings the failure of which to obtain or make would not reasonably be expected to be, individually or in the aggregate, material to such Seller’s ability to timely perform its obligations hereunder.

Section 3.4.    Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of such Seller, threatened against or otherwise relating to such Seller that (a) challenge or seek to enjoin, alter or materially delay the Transactions or (b) would, individually or in the aggregate, reasonably be expected to be, individually or in the aggregate, material to such Seller’s ability to timely perform its obligations hereunder.

Section 3.5.    Capitalization. Such Seller owns (of record and beneficially) the Purchased Interests set forth opposite such Seller’s name on Schedule A under the heading “Purchased Interests” free and clear of all Liens (other than Liens (a) arising pursuant to, or as a result of, the Transactions, (b) arising under the Organizational Documents of the Company and (c) arising pursuant to applicable securities Laws). At the Closing, such Seller will transfer to the Buyer all of such Seller’s right, title and interest in and to the applicable Purchased Interests free and clear of all Liens (other than Liens (i) arising pursuant to, or as a result of, the Transactions, (ii) arising under the Organizational Documents of the Company and (iii) arising pursuant to applicable securities Laws); provided, that for the avoidance of doubt, the Purchased Interests will be subject to the transfer restrictions set forth in the A&R Operating Agreement.

Section 3.6.    Brokers. Other than fees or commissions for which the Sellers will be solely responsible, such Seller does not have any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 3.7.    Disclaimer of Warranties. Except as set forth in this Article III and Article IV (as qualified or modified by the Disclosure Schedule), (a) the Purchased Interests (including, indirectly through the sale of the Purchased Interests, the assets, properties, liabilities, condition, operations or prospects of the Company Entities) are being sold on an “as is, where is” basis as of the Closing and (b) no Seller nor any of their respective Affiliates (except for the

Company as provided in Article IV), nor any of their respective Representatives, have made, or shall be deemed to have made, any other representation or warranty, express or implied, at law or in equity, in respect of the Purchased Interests or the assets, properties, liabilities, condition, operations or prospects of the Company Entities, including with respect to (i) merchantability or fitness for any particular purpose, (ii) the operation of the business of the Company Entities after the Closing, (iii) the probable success or profitability of the business of the Company Entities after the Closing or (iv) the accuracy or completeness of any (A) projections, predictions, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) that may be contained or referred to in the Disclosure Schedule or elsewhere or (B) information, documents or materials regarding the business of the Company Entities, the Purchased Interests or the assets and properties of the Company, including any information furnished or made available to the Buyer, its Affiliates or their respective Representatives (including the Financing Sources) in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions (the “Evaluation Material”), or the appropriateness or suitability of such information for the purposes of enabling the Buyer to evaluate the consummation of the Transactions. Any such other representations or warranties are hereby expressly disclaimed. Any such other representations or warranties are hereby expressly disclaimed. Other than the indemnification obligations of the Sellers set forth in Section 10.1, none of the Sellers, their respective Affiliates nor any of their respective Representatives will have or be subject to any liability or indemnification obligation to the Buyer or any other Person resulting from the distribution to the Buyer, its Affiliates or their respective Representatives of, or the Buyer’s use of or reliance on, any Evaluation Material in expectation of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING

TO THE COMPANY

The Company represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedule.

Section 4.1.    Organization and Existence. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, materially impair the ability of the Buyer or the Company Entities to conduct the business of the Company Entities following the Closing as it is conducted on the date hereof. The Company has made available to the Buyer complete and correct copies of its Organizational Documents, as amended and in effect on the date hereof. The Company is not in violation of any of the provisions of its Organizational Documents.

Section 4.2.    Authority and Enforceability. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, have been duly and validly authorized by all necessary limited liability company action on the part of the Company, and no other action is necessary on the part of the Company to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by each other Party, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

Section 4.3.    Capitalization of the Company Entities.

(a)        (1) The authorized, issued and outstanding Equity Securities of the Company and the Company Entities are set forth in Section 4.3(a) of the Disclosure Schedule. (2) The Equity Securities of the Company have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in contravention of any preemptive rights, rights of first refusal or first offer or similar rights. (3) The Equity Securities of the Company Subsidiaries and aLF Ventures, LLC have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in contravention of any preemptive rights, rights of first refusal or first offer or similar rights. (4) The Company owns, directly or indirectly, beneficially and of record, the Equity Securities of (x) each Company Subsidiary and (y) aLF Ventures, LLC, as set forth in Section 4.3(a) of the Disclosure Schedule. (5) The Equity Securities of each Company Subsidiary and aLF Ventures, LLC are free and clear of any Liens (other than Liens (i) arising pursuant to, or as a result of, the Transactions, (ii) arising under the Organizational Documents of such Company Subsidiary and (iii) arising pursuant to applicable securities Laws).

(b)        Except as set forth in the Organizational Documents of the Company, (i) there are no outstanding restrictions on transfers or voting of the Purchased Interests, and (ii) no Person has been granted any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issuance of any Equity Securities of the Company.

(c)        Except for the Equity Securities in the Company Subsidiaries and aLF Ventures, LLC, none of the Company Entities owns any Equity Securities in any Person.

(d)        aLF Ventures, LLC does not have any operations.

Section 4.4.    Noncontravention.

(a)        Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the Organizational Documents of any Company Entity, (ii) violate any Law or Order applicable to any Company Entity or (iii) result in a breach of or default under, require consent under or violate any Material Contract or Leases, except in the case of clauses (ii) and (iii) to the extent that any such breach, default, consent or violation would not reasonably be expected to, individually or in the aggregate, materially impair the ability of the Buyer or the Company Entities to conduct the business of the Company Entities following the Closing as it is conducted on the date hereof.

(b)        Except as set forth in Section 6.7, no Permit or Filing is required by any Company Entity in connection with the consummation of the Transactions other than Permits and Filings the failure of which to obtain or make would not reasonably be expected to be, individually or in the aggregate, material to the Company’s ability to timely perform its obligations hereunder.

Section 4.5.    Financial Statements. The Company has made available to the Buyer complete and correct copies of (a) the audited consolidated financial statements of the Company Entities as at and for the year ended December 30, 2017 (the “Balance Sheet Date”), together with a report thereon by Deloitte & Touche LLP, the Company Entities’ independent public accountants (the “Audited Financial Statements”); and (b) the unaudited consolidated financial statements of the Company Entities as at and for the period ended February 24, 2018 (the “Unaudited Financial Statements”), including in each case a balance sheet and statement of operations (the Audited Financial Statements and the Unaudited Financial Statements, collectively, the “Financial Statements”). The Audited Financial Statements are complete and correct in all material respects and have been (i) derived from the accounting books and records of the Company Entities; and (ii) prepared in accordance with GAAP on the basis of the same accounting principles, policies, methods and procedures, consistently applied, throughout the periods indicated. The Unaudited Financial Statements have been prepared on a basis consistent with the Audited Financial Statements, except that the Unaudited Financial Statements do not contain notes and may be subject to appropriate year-end adjustments. The balance sheets included in the Financial Statements present fairly in all material respects the consolidated financial condition of the Company Entities as at their respective dates. The statements of income, members’ equity and cash flows included in the Financial Statements, as applicable, present fairly in all material respects the results of operations and cash flows of the consolidated business of the Company Entities for the periods indicated.

Section 4.6.    Absence of Undisclosed Liabilities. None of the Company Entities has any Liabilities of a nature required by GAAP to be reflected on a balance sheet, except Liabilities (a) as and to the extent disclosed or reserved against in the Audited Financial Statements or specifically disclosed in the notes thereto; or (b) that were incurred after the Balance Sheet Date in the Ordinary Course of Business.

Section 4.7.    Absence of Changes. Since the Balance Sheet Date, the Company Entities have conducted their businesses only in the Ordinary Course, except in connection with any process relating to a sale of the Purchased Interests, including entering into this Agreement, and, without limiting the foregoing, since the Balance Sheet Date, there has not been any:

(a)        event, development or state of circumstances experienced by the Company Entities or, to the Knowledge of the Company, threatened that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)        declaration, setting aside or payment of any dividend or other distribution with respect to any Equity Securities (including the Units) of the Company Entities, or any repurchase or redemption by the Company Entities of any Equity Securities (including the Units), except as permitted pursuant to Section 6.1;

(c)        incurrence, assumption or guarantee of any Indebtedness by the Company Entities, except as provided for under the Company’s existing credit facilities;

(d)        material damage, destruction or other casualty loss (whether or not covered by insurance);

(e)        change in any accounting principle, policy, method or procedure by the Company Entities or any revaluation of any material assets;

(f)        capital expenditures, other than in the Ordinary Course of Business;

(g)        sale, transfer, lease or other disposition of any material assets, other than in the Ordinary Course of Business, or any acquisition of any other Person, whether by merger or consolidation or by purchasing all or a material portion of the capital stock or assets of such Person, or by any other manner;

(h)        any making of any loan, advance or capital contributions to or investment in any Person; or

(i)        agreement or commitment to do any of the foregoing, or any action or omission that would reasonably be expected to result in any of the foregoing.

Section 4.8.    Material Contracts.

(a)        Section 4.8(a) of the Disclosure Schedule sets forth a list, as of the date hereof, of all of the following Contracts to which any Company Entity is a party:

(i)         Contract for Indebtedness (in each case, whether incurred, assumed, guaranteed or secured by any asset) involving amounts in excess of $5,000,000;

(ii)        Contract establishing any joint venture, partnership, limited liability company or other similar Contract;

(iii)        material lease for personal property;

(iv)        Contract reasonably expected to result in future payments to or by the Company Entities in excess of $5,000,000 in any annual period, except for Contracts that are terminable on less than 90 days’ notice without material penalty and any Company Benefit Plans;

(v)        Contract (or series of related Contracts) relating to any outstanding commitment for capital expenditures in excess of $5,000,000 individually;

(vi)        Contract (or series of related Contracts) relating to the purchase by the Company Entities of any products or services under which the undelivered balance of such products or services is in excess of $5,000,000;

(vii)        Contract (or series of related Contracts) entered into since January 1, 2013 relating to the material acquisition, disposition or lease of any Person, business or material real property or other assets (whether by merger, sale of stock, sale of assets or otherwise);

(viii)      Contract containing any “change of control” provisions;

(ix)        Contract that (A) limits in any material respect the freedom of the Company Entities to compete in any line of business or with any Person or in any geographic area; or (B) contains exclusivity obligations or restrictions binding on the Company Entities, in each case, whether before or after the Closing; or

(x)        Contract (including any “take-or-pay” or keepwell agreement) under which (A) any Person (other than another Company Entity) has directly or indirectly guaranteed any Liabilities of the Company Entities; or (B) the Company Entities have directly or indirectly guaranteed Liabilities of any other Person (other than another Company Entity).

(b)        Each Contract disclosed or required to be disclosed pursuant to Section 4.8(a) (each, a “Material Contract”) is a legal, valid, binding and enforceable agreement of the Company Entities and is in full force and effect, except (i) to the extent such Material Contract terminates or expires after the date hereof in accordance with its terms, (ii) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, or (iii) as limited by general principles of equity, whether such enforceability is considered in a Legal Proceeding in equity or at Law. None of the Company Entities or, to the Knowledge of the Company, any other party thereto is in default or breach under the terms of, or, during the one-year period prior to the date hereof, has provided any written notice of any intention to terminate or modify, any such Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach thereof or a default thereunder or would result in a termination, modification, acceleration or vesting of any rights or obligations or loss of benefits thereunder. Complete and correct copies of (A) each Material Contract (including all waivers thereunder); and (B) all form Contracts that are related to the business of the Company Entities have been made available to the Buyer.

(c)        The Company Entities are not parties to Contracts with any Governmental Entities.

Section 4.9.    Assets; Real Property.

(a)        The Company Entities have good and valid (and, in the case of Owned Real Property, good, valid and marketable fee simple) title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the material tangible and intangible assets, properties (including Real Properties) and rights that are purported to be owned, leased or licensed by the Company Entities (the “Assets”), in each case free and clear of any Liens (other than Permitted Liens).

(b)        The plants, buildings, structures, material equipment and other material tangible personal property included in the Assets are in reasonably good repair, working order and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use. To the Knowledge of the Company, there are no facts or conditions affecting any material Assets that could reasonably be expected, individually or in the aggregate, to interfere with the current use, occupancy or operation of such Assets.

(c)        Section 4.9(c) of the Disclosure Schedule sets forth a complete and correct list of all real property owned by the Company Entities (together with all improvements and fixtures located thereon or attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating thereto, the “Owned Real Property”). Such schedule lists the address and owner of each parcel of Owned Real Property and describes all improvements thereon. There are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property or any portion thereof or interest therein. There are no pending or, to the Knowledge of the Company, threatened condemnation Legal Proceedings before any Governmental Entity with respect to any Owned Real Property.

(d)        Section 4.9(d) of the Disclosure Schedule sets forth a complete and correct list of all of the real property leased by the Company Entities (the “Leases” and together with all interests leased pursuant to the Leases, the “Leased Real Property”), including the address, landlord and tenant for each Lease. The Company has made available to the Buyer complete and correct copies of each Lease. None of the Company Entities is a sublessor or grantor under any material sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property.

(e)        The use and operation of the Real Property in the conduct of the business of the Company Entities do not violate in any material respect any Law, Consent, Lien or agreement of any Governmental Entity.

(f)        There are no Liens (other than Permitted Liens) affecting the Real Property that materially impair the ability of the Company Entities to use such property in the operation of the business of the Company Entities in the Ordinary Course.

Section 4.10.    Intellectual Property.

(a)        Section 4.10(a) of the Disclosure Schedule sets forth a complete and correct list of (i) all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company Entities (the “Company Registered Intellectual Property Rights”); and (ii) any Legal Proceedings before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

(b)        Each of the Company Registered Intellectual Property Rights is currently in compliance in all material respects with all formal legal requirements and is valid and subsisting. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant Governmental Entities in the United States or foreign jurisdictions, as the case may be, for the purposes of applying for, perfecting, prosecuting, maintaining and recording the assignment of such Company Registered Intellectual Property Rights, except where the failure to make such filing would not would reasonably be expected to be, individually or in the aggregate, material to the Company Entities taken as a whole.

(c)        The use or distribution by the Company Entities of any data, information, content or other works does not, has not, since January 1, 2015, and following the Transactions shall not when conducted in substantially the same manner by the Buyer: (i) infringe or violate the material rights (including Intellectual Property Rights or rights under contract or policy) of any Person; or (ii) violate any material law or regulation of any country or jurisdiction, and no Company Entity has received any written notice of any infringement or violation with respect thereto. To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property or the related Company Intellectual Property Rights.

(d)        In each case in which any Person other than the Company Entities has created any material Intellectual Property that is used in the operation of the business of the Company Entities as currently conducted, the Company Entities have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property and the associated Intellectual Property Rights to the Company Entities, except where the failure to make such filing would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities taken as a whole.

(e)        Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities taken as a whole, (i) the Company Entities are the exclusive owners or exclusive licensees of all Company Intellectual Property (other than Intellectual Property in the public domain available for use), and (ii) the Company Entities have the right to use, pursuant to valid licenses, all third-party Intellectual Property that is material to the business of the Company Entities. The Company Intellectual Property and the IP Licenses constitute all the material Intellectual Property and Intellectual Property Rights used in or necessary to the conduct of the business of the Company Entities as conducted on the date hereof.

(f)        No Company Intellectual Property is subject to any material Legal Proceeding or Order that restricts in any manner the use, transfer or licensing thereof by the Company Entities or may affect the validity, use or enforceability of such Company Intellectual Property.

(g)        Under the terms of the IP Licenses, following the Closing Date, the Company Entities shall be permitted to continue exercising all material rights of the Company Entities under the IP Licenses to the same extent the Company Entities would have been able to had the Transactions not occurred and without the payment of any material additional amounts or consideration other than ongoing fees, royalties or payments that the Company Entities would otherwise be required to pay. The Transactions shall not result in any third party being granted any rights to any Company Intellectual Property Rights that are in addition to, or greater than, the rights such third party currently has under such IP Licenses, including any access to or release of any source code owned by or licensed to the Company Entities.

Section 4.11.    Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company Entities, in each case that (a) challenge or seek to enjoin, alter or materially delay the Transactions or (b) would reasonably be expected to be, individually or in the aggregate, material to the Company Entities taken as a whole. There are no settlement agreements or similar written Contracts with any Governmental Entity, and no outstanding Orders entered or issued by or subject to any Governmental Entity, against or affecting the Company Entities, in each case that (i) challenge or seek to enjoin, alter or materially delay the Transactions or (ii) would reasonably be expected to be, individually or in the aggregate, material to the Company Entities taken as a whole.

Section 4.12.    Compliance with Laws; Consents.

(a)        The conduct by the Company Entities of their businesses is and, since January 1, 2015, has been in compliance in all material respects with all applicable Laws, except for violations or failures to comply, if any, that, individually and in the aggregate, have not had and would not reasonably be expected to (i) give rise to material fines or other material civil penalties or any criminal Liabilities; or (ii) cause the Company Entities to lose any material benefit or incur any material Liability. None of the Company Entities has received any written notice relating to any alleged violation of any applicable Law from any Governmental Entity, or of any investigation with respect thereto, except for violations, if any, that, individually and in the aggregate, have not had and would not reasonably be expected to give rise to material fines or other material civil penalties or any criminal Liabilities. Without limiting the foregoing, none of the Company Entities or its Affiliates, nor, to the Knowledge of the Company, any of the Company Entities’ or its Affiliates’ respective Representatives acting on their behalf, has, in connection with the operation of the business of the Company Entities, directly or indirectly:

(i)        improperly or unlawfully made any payment or offered anything of value to any foreign or domestic officials or employees or to any foreign or domestic political parties or campaigns for the purpose of (A) influencing any act or decision of such official, employee, party or campaign, (B) inducing such official, employee, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person or (D) any other unlawful purpose;

(ii)      made or authorized any payment, contribution or gift of money, property or services involving the direct or indirect use of funds of the Company Entities (including entertainment or other expenses), whether or not in contravention of applicable Law, (A) as a “kickback” or bribe to any Person; or (B) to any political organization or the holder of (or person who seeks) any elective or appointive public office related to political activity or otherwise related to political activity; or

(iii)      violated any applicable export control, money laundering or anti-terrorism Law or taken any action that could reasonably be expected, individually or in the aggregate, to cause any of the Company Entities to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, as amended, any act enforced by the Office of Foreign Asset Control of the U.S. Department of Treasury or any applicable Law of similar effect.

(b)        The Company Entities own or possess all Consents required to be held by the Company Entities in the conduct of their businesses, other than such Consents the absence of which would not reasonably be expected to, individually or in the aggregate, materially impair the ability of the Buyer or the Company Entities to conduct the business of the Company Entities following the Closing as it is conducted on the date hereof.

Section 4.13.    Environmental Matters.

(a)        The Company Entities are in compliance and, since January 1, 2015, have complied in all material respects with all applicable Environmental Laws and have obtained and are in compliance in all material respects with all applicable Environmental Permits. Since January 1, 2015, no written notice of violation, notification of Liability or request for information has been received by the Company Entities, and no Legal Proceeding is pending or, to the Knowledge of the Company, threatened by any Person against any Company Entity relating to or arising out of any Environmental Law. Since January 1, 2015, no Order has been issued and is currently in effect, and no penalty or fine has been assessed against the Company Entities relating to or arising out of any Environmental Law.

(b)        No Releases of Hazardous Substances have been caused by the Company Entities, or to the Knowledge of the Company, otherwise occurred, at, on, above, under or from the Real Property or any properties currently or formerly owned, leased or operated by the Company Entities that has resulted or could reasonably be expected, individually or in the aggregate, to result in any material Liability of the Company Entities under any Environmental Law.

(c)        No Company Entity nor, to the Knowledge of the Company, any other Person, has caused or taken any action that has resulted or could reasonably be expected to result, individually or in the aggregate, in any material Liability relating to (i) the environmental conditions at, on, above, under, or about the Real Property or any properties or assets currently or formerly owned, leased or operated by any Company Entity; (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances; or (iii) any Remedial Action at any of the Real Property.

(d)        The Company has made available to the Buyer all material environmental site assessments, audits, investigations and studies in the possession, custody or control of any Company Entity relating to the Real Property or properties or assets currently or formerly owned, leased or operated by the Company Entities.

Section 4.14.    Employees; Labor Matters.

(a)        None of the Company Entities is a party to or bound by any Contract with any labor union, labor organization, works council or other employee representatives (collectively, “Company Labor Agreements”) and, since January 1, 2015, there have not been any and there are currently no labor unions or other organizations or groups representing or purporting or attempting to represent any employees employed by the Company Entities. Since January 1, 2015, there has not occurred or, to the Knowledge of the Company, been threatened, any material strike, slowdown, picketing, work stoppage, concerted refusal to work or other similar labor activity with respect to any such employees of the Company Entities. There are no labor disputes currently subject to any grievance procedure or Legal Proceeding or, to the Knowledge of the Company, threatened with respect to any such employee, except for such events or circumstances that would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities taken as a whole. None of the Company Entities has engaged in any unfair labor practices (within the meaning of the National Labor Relations Act) that would reasonably be expected to, individually or in the aggregate, directly or indirectly result in a material Liability to the Company Entities. The Company Entities are in compliance in all material respects with all statutory obligations to inform and consult with their employees and/or their representatives as might be imposed under applicable Law. To the Knowledge of the Company, neither the announcement nor the consummation of the Transactions will entitle any third party (including any labor union, labor organization, works council or other employee representatives) to notice or consultation rights under any labor agreements. A complete and correct copy of each Company Labor Agreement, including all amendments, side letters and written understandings relating thereto has been made available to the Buyer.

(b)        There are no terms of employment for employees that provide that a change in control of the Company Entities (however “change in control” may be defined in the applicable document, if at all) shall entitle such employees to treat the change in control as amounting to (i) a breach of the contract, (ii) entitling him or her to any payment or benefit whatsoever, (iii) entitling him or her to treat himself as redundant or dismissed or released from any obligation, or (iv) entitling him or her to the triggering, extending or vesting of any contractual provision.

(c)        (i) No Key Employee has given or received written notice terminating his or her employment since January 1, 2018; (ii) there are no employment or severance contracts with any employee pursuant to which the employee cannot be terminated upon 60 or fewer days’ prior notice or with severance pay and benefits not exceeding the aggregate amount thereof for the greater of 60 days or two weeks of base pay for each year of service up to a maximum of 6 months; (iii) no material Liability that remains undischarged has been incurred by the Company Entities for breach of any contract of employment or breach of any statutory or equivalent employment right; and (iv) none of the Company Entities is the subject of any pending or threatened action involving one or more employees of the Company Entities that individually or in the aggregate would be material.

(d)        No Company Entity is in receipt of a written complaint, demand letter or charge issued by a Governmental Entity that alleges a material violation by the Company Entities of any applicable Law respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety or payroll taxes. No Company Entity has, since January 1, 2015, (i) engaged in any plant closing, work force reduction or other action that has resulted or could reasonably be expected to result in material Liability under the Workers Adjustment and Retraining Notification Act or any other applicable foreign, state or local Law, requiring notice to employees in the event of a plant closing or layoff; (ii) been issued any written notice that any such action is to occur in the future with respect to the employees; or (iii) failed to comply in all material respects with all applicable requirements of the Immigration Reform and Control Act and the Consolidated Omnibus Budget Reconciliation Act of 1987 with respect to the employees.

(e)        The Company has delivered to the Buyer a list of all Key Employees and their respective current base compensation.

Section 4.15.    Employee Benefit Plans and Related Matters; ERISA.

(a)        Section 4.15(a) of the Disclosure Schedule sets forth a complete and correct list of the Company Benefit Plans. With respect to each such Company Benefit Plan other than a Multiemployer Plan, the Company has made available to the Buyer, to the extent applicable: (i) each plan document, (including benefit schedules), trust agreements, and insurance contracts and other funding vehicles and amendments thereto; (ii) the two most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, together with the most recent summary of material modifications, if any; (iv) the most recent annual and periodic financial reports, if any; (v) the most recent determination letter from the IRS, if any; (vi) where a plan document for a Company Benefit Plan does not exist, a detailed description of such Company Benefit Plan; (vii) copies of all applications and material correspondence to or from the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan; and (viii) all communications material to any employee relating to any Company Benefit Plan with respect to any amendments, terminations, plan establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that could reasonably be expected to result in material Liability to the Company Entities and which have not otherwise been incorporated into the applicable Company Benefit Plan document.

(b)        Section 4.15(b) of the Disclosure Schedule identifies each Company Benefit Plan other than a Multiemployer Plan that is intended to be a “qualified plan” within the meaning of section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination letter, or, in the case of prototype or volume submitter plans, an advisory or opinion letter, with respect to each Qualified Plan that has not been revoked, and, to the Knowledge of the Company, there are no existing circumstances nor have any events occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(c)        With respect to the Company Benefit Plans:

(i)        Each Company Benefit Plan other than a Multiemployer Plan is in compliance in all material respects with all applicable Laws and its terms. No prohibited transaction within the meaning of section 4975 of the Code or section 406 of ERISA for which there is no exemption has occurred with respect to any Company Benefit Plan other than a Multiemployer Plan. All material contributions required to be made by the Company Entities to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable by the Company Entities with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the Financial Statements, to the extent required by GAAP.

(ii)        No Company Benefit Plan is subject to Title IV or section 302 of ERISA or section 412 or 4971 of the Code.

(iii)        None of the Company Entities has contributed to or been obligated to contribute or incurred any withdrawal Liability to any Multiemployer Plan or to any plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of section 4063 of ERISA. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would reasonably be expected to be a material Liability of the Company Entities following the Closing.

(iv)        Each Company Benefit Plan that is a “non-qualified deferred compensation plan” is in material compliance (in operation and in form) with section 409A of the Code.

(v)        None of the Company Entities has any Liability for life insurance, health, medical or other welfare benefits to current or future retired or terminated employees or beneficiaries or dependents thereof, except for (A) coverage mandated by applicable Law; (B) death benefits under any “employee pension plan”, as that term is defined in section 3(2) of ERISA; (C) benefits, the full cost of which is borne by any such current or former employee or individual (or his or her beneficiary or dependent); or (D) coverage that continues until the end of the month during which such termination of employment or separation from service occurs. There does not now exist any circumstances with respect to any Company Benefit Plan that could subject the Company Entities to any Tax under section 4980B of the Code.

(vi)        Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company Entities or result in payments under any of the Company Benefit Plans or employment agreements that would not be tax deductible under section 162(m) of the Code. No payment or benefit provided by the Company Entities in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of section 280G of the Code.

(vii)      No Liability under any Company Benefit Plan has been funded, nor has any such obligation been satisfied, with the purchase of a contract from an insurance company as to which the Company Entities have received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding.

(viii)      No Company Benefit Plan is funded by a trust described in section 501(c)(9) of the Code.

(d)        There is no pending or, to the Knowledge of the Company, threatened Legal Proceeding (other than claims for benefits in the Ordinary Course) that has been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets (including any assets held in trust) of the Company Benefit Plans that could reasonably be expected to result in any material Liability of the Company Entities to any Governmental Entity or any Multiemployer Plan.

(e)        Except as required under this Agreement, since January 1, 2017, there has not been, nor has any commitment or communication been made or plan undertaken with respect to: (i) any adoption or material amendment by the Company Entities of any Company Benefit Plans; or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Company Benefit Plans that, in the case of each of the preceding clauses (i) and (ii), has not been given effect prior to the Closing Date and would reasonably be expected, individually or in the aggregate, to increase materially the expense of maintaining such Company Benefit Plans after the Closing Date.

Section 4.16.    Taxes.

(a)        All material Tax Returns required to be filed by all Company Entities have been timely filed (taking into account applicable extensions of time to file), in accordance with applicable Law, and all such Tax Returns are true, accurate and complete in all material respects and correctly reflect the material facts regarding the income, properties, operations and status of any entity required to be shown thereon. True, complete and correct copies of such Tax Returns have been made available to the Buyer. Section 4.16(a) of the Disclosure Schedule sets forth a complete and correct list of all Income Tax Returns filed with respect to the Company Entities for taxable periods ended on or after January 1, 2012 that have been, or are currently being, audited.

(b)        All material Taxes required to be paid by the Company Entities (whether or not shown as due on such Tax Returns) have been paid timely in full, other than Taxes that are (i) not yet due and payable or (ii) being contested in good faith and, in each case, with respect to which adequate reserves have been established in the Financial Statements in accordance with GAAP.

(c)        There is no Tax Audit with respect to Taxes, or Tax Returns, of or with respect to any Company Entity that is currently pending or that has been proposed in writing.

(d)        No Company Entity has received written notice or otherwise has Knowledge of any proposed adjustments or claims in respect of any Taxes of any Company Entity.

(e)        All U.S. federal, state and local income Tax Returns filed with respect to Taxable Periods ending on or prior to December 31, 2015 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(f)        No Company Entity has received from any Taxing Authority in a jurisdiction where such Company Entity has not filed any Tax Returns any written claim that such Company Entity is subject to taxation by that jurisdiction or is required to file a Tax Return in that jurisdiction. No Company Entity has engaged in a trade or business, had a permanent establishment or other taxable presence in any foreign country other than the country in which is organized, as determined pursuant to applicable Law or any applicable Tax treaty or convention.

(g)        No Company Entity has any Liability for Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of applicable Law) (other than solely as relates to a consolidated or unitary group consisting solely of Company Entities), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(h)        No Company Entity has been included in any combined, consolidated, affiliated, unified or group Tax Return or has had its Tax Liability calculated on a combined, consolidated, unified, group or affiliated basis other than solely as relates to a Company Entity as a member of an affiliated group within the meaning of Section 1504 of the Code (or any corresponding or similar provision of applicable Law), of which a Company Entity is the common parent.

(i)        No Company Entity is, or owns an interest in, (i) a controlled foreign corporation as defined in Section 957 of the Code, other than National Beef de LÉON S.de R.L. de C.V., National Beef Japan, Inc. and NBP Korea Inc., none of which has earned any material amount of “subpart F income” (as defined in Section 952(a) of the Code) or holds a material amount of “United States property” (within the meaning of Section 956(c) of the Code), or (ii) a passive foreign investment company as defined in Section 1297 of the Code.

(j)        No Company Entity has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of applicable Law).

(k)        No extension or waiver of the limitation period applicable with respect to Taxes or Tax Returns of, or with respect to, any Company Entity has been granted (by such Company Entity or any other Person), and no such extension or waiver has been requested (formally or informally) by or from such Company Entity, which waiver or extension is still effective and has not lapsed.

(l)        The Company Entities have complied in all material respects with all applicable Law relating to the collection and withholding of Taxes (including all information reporting and record keeping requirements) and all such Taxes, including all such Taxes with respect to amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign Person, or other third party, have been duly paid within the time and in the manner prescribed by applicable Law by or on behalf of the Company Entities.

(m)        There are no material Liens for Taxes on any of the assets of any Company Entity, other than Permitted Liens.

(n)        No Company Entity has received, applied for, or requested (i) any Tax ruling or (ii) any advance pricing agreement, closing agreement or other agreement or practice relating to Taxes or Tax matters, in each case, with a Taxing Authority that is currently in force and determines the Tax liabilities of, or with respect to, such Company Entity. There are no tax allocation or other agreements with or relating to any income or other Taxes with any other Person to which the Company Entities is now or ever has been a party.

(o)        No Company Entity or the Buyer will be required to include any material item of income or gain in, or exclude any material item of loss or deduction from, the determination of taxable income for any Taxing Period ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxing Period ending on or prior to the Closing Date under Section 481 of the Code (or any similar or corresponding provision of state, local or foreign Law); (ii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iii)

prepaid amount received on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar or corresponding provision of state, local or foreign Law); or (v) any election under Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income.

(p)        The Company Entities are in compliance in all material respects with the provisions of the Code and the Treasury Regulations promulgated thereunder as necessary to avoid any material redistribution, reapportionment, reallocation, recharacterization, or adjustment pursuant to Section 482 of the Code or any similar or corresponding provision of state, local, or foreign Law (including all contemporaneous transfer pricing documentation requirements and any provisions of an applicable income tax treaty).

(q)        The Company qualifies as (and has since the date of its formation qualified) as a partnership for U.S. federal income tax purposes (and not as an association taxable as a corporation).

(r)        No Company Entity has made an entity classification election pursuant Treasury Regulation Section 301.7701-3(c).

(s)        No power of attorney has been executed or filed with any Taxing Authority by or on behalf of any Company Entity that will remain in effect on or after the Closing Date, other than powers of attorney entered into with tax preparers in the Ordinary Course of Business.

(t)        Each Company Entity has maintained all material records in relation to Tax as it is required by applicable laws to maintain.

(u)        No Company Entity is a party to any joint venture, partnership, or other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes.

(v)        No Company Entity that is treated as an association taxable as a corporation for U.S. federal income tax purposes has any net operating loss carryforwards that are subject to limitations under Section 382 of the Code (or any similar or corresponding provision of state, local or foreign Law).

(w)        No Company Entity has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

(x)        No Company Entity has made an election described in Section 965(h) of the Code.

(y)        No Company Entity that is treated as a partnership for U.S. federal income tax purposes has made an election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015.

(z)        The Company has filed an election under Section 754 of the Code to provide for an adjustment to the basis of the Company’s assets in connection with the disposition of an interest in the Company.

Section 4.17.    Insurance. Section 4.17 of the Disclosure Schedule sets forth a complete and correct list of all current insurance policies relating to the Company Entities or their respective employees, officers or directors, including, with respect to each policy, the carrier, policy number, expiration date and a general description of the type of coverage provided (including whether it is a “claims made” or an “occurrence based” policy). All such policies are in full force and effect. There is no material pending claim by the Company Entities under any of such policies with respect to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies (other than a customary reservation of rights notice). All premiums due and payable under such policies have been timely paid, and the Company Entities have otherwise complied in all material respects with the terms and conditions of such policies. To the Knowledge of the Company, there has been no material threatened termination or non-renewal of, premium increase with respect to, or alteration of coverage under, any of such policies.

Section 4.18.    Customers and Suppliers.

(a)        Section 4.18(a) of the Disclosure Schedule sets forth a complete and correct list of (i) the names of the top 10 customers of the Company Entities (based on the aggregate purchase price of products and services provided) for the year ended on the Balance Sheet Date; and (ii) the amount of purchases (by gross sales) by each such customer during such period, expressed as a percentage of the Company Entities’ consolidated net revenues for such period. No Company Entity has received any written notice that any such customer (A) has ceased or will cease to use the products or services of the Company Entities; (B) has materially reduced or will materially reduce the use of products or services of the Company Entities; or (C) has sought to reduce the price it will pay for products or services of the Company Entities, including, in each case, as a result of this Agreement or the Transactions.

(b)        Section 4.18(b) of the Disclosure Schedule sets forth a complete and correct list of (i) the names of the top 10 suppliers to the Company Entities (based on the aggregate purchase price of raw materials, supplies or other products or services ordered) for the year ended on the Balance Sheet Date; and (ii) the amount of orders from each such supplier during such period. No Company Entity has received any written notice that (A) there has been any material adverse change in the price of any raw materials, supplies or other products or services provided by any such supplier; or (B) any such supplier will not sell raw materials, supplies and other products and services to the Company Entities after the Closing Date on terms and conditions that are substantially similar to those used in its current sales to the Company Entities, subject to general and customary price increases, including, in each case, as a result of this Agreement or the Transactions.

Section 4.19.    Accounts Receivable. All Accounts Receivable reflected on the Audited Financial Statements and the Unaudited Financial Statements have been generated in the Ordinary Course of Business and reflect a bona fide obligation for the payment of goods or services provided by the Company Entities. To the Knowledge of the Company, as of the date hereof, there are no facts or circumstances, other than general economic conditions, that would reasonably be expected to result in any material increase in the uncollectibility of such receivables in excess of the reserves therefor reflected in the Audited Financial Statements or the Unaudited Financial Statements, as applicable.

Section 4.20.    Inventories. Except for (a) immaterial or obsolete, damaged or outdated inventory written down on the Financial Statements or the books and records of the Company Entities in the Ordinary Course of Business in accordance with GAAP or (b) inventories, spare parts and other supplies with a value of less than $2,500,000 in the aggregate, (i) all inventories of the Company Entities are of good, usable and merchantable quality in all material respects and do not include obsolete or discontinued items; and (ii) all inventories are recorded on the books and records of the Company Entities at the lower of cost or net realizable value.

Section 4.21.    Food Safety. Without limiting the generality of Section 4.12:

(a)        Since January 1, 2015, each Company Entity, and all products manufactured, marketed, serviced, produced, modified, sold or distributed by or on behalf of the Company Entities (“Products”) have complied in all material respects, and are in compliance in all material respects, with (i) all applicable Food Safety Laws and (ii) all terms and conditions imposed in any Permits granted to such Company Entities by any Food Authority. The foregoing includes, but is not limited to, any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, laws or regulations pertaining to foodborne illnesses, requirements relating to food or color additives, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements and shelf-life requirements.

(b)        None of (i) the Company Entities, any Product or the facilities in which the Products are manufactured, processed, packaged or held or (ii) to the Knowledge of the Company, with respect to the Products, the Persons that manufacture, process, package, or supply ingredients and packaging materials for or distribute the Products, has received or is subject to, or since January 1, 2015 has been subject to, (A) any written warning letter, untitled letter, notice of inspectional observation (FDA Form 483) or other adverse correspondence or notice from the FDA, Notice of Suspension or Notice of Intended Enforcement or other adverse correspondence or notice from the USDA or state or local authorities with oversight of food safety or (B) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority, except for those to which the Company Entities responded.

(c)        Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities taken as a whole, none of the Company Entities or, to the Knowledge of the Company, with respect to the Products, the Persons that manufacture, process, package, supply ingredients for or distribute the Products, has, since January 1, 2015, (i) voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, filed correction, market withdrawal or replacement, safety alert or other notice or action relating to an alleged lack of safety or regulatory compliance of any Product, or (ii) as a result of any action taken by a Food Authority or other Governmental Entity against any Company Entity, (A) made a change in the labeling of any Product, or (B) terminated or suspended the marketing of any Product. To the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to cause any (I) Food Authority to require the recall, market withdrawal or replacement of any Product, or (II) Company Entity, as the result of any action of a Food Authority or other Governmental Entity, to make a material change in the labeling of any Product, or to terminate or suspend the marketing of any Product.

(d)        Since January 1, 2015, to the Knowledge of Company, no Company Entity has received written notice of any class action lawsuit against any Company Entity related to product liability claims.

Section 4.22.    Affiliate Transactions; Guaranties.

(a)        There are no Contracts between or among any Company Entity, on the one hand, and any officer, director or member of any Company Entity, or, to the Knowledge of the Company, any Affiliate of any officer, director or member of any Company Entity, on the other hand, other than compensatory arrangements in respect of employment or Contracts entered into on an arm’s length basis with terms at least as favorable to the applicable Company Entity as a Contracts reasonably available from any third-party or an existing provider of the Company Entities.

(b)        None of the Liabilities of the Company Entities is guaranteed by any other Person (other than another Company Entity). None of the Company Entities has guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person (other than another Company Entity). There are no outstanding letters of credit, surety bonds or similar instruments of any member of the Company or any of their respective Affiliates (other than the Company Entities) serving as credit support in connection with operation of the business of the Company Entities as currently conducted.

Section 4.23.    Brokers. Other than fees or commissions for which the Sellers will be solely responsible, no Company Entity has any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 4.24.    Disclaimer of Warranties. Except as set forth in Article III and this Article IV (as qualified or modified by the Disclosure Schedule), (a) the Purchased Interests (including, indirectly through the sale of the Purchased Interests, the assets, properties, liabilities, condition, operations or prospects of the Company Entities) are being sold on an “as is, where is” basis as of the Closing and (b) no Seller nor any of their respective Affiliates (except for the Sellers as provided in Article III), nor any of their respective Representatives, have made, or shall be deemed to have made, any other representation or warranty, express or implied, at law or in equity, in respect of the Purchased Interests or the assets, properties, liabilities, condition, operations or prospects of the Company Entities, including with respect to (i) merchantability or fitness for any particular purpose, (ii) the operation of the business of the Company Entities after the Closing, (iii) the probable success or profitability of the business of the Company Entities after the Closing or (iv) the accuracy or completeness of any Evaluation Material, or the appropriateness or suitability of such information for the purposes of enabling the Buyer to evaluate the consummation of the Transactions. Any such other representations or warranties are hereby expressly disclaimed. Other than the indemnification obligations of the Sellers set forth in Section 10.1, none of the Company, its Affiliates nor any of their respective Representatives will have or be subject to any liability or indemnification obligation to the Buyer or any other Person resulting from the distribution to the Buyer, its Affiliates or their respective Representatives of, or the Buyer’s use of or reliance on, any Evaluation Material in expectation of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers and the Company that each statement contained in this Article V is true and correct as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedule:

Section 5.1.    Organization and Existence. The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.

Section 5.2.    Authority and Enforceability. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Buyer of this Agreement, and the consummation by the Buyer of the Transactions, have been duly authorized by all necessary corporate action on the part of the Buyer, and no other action is necessary on the part of the Buyer to authorize this Agreement or to consummate the Transactions. This Agreement has been, duly executed and delivered by the Buyer, and, assuming the due authorization, execution and delivery by the Sellers, this Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer, in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

Section 5.3.    Noncontravention.

(a)        Neither the execution, delivery and performance by the Buyer of this Agreement, nor the consummation of the Transactions by the Buyer, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the Organizational Documents of the Buyer, (ii) violate any Law or Order applicable to the Buyer or (iii) result in a breach of or default under, require consent under or violate any material Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such breach, default, consent or violation would not reasonably be expected to be, individually or in the aggregate, material to the Buyer’s ability to timely perform its obligations hereunder.

(b)        Except as set forth in Section 6.7, no Permit or Filing is required by the Buyer in connection with the execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the Transactions, as applicable, other than (i) Permits and Filings that have been obtained or made by the Buyer prior to the date hereof and (ii) Permits and Filings the failure of which to obtain or make would not reasonably be expected to be, individually or in the aggregate, material to the Buyer’s ability to timely perform its obligations hereunder.

Section 5.4.    Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Buyer, threatened against or otherwise relating to the Buyer that (a)

challenge or seek to enjoin, alter or materially delay the Transactions or (b) would reasonably be expected to be, individually or in the aggregate, material to the Buyer’s ability to timely perform its obligations hereunder.

Section 5.5.    Financing.

(a)        The Buyer has delivered to the Sellers’ Representative complete and correct copy of a commitment letter, dated as of the date hereof, from Coöperatieve Rabobank U.A., New York branch (together with all associated fee letters, which may be redacted in customary fashion, the “Financing Commitment”), pursuant to which Coöperatieve Rabobank U.A., New York branch, has advised the Buyer that it is prepared to provide up to an aggregate $1,000,000,000 (inclusive of the Deposit) of debt financing to the Buyer or any direct or indirect wholly-owned Affiliates of the Guarantor in order to finance the Transactions, subject to the terms and conditions thereof (the “Debt Financing”). As of the Closing Date, the Buyer will have sufficient funds available to enable it to (i) pay the Closing Amount payable under Article II and to satisfy all other payments required by this Agreement, (ii) pay any related fees, costs and expenses incurred by the Buyer in connection with the Transactions and (iii) otherwise consummate the Transactions contemplated by this Agreement.

(b)        As of the date of this Agreement, the Financing Commitment is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated. The Financing Commitment is a legal, valid and binding obligation of the Buyer, and to the Knowledge of the Buyer, the Financing Sources. There are no other agreements, side letters, or arrangements relating to the Financing Commitment that could affect the availability of the Debt Financing, and the Buyer does not know of any facts or circumstances that may be expected to result in any of the conditions set forth in the Financing Commitment not being satisfied, or the Debt Financing not being available to the Buyer, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer under any term or condition of the Financing Commitment, and the Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitment. The Buyer has fully paid any and all commitment fees or other fees required by the Financing Commitment to be paid on or before the date of this Agreement. The Financing Commitment contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to the Buyer on the terms therein.

(c)        It is acknowledged and agreed by the Parties that the obligations of the Buyer and the Guarantor under this Agreement are not subject to any conditions regarding the Buyer’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

Section 5.6.    Investment Matters. The Buyer acknowledges that the Purchased Interests being acquired pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended, or under any state or foreign securities Laws, and that the Purchased Interests may not be sold, transferred, assigned, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, assignment, offer for sale, pledge, hypothecation, or other disposition is completed pursuant to the terms of an effective registration under the

Securities Act of 1933 and is registered under or pursuant to an exemption from registration under the Securities Act of 1933 and any applicable state or foreign securities Laws. The Buyer is purchasing the Purchased Interests for its own account and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws, and neither the admission of the Buyer as a member of the Company, nor the ownership of the Purchased Interests by the Buyer, will subject the Company to a material regulatory requirement or obligation to which it was not otherwise subject.

Section 5.7.    Brokers. Other than fees or commissions for which the Buyer will be solely responsible, the Buyer does not have any Liability to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 5.8.    Independent Investigation. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Transactions and is able to bear the economic risk associated with the purchase of the Purchased Interests. The Buyer has conducted its own independent review and analysis of the Evaluation Material, and based thereon has formed an independent judgment concerning, the assets, properties, liabilities, condition, operations and prospects of the business of the Company Entities and the Purchased Interests. In entering into this Agreement, the Buyer has relied solely upon its own review and analysis of the Evaluation Material and the specific representations and warranties of the Sellers and the Company expressly set forth in Article III and Article IV and not on any representations, warranties, statements or omissions by any Person other than the Sellers or the Company, or by the Sellers or the Company other than those specific representations and warranties expressly set forth in Article III and Article IV.

ARTICLE VI

COVENANTS

Section 6.1.    Conduct of Business. During the Interim Period, the Company Entities shall conduct their business in the Ordinary Course, use its commercially reasonable efforts to preserve intact the business of the Company Entities, the Assets and the relationships of the Company Entities with their respective customers and suppliers and others having business dealings with them, and keep available the services of the present officers and significant employees of the Company Entities. Without limiting the foregoing, during the Interim Period, except as (x) required by Law or as otherwise permitted or required by this Agreement, (y) set forth on Section 6.1 of the Disclosure Schedule or (z) consented to by the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, the Company Entities shall not:

(a)        change or amend its Organizational Documents;

(b)        issue, sell or grant any rights to purchase or subscribe to, or enter into any Contract with respect to the issuance or sale of, any of Equity Securities in the Company Entities or make any changes (by stock split, reverse stock split, combination, recapitalization, reorganization, formation of new subsidiaries or otherwise) in the corporate or capital structure of the Company Entities;

(c)        enter into, assume or amend any Material Contract or any Contract that would be a Material Contract, other than in the Ordinary Course of Business;

(d)        terminate, cancel, fail to renew in the Ordinary Course of Business or take or omit to take any action that could reasonably be expected to cause or result in a material breach of or default under any Material Contract, other than terminations, cancellations, failures to renew, actions omitted or actions taken in the Ordinary Course of Business;

(e)        other than in the Ordinary Course of Business, including Ordinary Course promotions and annual increases of base salary and the payment of bonuses, or as required pursuant to any Company Benefit Plan or existing written, binding agreements in effect prior to the date of this Agreement, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company Entities; (ii) materially increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company Entities; (iii) establish, adopt, materially amend or terminate any Company Benefit Plan or any equity-based awards; (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan; (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; (vi) forgive any loans to directors, officers or employees of the Company Entities; (vii) enter into any Company Labor Agreement; or (viii) hire or terminate the employment of any Key Employees or any officers of the Company Entities other than for “cause” (as such term is defined in the applicable employment agreement, or in the absence thereof, in the applicable policies of the Company Entities);

(f)        (A) prepare any Tax Return required to be filed in a manner that is not consistent with past practices (or if there is no past practice with respect to any item includable in any such Tax Return, take a position take with respect to such item that would be reasonably expected to have an adverse effect on the Buyer or on any Company Entity after the Closing Date), (B) fail to duly and timely file any such Tax Return or (C) fail to pay promptly all Taxes and governmental charges that are claimed by any Governmental Entity as and when due, except for such Taxes that are being disputed in good faith and for which adequate reserves have been set aside in accordance with GAAP;

(g)        (A) adopt or change any Tax or accounting methods, policies or practices, except as required by a change in GAAP or applicable Tax Law, (B) make, revoke or amend any Tax election (including any election under Section 754 of the Code), (C) file any amended Tax Return or claim for a Tax refund, offset or other reduction in Tax liability, or (D) surrender any claim for a refund of Taxes, to the extent that any such action (x) will, or is reasonably likely to, affect an amount of Taxes of the Company Entities or the Buyer in excess of $200,000 or (y) when taken together with the other actions described in this subsection (g) will, or is reasonably likely to, affect an amount of Taxes of the Company Entities or the Buyer in excess of $400,000;

(h)        (A) change any annual Tax accounting period, (B) enter into or terminate any agreement with a Taxing Authority, (C) request any Tax ruling, (D) settle or compromise any Tax proceeding over any amount reserved therefor in the Financial Statements, (E) grant any power of attorney relating to Taxes, or (F) consent to any extension or waiver of the limitation period applicable with respect to any Tax claim or assessment;

(i)        forgive, cancel or compromise any Indebtedness, or transfer, waive or release any right of material value with respect to the business of the Company Entities, other than in the Ordinary Course of Business;

(j)        fail to pay or satisfy when due any material Liability of the business of the Company Entities (other than any such Liability that is being contested in good faith and by appropriate Legal Proceedings);

(k)        fail to maintain all of the material tangible Assets in good repair, working order and operating condition subject only to ordinary wear and tear;

(l)        make any material change in its selling, distribution or pricing practices, including by accelerating the delivery or sale of products or the incurrence of capital expenditures, or offering discounts on sales of products or premiums on purchases of raw materials, other than in the Ordinary Course of Business; or

(m)      agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary set forth herein, the Company Entities shall be permitted to declare, set aside and pay distributions during the Interim Period; provided, however, that the Company shall not distribute any Cash, pay any Cash dividend to its equityholders or incur any additional Indebtedness (other than interest that is accrued in the Ordinary Course of Business) during the period commencing on 12:01 a.m. Eastern Time on the Closing Date through the Closing.

Section 6.2.    Access to Information. During the Interim Period, the Sellers and the Company Entities shall provide the Buyer and its Representatives with access to information regarding the Company Entities and their operations, in each case, as reasonably requested by the Buyer, other than information (a) that any Seller reasonably believes it or any Company Entity is prohibited from providing to the Buyer by reason of applicable Law, (b) that constitutes or allows access to information protected by attorney/client privilege or (c) that any Seller or any Company Entity is required to keep confidential or to prevent access to by reason of any Contract with a third party; provided, however, that such access (i) shall be conducted at the Buyer’s expense, during normal business hours and under the supervision of personnel of the Company Entities, (ii) does not disrupt the normal operations of the Company Entities and (iii) shall comply with all applicable Laws, including those regarding the exchange of competitively sensitive information. All of such information shall be treated as Evaluation Material subject to the terms of the Confidentiality Agreement, the provisions of which are hereby incorporated herein and acknowledged by the Parties as a continuing obligation in accordance with its terms. Notwithstanding anything to the contrary contained herein, the Buyer shall not be permitted during the Interim Period to contact any Company Entity’s vendors, employees, customers or suppliers, or any Governmental Entities (except in connection with applications for Permits or Filings required to be made prior to the Closing under this Agreement and, in such case, only in accordance with the terms of this Agreement) regarding the operations or legal status of the Company Entities without receiving prior written consent from the Sellers’ Representative.

Section 6.3.    Financial Statements. During the Interim Period, (a) on or before the 21st day of each month, the Company shall deliver to the Buyer unaudited consolidated financial statements of the Company Entities as at and for the monthly period ending the last Saturday of the preceding calendar month, each of which shall include a balance sheet and statement of income and (b) on or before Wednesday of each week, the Company shall deliver to the Buyer unaudited management accounts of the Company Entities for the previous week in the form of Section 6.3 of the Disclosure Schedule.

Section 6.4.    Exclusivity. During the Interim Period, none of the Sellers, the Company Entities nor any of their respective Representatives shall, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any sale of all or substantially all of the assets of the Company Entities, taken as a whole, or any of the Purchased Interests or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company other than with the Buyer and its Representatives.

Section 6.5.    Confidentiality; Publicity. The Buyer and the Sellers’ Representative shall reasonably cooperate to prepare, and mutually agree to the text of, a public announcement regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Sellers’ Representative, in the case of a public announcement by the Buyer, or the Buyer, in the case of a public announcement by the Sellers (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (a) if such announcement or other communication is required by applicable Law or Order, in which case the disclosing Party shall, to the extent permitted by applicable Law or Order, first allow such other Party to review such announcement or communication and the opportunity to comment thereon, and the disclosing Party shall consider such comments in good faith; (b) internal announcements to Employees of the Company Entities; and (c) announcements and communications to Governmental Entities in connection with Filings or Permits relating to the Transactions required to be made under this Agreement.

Section 6.6.    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the consummation of the Transactions. Notwithstanding the immediately preceding sentence, (a) the Buyer shall pay (i) all filing fees required by Governmental Entities, including with respect to Filings or Permits required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act or other Antitrust Laws, and (ii) all costs of obtaining the R&W Insurance Policy, including any premiums, underwriting fees, due diligence fees and other costs or fees payable in connection therewith, and (b) on or prior to Closing, the Sellers shall pay or cause to be paid all Company Transaction Expenses without using Cash or other asset that is held at the Company Entities; provided, that the Sellers may pay the Company Transaction Expenses out of the Closing Amount to be paid by the Buyer to the Sellers at Closing; provided, further, that, upon delivery by the Buyer or the Company Entities of reasonable documentation thereof to the Sellers’ Representative, the Sellers shall promptly reimburse the Company in full for any Company Transaction Expense that remains unpaid following Closing.

Section 6.7.    Governmental Filings.

(a)        Subject to the terms and conditions of this Agreement, each of the Parties shall, and the Company shall cause the Company Subsidiaries to, cooperate with each other and shall use (and cause their respective Subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and reasonably assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Agreement and, subject to the conditions set forth in Article VII, to consummate the Transactions as soon as practicable.

(b)        Without limiting the generality of Section 6.7(a), within five Business Days following the execution of this Agreement, the Parties shall, and the Company shall cause the Company Subsidiaries to use their best efforts to, file with (i) the United States Federal Trade Commission and the United States Department of Justice, the Notification and Report Form required for the Transactions pursuant to the HSR Act; and (ii) any other Antitrust Authority, any other Filings, reports, information and documentation required for the Transactions pursuant to any other applicable Antitrust Laws, as set forth on Section 6.7(b) of the Disclosure Schedule.

(c)        The Parties shall, and the Company shall cause the Company Subsidiaries to, supply as promptly as practicable any additional information or documents that may be requested pursuant to the HSR Act or any other applicable Antitrust Laws and shall take all other actions necessary to cause the expiration or termination of the applicable waiting periods and to obtain any Permit required under any applicable Antitrust Laws as soon as practicable. The Parties shall, and the Company shall cause the Company Subsidiaries to, comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews, investigational hearings or depositions, made by the Antitrust Authorities and take all other actions to obtain all applicable consents, approvals, clearances or waivers from the Antitrust Authorities at the earliest practicable dates and prior to terminating this Agreement pursuant to Section 9.1. Other than such Filings under the HSR Act or any other applicable Antitrust Laws, the filing of which shall be made in accordance with Section 6.7(b), the Parties will, and will cause the Company to, as soon as reasonably practicable, prepare and file with each applicable Governmental Entity all Filings and requests for such other Permits as may be necessary for the consummation of the Transactions in accordance with the terms of this Agreement. The Parties will, and will cause the Company Entities to, diligently pursue and use their best efforts to obtain such Permits as soon as reasonably practical and will cooperate with each other in seeking such Permits. To such end, the Parties agree to make available the personnel and other resources of their respective organizations in order to obtain all such Permits. Each Party will promptly inform the other Parties of any material communication received by such Party from, or given by such Party to, any Governmental Entity from which any such Permit is required and of any material communication received or given in connection with any Legal Proceeding by a private party, in each case regarding any of the Transactions, and will permit the other Party to review any communication given by it to, and consult with each other in advance of any response to, or meeting or conference with, any such Governmental Entity or, in connection with any Legal Proceeding by a private party, with such other Person, and to the extent permitted by such Governmental Entity or other Person, give the other Party the opportunity to review such response and to attend and to participate in such meetings and conferences; provided, further, that neither the Buyer nor its Affiliates shall have any obligation to litigate against the United States Federal Trade Commission, the United States Department of Justice or any other Antitrust Authority.

(d)        During the Interim Period, except with the consent of the Sellers’ Representative (which shall not be unreasonably withheld, delayed or conditioned), the Buyer and its Affiliates shall not take any action, including entering into any transaction, that would reasonably be expected to prevent or materially delay the satisfaction of the condition set forth in Section 7.3(a).

(e)        Each of the Parties agrees to instruct its respective counsel to cooperate with each other and use their best efforts to facilitate and expedite the identification and resolution of any issues arising under any applicable Antitrust Laws at the earliest practicable dates. Said reasonable best efforts and cooperation include counsel’s undertaking (to the extent permitted by applicable Law and in each case regarding the Transactions and without waiving attorney-client or any other applicable privilege) to (i) furnish to each other’s counsel such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any Filing or submission that is necessary under the HSR Act and any other applicable Antitrust Laws (except for sharing any Item 4(c) or Item 4(d) documents), and (ii) cooperate in the filing of any substantive memoranda, white papers, Filings, correspondence or other written or oral communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Antitrust Authority or any Person. None of the Sellers, the Buyer or any of their respective Affiliates or counsel shall independently contact any Governmental Entity or participate in any meeting or discussion (or any other communication by any means) with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving, in the case of the Buyer and its Affiliates, the Sellers’ Representative, and in the case of the Sellers and their respective Affiliates, the Buyer, prior notice of the meeting or discussion, the opportunity to confer with each other regarding appropriate contacts with and responses to personnel of said Governmental Entity, the opportunity to review and comment on the contents of any representations (oral or otherwise) expected to be communicated at the meeting or discussion, and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate at the meeting or discussion (which, at the request of the Buyer or the Sellers’ Representative, as applicable, shall be limited to outside antitrust counsel only); provided further, however, that the Buyer and the Sellers’ Representative agree to mutually approve any substantive comment to be communicated to any Governmental Entity in advance.

Section 6.8.    Further Actions; Financing.

(a)        Subject to the terms and conditions of this Agreement, the Parties agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions prior to the Outside Date; provided, that, without limitation to the final proviso of Section 6.7(c), in no event shall the reasonable best efforts of the Buyer (or, if applicable, its Affiliates) be deemed or construed to require the Buyer or its Affiliates to initiate, threaten to initiate, maintain or otherwise agree or communicate any intent to initiate, any Legal Proceeding against any Financing Source or BNDES Participações S.A. or its Affiliates. For the avoidance of doubt, neither Guarantor nor any of its Affiliates shall be deemed an Affiliate of BNDES Participações S.A.

(b)        Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a Party’s request and without further consideration, the other Parties shall execute and deliver to such requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions.

(c)        Without limiting the foregoing, prior to the Closing, at the request of the Buyer, the Sellers shall, and the Company shall cause the Company Subsidiaries to, and shall request their respective Representatives to, cooperate with the Buyer and its Representatives in connection with the Debt Financing, which cooperation shall include (i) arranging reasonable participation (upon prior reasonable notice and during normal business hours) by appropriate senior officers of the Company Entities to meet with prospective Financing Sources; (ii) furnishing the Buyer with information reasonably requested by Buyer to facilitate the preparation of materials required for lender presentations in connection with the financing and the preparation of financing documents and other requested certificates and documents in connection therewith; (iii) providing the financial information necessary for the satisfaction of the obligations and conditions (if any) set forth in the Financing Commitment within the time periods required thereby; (iv) issuing customary letters to the arrangers under the Financing Commitment authorizing the distribution of information to prospective lenders; (v) assisting with the pledging of, and the granting and perfection of security interests in, the Purchased Interests at Closing, as contemplated by the Financing Commitment (including obtaining any necessary consents from other Persons); and (vi) providing promptly upon request, all documentation and other information required by regulatory authorities with respect to the Company and the Sellers under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. All information provided, pursuant to this Section 6.8(c) shall be provided without any representation or warranty of the Sellers or any Company Entity or any of their respective Affiliates to Buyer (except for any express representations set forth herein) or to any Financing Sources. Nothing contained in this Section 6.8(c) shall require any Seller or any Company Entity to: (A) make any representations in connection with the financing or otherwise incur any actual or potential Liability or cost in connection with the financing or any other Liabilities, obligations, fees and expenses; (B) waive or modify any terms of this Agreement, (C) require any Seller or any Company Entity to be in privity with any Financing Source or (D) make representations not made or required by this Agreement. Additionally, the Sellers and Company hereby consent to the use of the

Company’s logos in connection with marketing the financing so long as logos are used in a manner that is not intended to or reasonably likely to harm or disparage Company or its reputation or goodwill. The Buyer shall indemnify and defend the Sellers, the Company Entities, their respective Affiliates and their respective stockholders, members, partners, managers, officers, directors, employees and agents against, and shall hold each of them harmless from, any Loss arising out of or resulting from any act taken by any Seller or any Company Entity pursuant to this Section 6.8(c); provided, that the Buyer shall not be obligated to provide such indemnity to the extent arising from information furnished in writing by or on behalf of any Seller or any Company Entity. The Buyer shall, promptly upon request by the Sellers’ Representative, reimburse the Sellers and the relevant Company Entity, as applicable, for any and all reasonable and documented out-of-pocket costs incurred by such Seller or such Company Entity, as applicable, in connection with its cooperation pursuant to this Section 6.8(c).

(d)        Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable (in its reasonable judgment) to arrange the financing on the terms and conditions described in or contemplated by the Financing Commitment (including any “flex” provisions), which shall consist of the following: (i) maintaining in effect the Financing Commitment, except as otherwise expressly provided thereunder or hereunder; (ii) satisfying (or obtaining a waiver thereof) on a timely basis all conditions applicable to the Buyer in the Financing Commitment that are within its control, (iii) entering into definitive agreements with respect to the Financing Commitment on the terms and conditions contemplated by the Financing Commitment or on terms and conditions no less favorable (taken as a whole) to Buyer (in the reasonable judgment of Buyer) than the terms and conditions in the Financing Commitment; and (iv) in the event that all conditions in the Financing Commitment (other than conditions with respect to any equity financing and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or are capable of being satisfied, and the conditions in Article VII of this Agreement have been satisfied in accordance with the terms hereof, using reasonable best efforts in causing the Financing Sources to consummate the Debt Financing contemplated by the Commitment Letters at or prior to Closing. The Buyer shall give the Sellers’ Representative prompt written notice: (A) of any material breach or material default by any party to the Financing Commitment of which the Buyer becomes aware and to the extent such breach or default would reasonably be expected to materially delay or prevent the Closing; (B) of the receipt of any written notice or other written communication from any party to the Financing Commitment with respect to any actual termination or cancellation by any party to any Financing Commitment and (C) any written communication from any Person indicating that the “Incremental Amendment” and the “Additional Term Loan Facility” (as defined in the Financing Commitment) will not be completed on or before the Closing.

Section 6.9.    R&W Insurance Policy. The Buyer will use commercially reasonable efforts to negotiate and obtain, as promptly as reasonably practicable after the date of this Agreement, a representations and warranties insurance policy (the “R&W Insurance Policy”) for the benefit of the Buyer with a retention amount of $4,000,000 (the “Retention Amount”) and otherwise on terms and conditions (including policy liability limit) acceptable to the Buyer. The R&W Insurance Policy is anticipated to be issued at or prior to the Closing by an insurance carrier selected by the Buyer in the name and for the benefit of the Buyer Indemnitees, covering certain potential Losses for which any Buyer Indemnitee may be entitled to indemnification pursuant to Section 10.1. All premiums, fees, costs and expenses of such R&W Insurance Policy will be borne by the Buyer; provided, that if the Sellers’ Representative requests in writing to the Buyer on or before the date that is ten Business Days after the date hereof, the Buyer will use commercially reasonable efforts to negotiate and obtain a R&W Insurance Policy with a Retention Amount lower than $4,000,000 (including zero retention), in which case any increased cost of the premium for the R&W Insurance Policy as a result of the reduced Retention Amount will be a Company Transaction Expense. The Sellers and the Company shall provide such reasonable cooperation to the Buyer and the applicable insurance provider as reasonably requested by the Buyer and such insurance provider in connection with obtaining such R&W Insurance Policy; provided, however, that (a) neither the Company nor any Seller shall be required to incur any costs or expenses related to such cooperation, and (b) any access or information provided by the Company Entity or any Seller to the insurance carrier under the R&W Insurance Policy shall be provided subject to, and in accordance with, Section 6.2. Following the Closing, the Sellers shall provide reasonable cooperation to the Buyer, the applicable insurance provider and the Company in connection with pursuing claims under the R&W Insurance Policy if requested by Buyer or the applicable insurance provider. Notwithstanding the foregoing or any other provision of this Agreement, the Buyer acknowledges and agrees that the successful securing of the R&W Insurance Policy shall not constitute a condition to the obligation of the Buyer to consummate the Transactions.

Section 6.10.    Further Assurances. Following the Closing, each Seller and the Buyer shall, and shall cause their respective Affiliates, from time to time, to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Buyer or the Sellers’ Representative (as applicable), to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Transactions.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1.    The Buyer’s Conditions to Closing. The obligation of the Buyer to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Buyer:

(a)        Representations and Warranties.

(i)        The Fundamental Representations of the Sellers and the Company shall be true and correct in all respects other than de minimis inaccuracies (other than in the case of the Specified Fundamental Representations, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). For the avoidance of doubt, any failure of Fundamental Representations of the Sellers and the Company to be true and correct shall be deemed material (and not de minimis) to the extent such failure would prevent the Buyer from consolidating with the Company Entities under International Financial Reporting Standards; and

(ii)        All other representations and warranties of the Sellers and the Company set forth in Article III and Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained herein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Sellers and the Company to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)        Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by the Sellers or the Company at or prior to the Closing shall have been performed and complied with in all material respects at or prior to the Closing Date.

(c)        Certificates. The Sellers’ Representative (on behalf of the Sellers) shall execute and deliver to the Buyer a certificate dated as of the Closing Date, stating that the conditions specified in Section 7.1(a) and Section 7.1(b) have been satisfied.

(d)        No Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred any event, change, circumstance, effect, occurrence, condition, state of facts or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)        Documents. The Sellers’ Representative shall have delivered to the Buyer or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it in Section 2.3(b).

Section 7.2.    The Sellers’ Conditions to Closing. The obligations of the Sellers to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Sellers’ Representative:

(a)        Representations and Warranties.

(i)        The Fundamental Representations of the Buyer shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation contained herein) as of the Closing Date as though made on and as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and

(ii)        All other representations and warranties of the Buyer set forth in Article V hereof and of the Guarantor set forth in Section 11.14(a) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation contained herein) as of the Closing Date as though made on and as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Buyer or the Guarantor to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

(b)        Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by the Buyer or the Guarantor, as applicable, at or prior to the Closing shall have been performed and complied with in all material respects at or prior to the Closing Date.

(c)        Certificates. The Buyer shall execute and deliver to the Sellers’ Representative a certificate executed by an authorized officer of the Buyer, dated as of the Closing Date, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)        Documents. The Buyer shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it in Section 2.3(a).

Section 7.3.        Mutual Conditions to Closing. The respective obligations of the Parties to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by mutual written agreement of the Parties:

(a)        Governmental Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(b)        Absence of Orders. No provision of any applicable Law prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect.

(c)        A&R Operating Agreement. Each of USPB, NBPCo and New Kleinco shall have delivered to the Company counterpart signature pages to the A&R Operating Agreement, duly executed by such Person.

(d)        BNDES Consent. The Buyer shall have obtained and shall have delivered to the Sellers’ Representative a complete and correct copy of the unconditional Consent from BNDES Participações S.A. approving of the Transaction pursuant to the Shareholders’ Agreement of the Guarantor dated August 5, 2010 as amended from time to time (the “BNDES Consent”), and such Consent shall be in full force and effect.

ARTICLE VIII

TAX MATTERS

Section 8.1.    Tax Returns. The Company shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by it and any other Company Entity for any Taxable Period ending on or before the Closing Date and any Straddle Period that are due (taking into account applicable extensions) after the Closing Date in accordance with the requirements of this Agreement and the A&R Operating Agreement.

Section 8.2.    Allocation of Straddle Period Taxes. Any Taxes attributable to a Straddle Period shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (a) in the case of any Taxes determined on a periodic basis (such as real or personal property or ad valorem Taxes), by apportioning such Taxes on a per diem basis, and (b) in the case of all other Taxes (such as Income Taxes), unless otherwise provided under the A&R Operating Agreement, as if the taxable period ended as of the end of day on the Closing Date.

Section 8.3.    Transfer Taxes. The cost of all Transfer Taxes that may be payable in connection with the transactions contemplated by this this Agreement shall be borne 50% by the Sellers (severally, in proportion to their respective Pro-Rata Shares, and not jointly) and 50% by the Buyer. The Party required to file any Tax Return pursuant to applicable Law with respect to a Transfer Tax shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes, subject to review and consultation by the other Party, and pay to the relevant Taxing Authority all Transfer Taxes that are shown as due on such Tax Returns within the time and in the manner prescribed by applicable Law. In the case that the Buyer or a Seller pays all of any Transfer Taxes, the Party making the payment shall be entitled to reimbursement from the non-paying Parties of the amount of any such Transfer Taxes required to be borne by such non-paying Parties in accordance with the first sentence of this Section 8.3 within five Business Days after the date such Transfer Taxes are due; provided, that if any Company Entity is required to pay any Transfer Taxes pursuant to applicable Law, then each of the Buyer and the Sellers (severally, in proportion to their respective Pro-Rata Shares, and not jointly) shall pay the relevant Company Entity its 50% share of the cost of such Transfer Taxes paid by such Company Entity within five Business Days after the date such Transfer Taxes are due. Upon the reasonable written request of a Party, the Party so requested shall execute and deliver all instruments and certificates necessary to enable the requesting Party to comply with the foregoing.

ARTICLE IX

TERMINATION

Section 9.1.    Grounds for Termination.

This Agreement may be terminated at any time prior to the Closing as follows:

(a)        by either the Buyer (upon written notice from the Buyer to the Sellers’ Representative) or the Sellers (upon written notice from the Sellers’ Representative to the Buyer) if the Closing shall not have occurred within six months after the date of this Agreement (the “Outside Date”); provided, that the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained herein such that the conditions to Closing set forth in Section 7.1(a), Section 7.1(b), Section 7.2(a), Section 7.2(b), Section 7.3(a), Section 7.3(b) or Section 7.3(d), as applicable, would not have been satisfied; provided, however, that, if the conditions set forth in Section 7.3(a) are not satisfied as of the Outside Date, but all of the other conditions set forth in Article VII are satisfied (other than those conditions that by their nature are to be satisfied at the Closing), either Party may elect to extend the Outside Date by six months;

(b)        by the Buyer (upon written notice from the Buyer to the Sellers’ Representative) if (i) there exists a breach of any representation or warranty of the Sellers contained in this Agreement such that the closing condition set forth in Section 7.1(a) would not be satisfied or (ii) the Sellers shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Sellers such that the Closing condition set forth in Section 7.1(b) would not be satisfied; provided, that (A) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by the Sellers (including by Leucadia in accordance with Section 2.1(b)) within 30 days after the Sellers’ Representative receives written notice of such breach from the Buyer (or such lesser period remaining prior to the date that is one day prior to the Outside Date); and (B) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b) if, at the time of such termination, the Buyer is in breach of any representation, warranty, covenant or other agreement contained herein in a manner such that the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b), as applicable, would not have been satisfied;

(c)        by the Sellers (upon written notice from the Sellers’ Representative to the Buyer) if (i) there exists a breach of any representation or warranty of the Buyer or the Guarantor contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, (ii) the Buyer or the Guarantor shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Buyer or the Guarantor, as applicable, such that the closing condition set forth in Section 7.2(b) would not be satisfied or (iii) the Guarantor shall have breached the covenant contained in the last sentence of Section 11.14(b); provided, that (A) the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by the Buyer or the Guarantor, as applicable, within 30 days after the Buyer receives written notice of such breach from the Sellers’ Representative (or such lesser period remaining prior to the date that is one day prior to the Outside Date); and (B) the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) if, at the time of such termination, the Sellers is in breach of any representation, warranty, covenant or other agreement contained herein in a manner such that the conditions to Closing set forth in Section 7.1(a) or Section 7.1(b), as applicable, would not have been satisfied;

(d)        by either the Buyer (upon written notice from the Buyer to the Sellers’ Representative) or by the Sellers (upon written notice from the Sellers’ Representative to the Buyer) if there shall be in effect a final, non-appealable Order prohibiting, enjoining, restricting or making illegal the Transactions;

(e)        by the Sellers (upon written notice from the Sellers’ Representative to the Buyer) if the condition set forth in Section 7.3(d) shall not have been satisfied or waived in writing by the Parties by the date that is 135 days from the date hereof; provided, that notice of such termination may be delivered by the Sellers’ Representative at any time prior to the Closing; or

(f)        by mutual written agreement of the Parties.

Section 9.2.    Effect of Termination. Termination of this Agreement pursuant to Section 9.1 shall terminate all obligations of the Parties, except for the obligations under Section 6.5, Section 6.6, this Section 9.2, Section 9.3, Article XI and the Confidentiality Agreement; provided, however, that termination pursuant to Section 9.1 shall not, subject to Section 9.3(e), (a) relieve a defaulting or breaching Party (whether or not the terminating Party) from any Liability to the other Party resulting from any intentional default or breach hereunder or (b) relieve the Guarantor (whether this Agreement is terminated by the Sellers or the Buyer) from any Liability to the Sellers resulting from any intentional default or breach hereunder, in each case, unless, with respect to a termination pursuant to Section 9.1(f), the Parties have expressly waived such defaulting or breaching Party from any Liability resulting from any such default or breach hereunder.

Section 9.3.    Deposit.

(a)        In consideration for the Sellers entering into this Agreement, simultaneously with the execution hereof, the Guarantor has deposited the Deposit with the Escrow Agent (by wire transfer of immediately available funds in U.S. dollars to such account specified by the Escrow Agent), to be held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

(b)        If, on or prior to 5:00 p.m. eastern time on the date that is 135 days from the date hereof, the Buyer delivers the BNDES Consent to the Sellers’ Representative and the Deposit continues to be held by the Escrow Agent, the Guarantor shall be entitled to instruct the Escrow Agent to disburse the Deposit and the Deposit Interest to the Guarantor (by wire transfer of immediately available funds in U.S. dollars to such account specified by the Guarantor).

(c)        Upon receipt by the Parties of early termination or expiration of the applicable waiting period under the HSR Act, if the Deposit continues to be held by the Escrow Agent, but the Buyer has not delivered the BNDES Consent to the Sellers’ Representative, the Sellers’ Representative shall be entitled to instruct the Escrow Agent to disburse the Deposit and the Deposit Interest to the Sellers’ Representative (on behalf of the Sellers in proportion to their respective Pro-Rata Shares and by wire transfer of immediately available funds in U.S. dollars to such account specified by the Sellers’ Representative), and following such disbursement:

(i)        if the Buyer delivers the BNDES Consent to the Sellers’ Representative on or prior to 5:00 p.m. eastern time on the date that is 135 days from the date hereof and the conditions to Closing set forth in Article VII have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), the Sellers’ Representative shall refund the Deposit and the Deposit Interest to the Guarantor (by wire transfer of immediately available funds in U.S. dollars to such account specified by the Guarantor) within one Business Day of the date of such delivery;

(ii)      if the Buyer delivers the BNDES Consent to the Sellers’ Representative on or prior to 5:00 p.m. eastern time on the date that is 135 days from the date hereof and the conditions to Closing set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), the Parties shall cause the Closing to occur and the Deposit and the Deposit Interest shall be applied to the Purchase Price at Closing in accordance with Section 2.1; and

(iii)        if the Buyer does not deliver the BNDES Consent to the Sellers’ Representative on or prior to 5:00 p.m. eastern time on the date that is 135 days from the date hereof, the Sellers’ Representative shall have the option, in its sole and absolute discretion, to terminate this Agreement in accordance with Section 9.1(e), and retain (on behalf of the Sellers in proportion to their respective Pro-Rata Shares) the Deposit and the Deposit Interest, and the Sellers shall have no obligation to refund the Deposit or the Deposit Interest to the Guarantor under any circumstances; provided, that (A) if the Sellers’ Representative does not so elect to terminate this Agreement and the Closing occurs, the Deposit and the Deposit Interest shall be applied to the Purchase Price at Closing in accordance with Section 2.1, and (B) if the Sellers’ Representative does not so elect to terminate this Agreement and this Agreement is otherwise terminated for any reason pursuant to Section 9.1, the Deposit shall be retained by the Sellers’ Representative (on behalf of the Sellers in proportion to their respective Pro-Rata Shares), and the Sellers shall have no obligation to refund the Deposit to the Buyer under any circumstances.

(d)        In the event that (i) the Buyer does not deliver the BNDES Consent to the Sellers’ Representative on or prior to 5:00 p.m. eastern time on the date that is 135 days from the date hereof, and (ii) the condition to Closing set forth in Section 7.3(a) has not been satisfied, the Sellers’ Representative shall be entitled to instruct the Escrow Agent to disburse the Deposit and the Deposit Interest to the Sellers’ Representative (on behalf of the Sellers in proportion to their respective Pro-Rata Shares) (by wire transfer of immediately available funds in U.S. dollars to such account specified by the Sellers’ Representative), to be held by the Sellers’ Representative in accordance with Section 9.3(c)(iii).

(e)        In the event that the Buyer has not delivered the BNDES Consent to the Sellers’ Representative on or prior to 5:00 p.m. eastern time on the date that is 135 days from the date hereof, then the Sellers’ Representative (on behalf of the Sellers in proportion to their respective Pro-Rata Shares) shall retain the full amount of the Deposit and the Deposit Interest, which such retention shall be the Sellers’ sole and exclusive remedy under this Agreement; provided, however, that the limitation contained in this Section 9.3(e) shall not prevent the Sellers from pursuing (i) any remedy based on willful breach or fraud by Buyer or its Affiliates, in each case, in connection with the failure to obtain the BNDES Consent or (ii) Sellers’ right to seek specific performance pursuant to Section 11.6. The Parties agree that if the Buyer has not delivered the BNDES Consent to the Sellers’ Representative on or prior to 5:00 p.m. eastern time on the date that is 135 days from the date hereof, then notwithstanding anything to the contrary in this Agreement, each Seller and each Affiliate of a Seller, on the one hand, and the Buyer and each Affiliate of the Buyer, on the other hand, shall not have any right to, and each Seller and the Buyer hereby covenant on behalf of itself and its respective Affiliates, not to, pursue any remedy at law or in equity or otherwise for any and all matters arising out of this Agreement, the Transactions or the Purchased Interests, other than the obligations of Section 6.5, Section 6.6, Section 7.3(d), Section 9.3 and Article XI of this Agreement and the obligations of the Confidentiality Agreement.

(f)        In the event that either the Buyer or the Sellers’ Representative is entitled to instruct the Escrow Agent to release the Deposit and the Deposit Interest to itself (the “Instructing Party”) in accordance with this Section 9.3, such Instructing Party may deliver a notice of disbursement (a “Notice”) to the Escrow Agent (with a copy concurrently delivered to the other Party), instructing the Escrow Agent to disburse the Deposit and the Deposit Interest to such Instructing Party; provided, that any such Notice delivered by an Instructing Party to the Escrow Agent shall be accompanied by a written certification from the Instructing Party delivering such Notice (with a copy concurrently delivered to the other Party) attesting that such Instructing Party is entitled to instruct the Escrow Agent to disburse the Deposit and the Deposit Interest to such Instructing Party in accordance with this Section 9.3.

(g)        Any distribution of the Deposit and the Deposit Interest to be made pursuant to this Section 9.3 shall be made within two Business Days of delivery of such Notice.

(h)        The Parties agree that the Deposit and the Deposit Interest shall be treated as the property (and income) of the Sellers for all relevant Tax purposes and the Sellers shall file all relevant Tax returns in a manner consistent with such treatment; provided that the Sellers shall receive a Tax distribution (calculated based on an assumed Tax rate as set forth in the Escrow Agreement) quarterly and prior to the final release of the Deposit and the Deposit Interest.

(i)        The Parties acknowledge that (i) the agreements contained in this Section 9.3 are an integral part of the Transactions, and (ii) without the agreements contained in this Section 9.3, the Sellers and the Company would not have entered into this Agreement.

(j)        The Parties further agree that, as promptly as practical following the date hereof, the Buyer and the Sellers’ Representative shall amend the Escrow Agreement in the form exchanged by the Parties prior to the date hereof to the extent necessary to reflect the provisions of this Section 9.3.

ARTICLE X

INDEMNIFICATION

Section 10.1.   Indemnification by the Sellers. From and after the Closing, each of the Sellers, severally (in proportion to their respective Pro-Rata Shares), but not jointly, shall defend, indemnify and hold harmless each of the Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all Losses resulting from, arising out of or relating to:

(a)        any breach of or inaccuracy in any of the Fundamental Representations of such Seller or the Company;

(b)        any breach of or inaccuracy in any representation or warranty when made or deemed made by such Seller in Article III or the Company in Article IV;

(c)        any 280G Amount; or

(d)        any failure of such Seller to perform any covenant or agreement of such Seller contained in this Agreement.

Section 10.2.   Indemnification by the Buyer. From and after the Closing, the Buyer shall defend, indemnify and hold harmless the Sellers and its Representatives (collectively, the “Seller Indemnitees”) from and against any and all Losses resulting from, arising out of or relating to:

(a)        any breach of or inaccuracy in any of the Fundamental Representations of the Buyer;

(b)        any breach of or inaccuracy in any representation or warranty when made or deemed made by the Buyer in Article V or the Guarantor in Section 11.14(a); or

(c)        any failure of the Buyer or the Guarantor to perform any covenant or agreement of the Buyer or the Guarantor contained in this Agreement.

Section 10.3.   Certain Limitations.

(a)        Except as set forth in Section 10.3(b) and Section 10.3(f), (i) no Seller shall be liable for any Loss or Losses under Section 10.1(b) (other than any Loss or Losses resulting from, arising out of or relating to any breach of or inaccuracy in any representation or warranty made or deemed made by the Company in Section 4.16 or Section 4.3(a)(4)(y)) unless and until the amount of Losses incurred by the Buyer arising from any matter or series of matters relating to the same underlying fact, circumstance, action or event exceeds $50,000 (“Covered Losses”), (ii) the aggregate Liability of the Sellers in respect of indemnification obligations under this Article X shall in no event exceed an amount equivalent to the Retention Amount, if any (the “Cap”), and (iii) all claims by any Buyer Indemnitee in respect of the indemnification under this Article X for an amount in excess of the Cap shall be satisfied solely and exclusively by recovery under the R&W Insurance Policy.

(b)        Notwithstanding anything to the contrary set forth herein, the Cap shall not apply to the Buyer Indemnitees’ remedies, claims or indemnities against each Seller in respect of (i) the indemnities set forth in Section 10.1(a) and Section 10.1(d) or (ii) knowing and intentional fraud of such Seller or the Company in connection herewith or the Transactions (which claims under subsections (i) and (ii) can be asserted by any Buyer Indemnitee against such Seller directly and will not be limited to the Cap or to recovery under the R&W Insurance Policy); provided, however, that the indemnification for subsection (i) shall only be asserted against such Seller for an amount in excess of the Cap after (A) the coverage under the R&W Insurance Policy has been exhausted or (B) the insurer providing coverage under the R&W Insurance Policy has indicated to the Buyer in writing that the claim (which is not a claim that is wholly excluded on the face of the R&W Insurance Policy) the Buyer submitted for coverage will not be paid, but only after the Buyer has used commercially reasonable efforts to pursue coverage for such claim under the R&W Insurance Policy; provided, further, that the cumulative indemnification obligations of such Seller under this Agreement (except for claims for knowing and intentional fraud of the Sellers) shall in no event exceed the Purchase Price proceeds actually received by such Seller.

(c)        Except as set forth in Section 10.3(d) and Section 10.3(f), (i) the Buyer shall not be liable for any Loss or Losses under Section 10.2(b) unless the Loss is a Covered Loss, and

(ii) the aggregate Liability of the Buyer in respect of indemnification obligations under this Article X shall in no event exceed the Cap.

(d)        Notwithstanding anything to the contrary set forth herein, the Cap shall not apply to, the Seller Indemnitees’ remedies, claims or indemnities against the Buyer in respect of (i) the indemnities set forth in Section 10.2(a) and Section 10.2(c) or (ii) knowing and intentional fraud of the Buyer or the Guarantor in connection herewith or the Transactions (which claims under subsections (i) and (ii) can be asserted by any such Seller Indemnitee against the Buyer directly and will not be limited to the Cap); provided, however, that the cumulative indemnification obligations of the Buyer under this Agreement (except for knowing and intentional fraud claims) shall in no event exceed the Purchase Price.

(e)        For purposes of this Article X, any breach of or inaccuracy in any representation or warranty shall be determined without regard to any materiality or Material Adverse Effect and any qualification or requirement that a matter be or not be reasonably expected to occur.

(f)        Each of the Parties acknowledges and agrees that (except for (i) any recourse under available under the R&W Insurance Policy, (ii) disputes under Section 2.4, which disputes will be resolved in accordance with the dispute mechanism set forth in Section 2.4, (iii) breach of or failure to perform any covenant, and the rights of the Parties under Section 9.3) the rights to indemnification provided for in this Article X shall be the sole and exclusive remedy of the Parties after the Closing for any and all matters arising out of this Agreement, the Transactions and the Purchased Interests; provided, that nothing herein shall limit in any way any such Party’s remedies in respect of knowing and intentional fraud by the other Party in connection herewith or the Transactions (which claims, for the avoidance of doubt, can be asserted by any Buyer Indemnitee or Seller Indemnitee, as applicable, directly against the applicable Seller or Buyer, respectively, and will not be limited to the Cap or the R&W Insurance Policy, but will be subject to the last proviso in Section 10.3(b) and Section 10.3(d)).

(g)        For the avoidance of doubt, (i) nothing contained in this this Article X shall restrict or prohibit the Buyer from making and pursuing any claim under the R&W Insurance Policy obtained by the Buyer in connection with this Agreement, (ii) nothing in this Article X shall be deemed to limit any rights of any Buyer Indemnitee against the insurance carrier under the R&W Insurance Policy, (iii) the claims period and limitations under the R&W Insurance Policy may differ from the terms herein but shall have no effect on the indemnification obligations of the Sellers hereunder and (iv) the R&W Insurance Policy shall give the insurer thereunder no greater rights of recovery against any Seller (by subrogation or otherwise) than provided to the Buyer hereunder.

(h)        If a Buyer Indemnitee is seeking recovery for such Losses under the R&W Insurance Policy for which any Seller could have Liability, the Buyer shall, upon receipt of any indication of coverage from the insurance carrier under the R&W Insurance Policy, promptly deliver a copy thereof to the Sellers’ Representative.

(i)        The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Sellers shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including by any of its Representatives) or by reason of the fact that the Buyer or any of such Representatives knew or should have known that any such representation or warranty is or might be inaccurate.

Section 10.4.   Payment Adjustments.

(a)        Each Indemnified Party shall use its commercially reasonable efforts to pursue and collect on any recovery available under any applicable insurance policies (including under the R&W Insurance Policy). Any indemnity payment made by any Seller to the Buyer Indemnitees, on the one hand, or by the Buyer to the Seller Indemnitees, on the other hand, pursuant to this Article X in respect of any claim shall be reduced by an amount equal to (i) any insurance proceeds actually received by the Indemnified Party in respect of such claim (including proceeds actually received by the Buyer under the R&W Insurance Policy), minus (ii) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any correspondent increases in insurance premiums. If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or reasonable and out-of-pocket expense incurred by such Indemnifying Party in connection with providing such indemnification up to the amount received by the Indemnified Party, net of the amounts referred to in the immediately preceding clause (ii).

(b)        Any indemnification payment due under this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price payable by the Buyer hereunder, except as otherwise required by applicable Law.

(c)        In no event shall any Party have any Liability to any Person for (i) any consequential, special, incidental, indirect or punitive damages, damages based on a multiple of any financial measure or similar items (including loss of revenue, income or profits, loss of business reputation, goodwill or opportunity relating to a breach or alleged breach hereof), except (A) if reasonably foreseeable or (B) in the case of a Party’s obligation to indemnify an Indemnified Party for amounts paid to a third party where such amounts are awarded pursuant to a Third Party Claim (or settlement thereof) that is subject to indemnification in accordance with, and subject to the limitations set forth in, this Article X, or (ii) any Loss that was included in determining the Purchase Price Adjustment in accordance with Section 2.4.

Section 10.5.   Indemnification Procedures.

(a)        In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnifying Party may be liable to an Indemnitee hereunder, is asserted or sought to be collected by a Person who is not a Party or an Affiliate thereof or any Tax Claim by a Taxing Authority (other than a Tax Claim with respect to

Taxes imposed or assessed on, or asserted against, any Company Entity) (such Legal Proceeding or Tax Claim, a “Third Party Claim”) against a Person entitled to indemnification under this Article X (the “Indemnified Party”), written notice (a “Notice of Claim”) shall be given by the Indemnified Party to the Party required to provide indemnification (the “Indemnifying Party”) as promptly as practicable after such Indemnified Party has actual knowledge of such Third Party Claim or should have known a Third Party Claim existed by knowing the circumstances or state of facts that could give rise to any such Third Party Claim. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Article X, except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced thereby. The Notice of Claim shall (i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur Liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (ii) describe the Loss in reasonable detail. The Indemnified Party shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b)        The Indemnifying Party shall have the right, but not the obligation, to assume the defense of such Third Party Claim, at the expense of the Indemnifying Party, by written notice to the Indemnified Party within 20 days after the Indemnified Party has provided the Indemnifying Party with a Notice of Claim; provided, that (A) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and (B) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, but the Indemnified Party shall control the investigation, defense and settlement thereof, and the Indemnified Party Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed). Except with the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include, as an unconditional term thereof, the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all Liability with respect to such Third Party Claim. Notwithstanding the foregoing, in the event that the Indemnified Party shall have been advised in writing by counsel that there is a conflict of interest between the Indemnified Party and the Indemnifying Party in respect of such Third Party Claim or that one or more defenses or counterclaims available to the Indemnified Party is inconsistent with one or more of those that may be available to the Indemnifying Party, the Indemnified Party shall have the right, but not the obligation, at all times to take over and assume control over the defense, settlement, negotiations or Legal Proceeding relating to any such Third Party Claim at the expense of the Indemnifying Party, upon delivery of notice to such effect to the Indemnifying Party; provided, however, that (i) the Indemnifying Party shall have the right to participate in the Third Party Claim at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof, and (ii) if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

(c)        If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with the preceding paragraph, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder, but any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent shall not be determinative of the amount of Losses relating to such matter.

(d)        In all cases, the Parties shall cooperate in the defense of any Third Party Claim subject to this Article X, and the records of each shall be available to the other with respect to such defense. The Party controlling the defense of such Third Party Claim shall keep the other Party reasonably advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith any reasonable recommendations made by the non-controlling Party with respect thereto.

(e)        In the event that an Indemnified Party sustains any Losses not involving a Third Party Claim that such Indemnified Party believes gives rise to a claim for indemnification under this Article X, such Indemnified Party shall, if it intends to make a claim with respect thereto against an Indemnifying Party, deliver written notice of such claim to the Indemnifying Party promptly following its discovery of the matter for which it may seek indemnification under this Article X. The notice shall (i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur Liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (ii) described the Loss in reasonable detail. If the Indemnifying Party does not notify the Indemnified Party within 30 days after its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such claim to the Indemnified Party promptly after demand therefor or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date on which such amount (or such portion) is finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall promptly proceed in good faith to negotiate a resolution of such dispute, and if not resolved through such negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 11.5.

(f)        Notwithstanding any of the foregoing and for the avoidance of doubt, the defense and control of any Tax Claims with respect to Taxes imposed or assessed on, or asserted against, any Company Entity shall be controlled by the relevant Company Entity.

Section 10.6.   Survival.

(a)        All claims for indemnification under Section 10.1 or Section 10.2 with respect to the representations and warranties contained herein must be asserted on or prior to the date that is 60 days after the termination of the respective survival periods set forth in this Section 10.6. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the Parties and the completion of the Transactions, but only to the extent specified below:

(i)        except as set forth below, the representations and warranties contained in Article III, Article IV and Article V shall survive for a period ending on the date that is 24 months following the Closing Date;

(ii)        the representations and warranties of the Company contained in Section 4.15 shall survive until 60 days after the expiration of the statute of limitation applicable to the particular provision of ERISA at issue;

(iii)        the representations and warranties of the Company relating to Taxes or Tax matters shall survive until 60 days after the expiration of the statute of limitation applicable to the Tax or Tax matter at issue; and

(iv)        the Fundamental Representations shall survive without limitation.

(b)        Notwithstanding the expiration of any survival period referred in Section 10.6, if the Indemnified Party has provided notice with respect to a breach of representation or warranty within the applicable survival period, the relevant representation or warranty shall survive, solely with respect to such claim as is asserted in such notice, until the claim has been finally resolved. For the avoidance of doubt, nothing herein shall be deemed to shorten or accelerate the expiration of any otherwise applicable claim period under the R&W Insurance Policy or limit the Buyer’s rights thereunder.

(c)        The covenants, obligations and agreements of each Party contained in this Agreement and any claim for fraud shall survive the Closing in accordance with their terms until 60 days following the expiration of any applicable statute of limitations; provided, however, that any such covenant or agreement that expires on a date certain shall survive until such date certain.

ARTICLE XI

MISCELLANEOUS

Section 11.1.   Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by e-mail, with a copy of such notice delivered by registered mail, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a)	if to the Buyer or the Guarantor, to:

Marfrig Global Foods S.A.
R. Queiroz Filho, 1.560 – Torre Sabiá 3º andar - Vila Hamburguesa
CEP: 05319-000 - São Paulo – Brasil
	Attention:	Marcos Antonio Molina dos Santos
marcos@marfrig.com.br

with a required copy (which shall not constitute notice) to:

Linklaters LLP 1345 Avenue of the Americas
New York, New York 10105
Attention:	Matthew Poulter
matthew.poulter@linklaters.com

and

Gabriel Silva
gabriel.silva@linklaters.com

(b) if to the Sellers, the Sellers’ Representative or the Company (prior to Closing), to the Sellers’ Representative:

Leucadia National Corporation 520 Madison Avenue, 12th Floor
New York, New York 10022
Attention:	Michael J. Sharp
msharp@jefferies.com

with a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP 101 Park Avenue
New York, New York 10178
Attention:	R. Alec Dawson
alec.dawson@morganlewis.com

and

Sheryl L. Orr
sheryl.orr@morganlewis.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 11.2.   Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 11.3.   Entire Agreement; No Third-Party Beneficiaries.

(a)        This Agreement, the Financing Commitment, the Schedules, Exhibits, Appendices and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties with respect to the Transactions. All Schedules, Exhibits and Appendices referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement.

(b)        Except as provided in Article X with respect to indemnification of Indemnified Parties hereunder, this Agreement will not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns; provided, however, that (i) the provisions of Section 6.8, Section 9.2, Section 11.3, Section 11.5, Section 11.7, Section 11.10 and Section 11.13 will be enforceable by each of the Financing Sources, and any of their respective former, current or future, direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys, advisors or other Representatives, or any of the respective successors or assigns of any of the foregoing, and (ii) each of the Financing Sources will be an intended third-party beneficiary of this Section 11.3 and such Sections and will be entitled to enforce such provisions as if direct parties to this Agreement.

Section 11.4.   Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 11.5.   Consent to Jurisdiction; Waiver of Jury Trial. Each Party irrevocably submits to the exclusive jurisdiction of any state or federal court located within the County of New York in the State of New York for the purposes of any Legal Proceeding arising out of this Agreement, the Financing Commitment or the Transactions, and agrees to commence any such Legal Proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Legal Proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding arising out of this Agreement, the Financing Commitment or the Transactions in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENT OR THE TRANSACTIONS OR THE

ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 11.6.   Right to Specific Performance.

(a)        The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law, in equity, in contract, in tort or otherwise.

(b)        The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Buyer or Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Parties under this Agreement, all in accordance with the terms of this Section 11.6.

(c)        No Party shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement or to specifically enforce the terms and provisions of this Agreement.

Section 11.7.   Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties; provided, however, that Buyer may assign this Agreement to any parties providing financing pursuant to the Financing Commitment for collateral security purposes. Subject to the preceding sentence and the rights of persons who are expressly provided to be third-party beneficiaries pursuant to Section 11.3, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.7 shall be null and void, ab initio.

Section 11.8.   Headings. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.9.   Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; (f) a reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns; (g) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (h) any event, the scheduled occurrence of which would fall on a day that is not a Business Day, shall be deferred until the next succeeding Business Day; (j) any statement in this Agreement to the effect that any information, document or other material has been “made available” by the Sellers shall mean such information, document or material was included in and available at the “Project Ballet” online datasite hosted by Intralinks, Inc. at least one Business Day prior to the date hereof; and (k) the word “or” shall be disjunctive and not exclusive. The Parties agree that the terms of this Agreement and the meaning assigned to each term defined herein represent a commercial agreement among the Parties solely in connection with the Transactions, and shall not affect the Parties’ accounting practices. The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

Section 11.10.   Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of the Buyer and the Sellers’ Representative. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by the Party against whom enforcement of such waiver is sought. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Notwithstanding the foregoing, no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources (including any provision for which any Financing Source is a third-party beneficiary) without the consent of the Financing Sources.

Section 11.11.   Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement. The Disclosure Schedule has been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Agreement. Unless otherwise noted in the Disclosure Schedule, the disclosure of any item in any section or subsection of Disclosure Schedule will be deemed disclosure with respect to each other section and subsection of the Disclosure Schedule to which the relevance of such item is reasonably apparent. Certain information set forth in the Disclosure Schedule is or may be included solely for informational purposes, is not an admission of Liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) or items (a) are or are not material to the business, assets, liabilities, financial condition, results of operation or prospects of the Company, (b) amount to a Material Adverse Effect or (c) occurred outside of the Ordinary Course of Business. No Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

Section 11.12.   Counterparts. This Agreement, and the other documents, agreements and instruments to be delivered in connection herewith, may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this Agreement, and the other documents, agreements and instruments to be delivered in connection herewith, may be effected by means of an exchange of facsimile or electronically transmitted signatures (such as by electronic mail in “.pdf” form).

Section 11.13.   Financing Sources. Subject, in each case, to the rights of the Buyer under the terms of the Financing Commitment, (a) each of the Parties and their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any of the Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the performance of the Financing Commitment or any other financing commitments of such Financing Sources with respect to the Transactions, whether at law or equity, in contract, in tort or otherwise, and (b) no Financing Sources shall have any Liability (whether in contract, tort or otherwise) to any of the Parties or any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any Liabilities of any Party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions, including any dispute arising out of or relating in any way to the performance of any financing commitments.

Section 11.14.   Guarantee.

(a)        The Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the “Guarantee”) to the Sellers the due and punctual performance of all of the Buyer’s obligations under this Agreement, including the payment of the Closing Amount pursuant to Article II and satisfaction of all other payments required by this Agreement (the “Guaranteed Obligations”). The Guarantee of the Guaranteed Obligations is one of payment, not collection, and a separate Legal Proceeding to enforce the Guarantee may be brought and prosecuted against the Guarantor, irrespective of whether any Legal Proceeding is brought against the Buyer or any other Person or whether the Buyer and/or any other Person is joined in any such Legal Proceeding. Should the Buyer default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of the Guarantor hereunder shall become immediately due and, if applicable, payable. The Guarantor represents and warrants to the Sellers and the Companies as follows: (i) the Guarantor is a corporation (sociedade por ações) duly incorporated and validly existing under the Laws of the Federative Republic of Brazil, (ii) the Guarantor has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including to perform its obligation hereunder to pay, when and if due, the Guaranteed Obligations, (iii) the execution, delivery and performance by the Guarantor of this Agreement, and the performance by the Guarantor of its obligation to pay, when and if due, the Guaranteed Obligations, have been duly authorized by all necessary corporate action on the part of the Guarantor, and no other action is necessary on the part of the Buyer to authorize this Agreement or the payment, when due, of the Guaranteed Obligations, and (iv) this Agreement has been duly executed and delivered by the Guarantor, and, assuming the due authorization, execution and delivery by the Sellers and the Buyer, this Agreement constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor, in accordance with its terms, except as limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (B) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b)        The liability of the Guarantor under the Guarantee shall, to the fullest extent permitted under applicable Law, be absolute and unconditional, irrespective of: (i) the validity, legality or enforceability of this Agreement against the Buyer; (ii) any release or discharge of any obligation of the Buyer under this Agreement resulting from any change in the corporate existence, structure or ownership of the Buyer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer or any of its assets; (iii) any amendment or modification of this Agreement, or any change in the manner, place or terms of payment or performance of the Guaranteed Obligations or any other obligation of the Buyer hereunder, or any change or extension of the time of payment or performance of, alteration of, the Guaranteed Obligations or any other obligation of the Buyer hereunder, any Liability incurred directly or indirectly in respect thereof, or any amendment or waiver of, or any consent to, any departure from the terms of this Agreement or the documents entered into in connection herewith; (iv) the existence of any claim, setoff or other right that the Buyer or the Guarantor may have at any time against the Sellers, whether in connection with the Guaranteed Obligations or otherwise; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of Law or equity, other than any defenses under this Agreement available to the Buyer. The Guarantor hereby waives any and all notice of the creation, extension or accrual of the Guaranteed Obligations under the Guarantee and notice of or proof of reliance by the Sellers upon the Guarantee or acceptance of the Guarantee. The Guaranteed Obligations under the Guarantee shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between the Guarantor and the Sellers shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee. When the Sellers are pursuing their rights and remedies hereunder against the Guarantor, the Sellers shall be under no obligation to pursue any rights and remedies they may have against the Buyer or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Sellers to pursue such other rights or remedies or to collect any payments from the Buyer or any other Person or to realize upon or to exercise any such right of offset, and any release by the Sellers of the Buyer or any other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies of the Sellers, whether express, implied or available as a matter of Law. The Sellers shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that the Buyer or Guarantor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Sellers to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Sellers in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made. The Guarantor irrevocably waives acceptance, presentment, demand, protest and any notice in respect of the Guarantee not provided for herein. So long as the Guarantee remains in full force and effect, in the event the Guarantor or any of its successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Guarantor shall assume the obligations set forth in this Section 11.14. The Guarantor may not exercise any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it in respect of the Guarantee unless and until the Guaranteed Obligations have been satisfied in full. The Guarantor has, and through the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9.1 will have, capital or available capital commitments which together are sufficient to enable it to satisfy its obligations under this Section 11.14, and the Guarantor shall not take any action to make such capital not available and knows of no fact or circumstance that would cause such capital to not be available.

(c)        The Guarantee shall remain in full force and effect and shall be binding on the Guarantor until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9.1, and after such occurrence, the Guarantee shall automatically terminate, shall have no further force and effect, and shall no longer be binding on the Guarantor; provided, however, that the Guarantee shall remain in effect with respect to (i) any claim based upon any act, omission, fact or circumstance occurring or in existence on or prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9.1 if the Sellers’ Representative give written notice of such claim within 30 days after such earlier date and (ii) any post-Closing obligations of the Buyer, including any indemnification obligations pursuant to Section 10.2. Upon the termination of this Agreement pursuant to Section 9.1, the Guarantee shall survive in full force and effect and shall be binding on the Guarantor until the later of (i) 90 days from the date of such termination and (ii) the final, non-appealable and conclusive resolution of any and all claims brought under this Agreement.

Section 11.15.    Sellers’ Representative.

(a)        Each Seller hereby irrevocably appoints the Sellers’ Representative as of the date hereof, with power of designation and assignment as its true and lawful attorney-in-fact and agent with full power of substitution, to act solely and exclusively on behalf of, and in the name of, such Seller, with the full power, without the consent of such Seller, to exercise as the Sellers’ Representative in its sole discretion deems appropriate, the powers that such Seller could exercise hereunder with respect to all of its rights and obligations and to take all actions with respect thereto necessary or appropriate in the judgment of the Sellers’ Representative in connection with this Agreement and the Escrow Agreement. The appointment of the Sellers’ Representative is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason. The Buyer shall be entitled to rely exclusively upon any notices and other acts of the Sellers’ Representative relating to the Sellers’ rights and obligations hereunder as being legally binding acts of each Seller individually and collectively, and the Buyer shall deliver any notice required or permitted hereunder to be delivered to the Sellers to the Sellers’ Representative. Each Seller agrees not to institute any Proceeding against the Buyer alleging that the Sellers’ Representative did not have the authority to act as the Sellers’ Representative on behalf of such Seller in connection with any action, omission or execution. No Seller may take any action with respect to its rights and obligations hereunder without the express written consent of the Sellers’ Representative.

(b)        The Sellers’ Representative will serve without compensation, but will be reimbursed on a current basis from the Sellers (in proportion to their respective Pro-Rata Shares) for any expenses and fees incurred or anticipated to be incurred without gross negligence on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel, accountants and other professionals and experts retained by the Sellers’ Representative.

(c)        The Sellers’ Representative shall not be liable to any Seller for any act done or omitted under this Agreement or the Escrow Agreement as the Sellers’ Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Each Seller, severally (in proportion to their respective Pro-Rata Shares) and not jointly, shall indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless from and against any Losses (each, a “Representative Loss”) arising out of or in connection with any actions taken or omitted to be taken by the Sellers’ Representative hereunder or under the Escrow Agreement, including any amounts paid by the Sellers’ Representative on behalf of the Sellers in accordance with this Agreement, in each case as such Representative Loss is incurred or suffered; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence or bad faith of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss attributable to such gross negligence or bad faith.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

NBM US HOLDINGS, INC.

By:	/s/ Jose Eduardo de Oliveira Miron
	Name:	Jose Eduardo de Oliveira Miron
	Title:	President

GUARANTOR:

MARFRIG GLOBAL FOODS S.A.

By:	/s/ Jose Eduardo de Oliveira Miron
	Name:	Jose Eduardo de Oliveira Miron
	Title:	CFO and Investment Relations Officer

By:	/s/ Martin Secco Arias
	Name:	Martin Secco Arias
	Title:	CEO

Signature Page to Purchase and Sale Agreement

SELLERS:

LEUCADIA NATIONAL CORPORATION

By:	/s/ Michael J. Sharp
Name: Michael J. Sharp
Title: EVP, General Counsel

NBPCO HOLDINGS, LLC

By:	/s/ Rich Jochum
Name: Rich Jochum
Title: Manager VP, General Counsel Beef Products, Inc.

SELLERS’ REPRESENTATIVE:

LEUCADIA NATIONAL CORPORATION

By:	/s/ Michael J. Sharp
Name: Michael J. Sharp
Title: EVP, General Counsel

COMPANY:

NATIONAL BEEF PACKING COMPANY, LLC

By:	/s/ Timothy M. Klein
Name: Timothy M. Klein
Title: Chief Executive Officer and President

Signature Page to Purchase and Sale Agreement

Appendix A

Definitions

When used in the Agreement, the following terms have the meanings assigned to them in this Section:

“280G Amount” means the total amount of the loss of any compensation-related Tax deduction by the Company or any Company Entity as a result of a compensation expense constituting an “Excess Parachute Payment” under Section 280G of the Code.

“A&R Operating Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company to be entered into by the Parties and the other parties thereto as of the Closing Date substantially in the form attached hereto as Exhibit B.

“Accounts Receivable” means the amounts owing to the Company Entities as of the Closing Date for goods sold or services rendered prior to Closing, whether or not the Company Entities have submitted an invoice for such goods or services, or for goods to be sold or services to be provided after the Closing for which the Company Entities have submitted an invoice), in each case, (a) net of all trade and customary allowances, and (b) together with the full benefit of any security interest of any Company Entity therein and any claim, remedy or other right related to the foregoing.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) of a Person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or other ownership interests, by Contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company. For the avoidance of doubt, the Company Entities shall be considered Affiliates of (a) the Sellers prior to the Closing and (b) the Buyer following the Closing.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation” has the meaning set forth in Section 2.5.

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other domestic or foreign Governmental Entity having jurisdiction with respect to the Transactions pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended and all other applicable merger control, competition, antitrust or foreign investment Laws issued by a domestic or foreign Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assets” has the meaning set forth in Section 4.9(a).

“Audited Financial Statements” has the meaning set forth in Section 4.5.

“Balance Sheet Date” has the meaning set forth in Section 4.5.

“BNDES Consent” has the meaning set forth in Section 7.3(d).

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of New York or São Paulo, Brazil are authorized or required to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 10.1.

“Cash” means, without duplication, cash in hand or credited to any account with a financial institution and securities with a maturity of less than one month that are readily convertible into cash (excluding, for the avoidance of doubt, any restricted cash such as cash held as collateral) to the extent reflected on the balance sheet of the Company Entities as of the determination date.

“Cap” has the meaning set forth in Section 10.3(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Amount” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Net Indebtedness” has the meaning set forth in Section 2.4(a).

“Closing Statement” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” means any agreement, plan, program, fund, policy, contract (either written or unwritten) providing compensation, benefits, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, stock ownership, stock appreciation right, phantom or stock equivalent, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, retirement, vacation, insurance, sick pay, disability, death benefit, severance, worker’s compensation, supplementary unemployment benefits, perquisites, or similar employee benefits, or any salary reduction agreement, change-of-control agreement, retention agreement, employment agreement or consulting agreement, for the benefit of any current or former employee, officer, director or independent contractor (who is an individual) of the Company Entities and the beneficiaries and dependents thereof, and (i) which is maintained or contributed to, as the case may be, or with respect to which any withdrawal liability (within the meaning of section 4201 of ERISA) has been incurred, by the Company Entities or any of their ERISA Affiliwates, or (ii) pursuant to which the Company Entities or any of their ERISA Affiliates has any Liability, including (A) any “employee benefit plan” (as defined in section 3(3) of ERISA), and (B) any Multiemployer Plan.

“Company Entities” means the Company and the Company Subsidiaries.

“Company Labor Agreements” has the meaning set forth in Section 4.14(a).

“Company Registered Intellectual Property Rights” has the meaning set forth in Section 4.10(a).

“Company Intellectual Property” means all Intellectual Property that is either (a) owned by, purported to be owned by or licensed to the Company Entities (solely or jointly with others) or (b) used in the business of any of the Company Entities.

“Company Subsidiaries” means each Subsidiary of the Company.

“Company Transaction Expenses” means (a) the out-of-pocket costs, fees and expenses incurred or payable by the Sellers or the Company Entities in connection with the Transactions, including (i) any fees and expenses payable to any investment bankers, third party consultants and legal counsel, including, without limitation, Morgan, Lewis & Bockius LLP, Pinheiro Neto Advogados, Morgan Stanley, Jefferies Group LLC or their respective Affiliates and (ii) any Credit Agreement Amendment Fees, and (b) all employee retention and other transaction-related bonuses that are payable to any director, officer or employee of the Company Entities solely as a result of the consummation of the Transactions (including the employer portion of any Taxes relating thereto).

“Confidentiality Agreement” means that certain Mutual Non Disclosure Agreement, dated July 25, 2017, by and between Leucadia and Guarantor.

“Consent” means any consent, approval, authorization, novation, waiver, permit, grant, variance, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or notice, any Person.

“Contract” means any written contract, lease, license, indenture, undertaking or other agreement that is legally binding.

“Controlled Group Liability” means any and all Liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA and (iii) sections 412 and 4971 of the Code, other than such Liabilities that arise solely out of, or relate solely to, the Company Benefit Plans.

“Copyrights” means all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world.

“Covered Losses” has the meaning set forth in Section 10.3(a).

“Credit Agreement Amendment Fees” means any fees and expenses payable to the lenders, the administrative agent and their respective counsel in connection with the negotiation of the First Amendment to Third Amended and Restated Credit Agreement, dated as of March 30, 2018, by and among the Company and the lenders and agents party thereto, which amended the Third Amended and Restated Credit Agreement, dated as of June 9, 2017, by and among the Company and the lenders and agents party thereto.

“Current Operating Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 30, 2011, by and among the Company, Leucadia, USPB, NBPCo, New Kleinco and, solely for the purposes of Section 14.1.2 thereof, National Beef Pennsylvania, LLC.

“Debt Financing” has the meaning set forth in Section 5.5(a).

“Deposit” has the meaning set forth in the recitals to this Agreement.

“Deposit Interest” means (a) interest earned or accrued on the Deposit pursuant to the Escrow Agreement for the time the Deposit remains deposited with the Escrow Agent, and (b) interest at the rate per annum equal to 1.0% from the date the Deposit is released to the Sellers’ Representative pursuant to Section 9.3(c) to and including the earlier of the Closing Date (if Closing occurs) and the date on which the Deposit is refunded to the Guarantor pursuant to pursuant to Section 9.3(c).

“Disclosure Schedule” has the meaning set forth in the lead in to Article III.

“Dispute Notice” has the meaning set forth in Section 2.4(c).

“Employee” means any employee of the Company as of the applicable date of determination.

“Environmental Law” means any Law regulating or relating to the protection of human health and safety, natural resources or the environment, including Laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Environmental Permit” means any Permit required pursuant to applicable Environmental Law.

“Equity Interest” has the meaning set forth in the definition of Equity Securities in Appendix A hereto.

“Equity Securities” means (a) capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity, including, with respect to the Company, the Units (an “Equity Interest”), (b) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interest, (c) stock appreciation, phantom stock, equity participation or similar rights and (d) securities convertible into or exercisable or exchangeable for any Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, any other entity that is a member of a group described in section 414(b) or (c) of the Code or section 4001(b)(1) of ERISA that includes the first entity.

“Escrow Agreement” has the meaning set forth in the recitals to this Agreement.

“Escrow Agent” has the meaning set forth in the recitals to this Agreement.

“Estimated Closing Net Indebtedness” has the meaning set forth in Section 2.4(a).

“Estimated Statement” has the meaning set forth in Section 2.4(a).

“Evaluation Material” has the meaning set forth in Section 3.7.

“FDA” means the U.S. Food and Drug Administration.

“Filing” means a registration, declaration or filing with a Governmental Entity.

“Final Closing Net Indebtedness” has the meaning set forth in Section 2.4(e).

“Financial Statements” has the meaning set forth in Section 4.5.

“Financing Commitment” has the meaning set forth in Section 5.5(a).

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing Commitment, together with their Affiliates, and including the parties to the Financing Commitment and any related joinder agreements, credit agreements or indentures (including the definitive agreements relating thereto), any underwriters, arrangers or lenders in connection with the financing contemplated by the Financing Commitment and their respective successors and assigns, together with their respective Affiliates, and their respective Affiliates’ Representatives and agents and their respective successors and assigns.

“Food Authority” means any Governmental Entity responsible for the regulation of food products or the enactment, adoption, promulgation or enforcement of Food Safety Laws, including the USDA and the FDA.

“Food Safety Laws” means all applicable Laws relating to food safety, food sanitation or the use, manufacture, packaging, storage, labeling, distribution, marketing, advertising or sale of any food product adopted by any Food Authority, including the Federal Food,

Drug, and Cosmetic Act, as amended, the applicable statutes, regulations and requirements of the USDA and the FDA, all applicable statutes enforced by the FTC and the applicable FTC regulations and requirements and any applicable requirements established by any state, local or foreign Governmental Entity responsible for regulating food products.

“FTC” means the U.S. Federal Trade Commission.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization and Existence), Section 3.2 (Authority and Enforceability), Section 3.5 (Capitalization), Section 3.6 (Brokers), Section 4.1 (Organization and Existence), Section 4.2 (Authority and Enforceability), Section 4.3 (Capitalization of the Company Entities), Section 4.23 (Brokers), Section 5.1 (Organization and Existence), Section 5.2 (Authority and Enforceability) and Section 5.7 (Brokers).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, legislative body or official of the United States or any state, or similar governing entity, in the United States or in a foreign jurisdiction.

“Guarantee” has the meaning set forth in Section 11.14(a).

“Guaranteed Obligations” has the meaning set forth in Section 11.14(a).

“Guarantor” has the meaning set forth in the preamble to this Agreement.

“Hazardous Substances” means any substance, chemical, waste, material, pollutant or contaminant that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, or constituents thereof; (ii) is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import under any Environmental Law; or (iii) is regulated as hazardous under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Income Tax” means Tax imposed on net income and franchise Tax imposed in lieu of Taxes imposed on net income.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, whether current or funded, secured or unsecured, or with respect to deposits or advances of any kind; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, other than (i) any such instruments owned by a Company Entity and (ii) performance bonds; (c) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, in each case, solely to the extent drawn upon; (d) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing, in each case solely to the extent payable as a result of the consummation of the Transactions; (e) obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person; (f) obligations of such Person issued or assumed as the deferred purchase price of assets, property or services; (g) lease obligations of such Person capitalized on the books and records of such Person, which have been, or must be, recorded as capitalized lease obligations in accordance with GAAP as in effect on the date hereof; (h) obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (i) obligations of such Person under interest rate or currency hedging transactions; and (j) guarantees and support and keepwell arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (other than, in the case of a Company Entities, any other Company Entity); in each case, including the outstanding principal amount of such Indebtedness, together with all interest accrued thereon and all fees, costs and charges associated therewith, but excluding any such fees, costs and charges that have been paid prior to Closing; provided, that nothing herein shall be deemed to limit the Sellers’ obligation to pay or reimburse the Company Transaction Expenses as set forth in Section 6.6.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Independent Accountant” has the meaning set forth in Section 2.4(d).

“Instructing Party” has the meaning set forth in Section 9.3(f).

“Intellectual Property” means any or all of the following: (i) Software; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including pricing and cost information, business and marketing plans, customer and supplier lists and data, trade secrets, know-how and techniques; (iv) databases, data compilations and collections and technical data; (v) tools, methods, processes, specifications, molds, dies, casts, devices, prototypes, schematics, net lists, mask works, test methodologies and hardware and Software development tools; (vi) World Wide Web (“WWW”) addresses, uniform resource locators and domain names; and (vii) all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (i) Patents; (ii) trade secrets and other rights in privacy, data, know-how and confidential or proprietary information; (iii) Copyrights; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) Internet Properties; (vi) Trademarks; and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Internet Properties” means all WWW addresses, uniform resource locators and domain names and applications and registrations therefor.

“Interest Rate” means (i) the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” at large U.S. money center banks during the period from the date that payment is due to the date of payment, plus (ii) 2%.

“Interim Period” means the period beginning on the date hereof and ending on the earlier of (a) the Closing and (b) the termination of this Agreement.

“IP Licenses” means all the Contracts to which the any of the Company Entities is a party with respect to any Intellectual Property or Intellectual Property Rights licensed to or by, or created for or by, the Company Entities.

“IRS” means the Internal Revenue Service.

“Key Employee” means any (a) senior-level employee of the Company Entities (senior executive vice president and above) or (b) employee of the Company Entities with an annual base cash compensation in excess of $500,000 or total annual cash compensation in excess of $1,000,000.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (a) in the case of the Company, Timothy Klein, Bret Wilson and Simon McGee, (b) in the case of the Leucadia, Kieran Mara and Nicholas Daraviras, (c) in the case of NBPCo, Rich Jochum, and (d) in the case of the Buyer or the Guarantor, Martin Secco and Eduardo Miron.

“Law” means, with respect to any Person, any statute, law (including common law), code, treaty, ordinance, rule or regulation of any Governmental Entity applicable to such Person as of the date hereof.

“Leased Real Property” has the meaning set forth in Section 4.9(d).

“Leases” has the meaning set forth in Section 4.9(d).

“Legal Proceeding” means any action, cause of action, suit, hearing, claim, lawsuit, litigation, investigation, arbitration or proceeding (in each case, whether civil, criminal, regulatory, administrative or otherwise, at law or in equity).

“Leucadia” has the meaning set forth in the preamble to this Agreement.

“Liabilities” means any and all debts, losses, liabilities, Legal Proceeding, fines, costs, royalties, deficiencies or obligations of any nature, whether known or unknown, asserted or unasserted, accrued or unaccrued, matured or unmatured, absolute, off-balance sheet, contingent or otherwise and whether due or to become due, and any out-of-pocket costs and expenses (including attorneys’, accountants’ or other fees and expenses).

“Lien” means with respect to any property or asset, any lien, mortgage, pledge, charge, security interest, option, right of first refusal or first offer, easement, servitude or other encumbrance in respect of such property or asset.

“Losses” means, with respect to any Indemnified Party, all Liabilities, losses, damages, claims, costs and expenses, interest, awards, Taxes, demands, assessments, judgments, fines, penalties and diminution in value (including reasonable attorneys’ and consultants’ fees and expenses) suffered or incurred by such Person.

“Material Adverse Effect” means any change or event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, properties or condition of the Company Entities, taken as a whole; provided, however, that any changes or events resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred: (a) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Company Entities operate, (b) any acts of war, sabotage, terrorist activities or changes imposed by a Governmental Entity associated with additional security, (c) effects of weather or meteorological events, (d) any change of Law, accounting standards, regulatory policy or industry standards after the date hereof, (e) the announcement, execution, delivery or performance of this Agreement or the consummation of the Transactions or the fact that the prospective owner of the Company is the Buyer, and (f) any actions taken by, or at the request of, the Buyer; provided, in the case of clauses (a), (b), (c) and (d), that such conditions or changes do not have a disproportionate impact on the Company Entities relative to other participants in the industry in which the Company Entities conduct business.

“Material Contract” has the meaning set forth in Section 4.8(b).

“Missing Units” has the meaning set forth in Section 2.1(b).

“Multiemployer Plan” means a “multiemployer plan” as defined by Section 3(37) of ERISA.

“NBPCo” has the meaning set forth in the preamble to this Agreement.

“Net Indebtedness” means, as of a given date, the aggregate Indebtedness of the Company Entities, minus the aggregate Cash of the Company Entities.

“New Kleinco” means TMK Holdings, LLC, a Missouri limited liability company.

“Notice” has the meaning set forth in Section 9.3(f).

“Notice of Claim” has the meaning set forth in Section 10.5(a).

“Order” means any award, injunction, judgment, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, operating agreement or such other organizational documents of such Person.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the business of the Company Entities in accordance with the Company Entities’ normal day-to-day customs, practices and procedures, consistent with past practice (including with respect to quantity and frequency).

“Outside Date” has the meaning set forth in Section 9.1(a).

“Owned Real Property” has the meaning set forth in Section 4.9(c).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Patents” means all United States and foreign patents (if any) and utility models and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures.

“Permit” means a consent, approval, license, permit, certificate, authorization or extension of applicable waiting period from any Governmental Entity.

“Permitted Lien” means (a) any Lien for Taxes that are not yet due or delinquent or that are being contested in good faith, and, in the case of contested Taxes, with respect to which reserves have been established in the Financial Statements in accordance with GAAP, (b) any landlords’, mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Lien arising by operation of Law in the Ordinary Course of Business, (c) imperfections or irregularities of title and other Liens that do not and would not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby, (d) zoning, planning, building and other similar limitations, restrictions and rights of any Governmental Entity to regulate property, (e) any Lien to be released in full on or prior to Closing, and (f) any Lien arising pursuant to, or as a result of the Transactions.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, proprietorship, other business organization or Governmental Entity.

“Products” has the meaning set forth in Section 4.21(a).

“Pro-Rata Share” means, with respect to each Seller, the percentage expressed opposite such Seller’s name on Schedule A under the heading of “Pro-Rata Share,” which Pro-Rata Share shall be adjusted as necessary to account for any Shortfall Units sold by Leucadia to the Buyer pursuant to Section 2.1(b).

“Purchase Price” means $969,000,000.

“Purchase Price Adjustment” has the meaning set forth in Section 2.4(f).

“Purchased Interests” has the meaning set forth in the recitals to this Agreement.

“Qualified Plans” has the meaning set forth in Section 4.15(b).

“R&W Insurance Policy” has the meaning set forth in Section 6.9.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Registered Intellectual Property Rights” means all United States and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, other registrations or applications related to Trademarks; (iii) registrations of, and applications for the use of, Internet Properties; (iv) Copyrights registrations and applications to register Copyrights and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity at any time.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, of any Hazardous Substance through, into or upon, any land, soil, surface water, groundwater or air.

“Remedial Action” means all actions required under Environmental Laws to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment or (iii) perform investigations related to any such Hazardous Substances.

“Representative Loss” has the meaning set forth in Section 11.15.

“Representatives” means the officers, directors, managers, employees, counsel, accountants, agents, financial advisers and consultants of a Person.

“Retention Amount” has the meaning set forth in Section 6.9.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 10.2.

“Sellers’ Representative” has the meaning set forth in the preamble to this Agreement.

“Shortfall Units” has the meaning set forth in Section 2.1(b).

“Straddle Period” means any Taxable Period beginning on or prior to and ending after the Closing Date.

“Software” means all works of authorship, including computer programs, algorithms, routines, source code and executable code, whether embodied in firmware, software or otherwise, documentation, designs, files, records and data.

“Specified Fundamental Representations” means the representations and warranties contained in Section 3.5, Section 4.3(a)(1), Section 4.3(a)(2), Section 4.3(a)(4)(x) and Section 4.3(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Target Closing Net Indebtedness” means $400,000,000.

“Tax” or “Taxes” means (i) any and all United States federal, state or local, or foreign or other taxes, fees and charges of any nature whatsoever (including income (net or gross), business and occupation, profits, gains, alternative or add-on minimum, franchise, license, margin capital, capital stock, intangible, services, premium, transfer, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, wage, severance, windfall profits, import, custom, stamp, sales and use, value added, social security, disability, occupation, real property, escheat, severance, excise, estimated and other taxes) imposed by a Taxing Authority, including any interest, penalty or addition thereto, and (ii) any and all liabilities for any amount described in the immediately preceding clause (i) as a result of being a transferee or successor, by contract or otherwise, or as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate, or similar group for Tax purposes, or pursuant to any Contract, arrangement or understanding.

“Tax Audit” means any audit, examination, inquiries, claims, suits, investigations, or other administrative or court proceeding with respect to Taxes or Tax matters.

“Tax Claim” means any assessments, adjustments or claims in respect of any Taxes.

“Tax Purchase Price” has the meaning set forth in Section 2.5.

“Tax Returns” means any return, report, election, notice, form, declaration or similar statement filed or required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Period” means any taxable year or any other period with respect to which any Tax may be imposed under any applicable Law.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes, regulate, enforce or administer such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Third Party Claim” has the meaning set forth in Section 10.5(a).

“Trademarks” means all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor.

“Transactions” means the transactions contemplated by this Agreement and each document, instrument or agreement executed and delivered in connection herewith.

“Transfer Taxes” means any and all transfer, sales, use, real estate, goods and services, value added, documentary, filing, stamp duty, registration, securities transactions, gross receipts, excise, conveyance and notarial Taxes and other similar Taxes, duties, fees or charges (together with any interest, penalty, addition to Tax, and additional amount imposed in respect thereof); provided, however, that for the avoidance of doubt, Transfer Taxes do not include any Income Taxes.

“Treasury Regulations” means the temporary and final regulations promulgated under the Code by the United States Department of Treasury and the IRS.

“Unaudited Financial Statement” has the meaning set forth in Section 4.5.

“Unit” has the meaning given to such term in the Current Operating Agreement.

“USDA” means the U.S. Department of Agriculture.

“USPB” means U.S. Premium Beef, LLC, a Delaware limited liability company.

“WWW” has the meaning set forth in the definition of Intellectual Property in Appendix A hereto.

Schedule A

Currently Owned Units, Purchased Interests and Pro-Rata Shares

Member	Currently Owned Units	Purchased Interests	Pro-Rata Share
Leucadia National Corporation	8,434.09	5,104.00	93.6788%
NBPCo Holdings, LLC	569.11	344.40	6.3212%
TOTAL	9,003.20	5,448.40	100.0000%

Exhibit A

Assignment of Purchased Interests

(see attached)

ASSIGNMENT OF PURCHASED INTERESTS

This ASSIGNMENT OF PURCHASED INTERESTS (the “Assignment”) is made and entered into as of [●], 2018 by [●], a [●] (“Assignor”).

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of April [●], 2018 (the “Purchase Agreement”), by and among NBM US Holdings, Inc., a Delaware corporation (the “Buyer”), Marfrig Global Foods S.A., a Brazilian corporation (sociedade por ações) (the “Guarantor”), Leucadia National Corporation, a New York corporation (“Leucadia”), [NBPCo Holdings, LLC, a South Dakota limited liability company (“NBPCo” and together with Leucadia, the “Sellers”)], Leucadia, in its capacity as the Sellers’ Representative hereunder (in such capacity, the “Sellers’ Representative”), and National Beef Packing Company, LLC, a Delaware limited liability company (the “Company”), Assignor agreed to sell to the Buyer, and the Buyer has agreed to purchase from Assignor, [●] Units of the Company (the “Purchased Interests”).

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees as follows:

1.        Definitions. Unless the terms or context of this Assignment otherwise require or provide, each capitalized term used in this Assignment shall have the meaning given to such term in the Purchase Agreement.

2.        Assignment of Purchased Interests. Effective as of the date hereof, Assignor hereby conveys, transfers, assigns and delivers to the Buyer, its successors and assigns, free and clear of all Liens (other than Liens (A) arising pursuant to, or as a result of, the Transactions (B) arising under the Organizational Documents of the Company and (C) arising pursuant to applicable securities Laws), all of Assignor’s right, title and interest in and to the Purchased Interests.

3.        Governing Law. This Assignment shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Assignment as of and on the date first above written.

ASSIGNOR:

[●]

By:
Name:
Title:

Signature Page to Assignment of Purchased Interests

Exhibit B

A&R Operating Agreement

(see attached)

EXHIBIT B

NATIONAL BEEF PACKING COMPANY, LLC

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF [●], 2018

i

(continued)

	5.7	Regulatory Allocations	21

	5.8	Tax Allocations	22

	5.9	Imputed Tax Underpayment	22

6.	STATUS, RIGHTS AND POWERS OF MEMBERS AND CERTAIN MEMBER AGREEMENTS		23

	6.1	Limited Liability	23

	6.2	Return of Distributions of Capital	23

	6.3	No Management or Control	23

	6.4	Specific Limitations	23

	6.5	Member Voting	24

	6.6	Required Consents; Modification of Unit Terms	24

	6.7	Restrictions on Member Competition	24

	6.8	Agreement for NBPCo to Negotiate Certain Requirements Contracts in Good Faith	26

	6.9	Agreement Regarding NBPCo Waiver of Right of Set-off	27

	6.10	Contracts with Managers or their Affiliates	27

	6.11	Member Compensation; Expenses; Loans	27

7.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD OF MANAGERS		27

	7.1	Board of Managers	27

	7.2	Managers	28

	7.3	Number and Designation Rights	28

	7.4	Voting and Act of the Board of Managers; Actions Requiring Leucadia Consent; Action without a Meeting	29

	7.5	Tenure	30

	7.6	Resignation	30

	7.7	Removal	30

	7.8	Vacancies	30

	7.9	Meetings	30

	7.10	Notice	30

	7.11	Waiver	30

	7.12	Quorum; Attendance by Proxy	31

	7.13	Compensation	31

(continued)

	7.14	Authority of Board of Managers	31

	7.15	Reliance by Third Parties	32

8.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS		32

	8.1	Officers, Agents	32

	8.2	Election	33

	8.3	Tenure	33

	8.4	Chairman of the Board of Managers, Chief Executive Officer, President and Vice President	33

	8.5	Chief Financial Officer	33

	8.6	Secretary and Assistant Secretaries	33

	8.7	Vacancies	34

	8.8	Resignation and Removal	34

	8.9	Compensation	34

	8.10	Certain Actions Requiring Board of Managers Consent	34

9.	BOOKS, RECORDS, ACCOUNTING AND REPORTS		36

	9.1	Books and Records	36

	9.2	Delivery to Member, Inspection; etc	36

	9.3	Accounting; Fiscal Year	37

	9.4	Reports	37

	9.5	Filings	38

	9.6	Non-Disclosure	38

	9.7	Restrictions on Receipt	39

10.	TAX MATTERS		39

	10.1	Tax Matters Member	39

	10.2	Partnership Representative	40

	10.3	Tax Returns	43

	10.4	Tax Elections	43

	10.5	Tax Information	43

11.	TRANSFER OF INTERESTS		44

	11.1	Transfer	44

	11.2	Permitted Transferees	44

(continued)

	11.3	Transfer Requirements	44

	11.4	Consent	45

	11.5	Withdrawal of Member	45

	11.6	Noncomplying Transfers Void	45

	11.7	Amendment of Exhibit A	45

	11.8	Limited Interests	46

	11.9	Permitted Financing Pledge	46

	11.10	Member Bankruptcy Events	46

12.	RIGHT OF FIRST OFFER; TAG-ALONG RIGHTS; LIQUIDITY OPTION		47

	12.1	Right of First Offer	47

	12.2	Rights of First Refusal	47

	12.3	Tag-Along Rights	49

	12.4	Miscellaneous	50

	12.5	Liquidity Options	52

13.	DISSOLUTION OF COMPANY		57

	13.1	Termination of Membership	57

	13.2	Events of Dissolution	57

	13.3	Liquidation	57

	13.4	No Action for Dissolution	57

	13.5	No Further Claim	57

14.	INDEMNIFICATION		57

	14.1	General	57

	14.2	Exculpation	58

	14.3	Persons Entitled to Indemnity	58

	14.4	Procedure Agreements	58

	14.5	Duties of Board of Managers	58

	14.6	Interested Transactions	59

	14.7	Fiduciary and Other Duties	59

15.	REPRESENTATIONS AND COVENANTS BY THE MEMBERS		60

	15.1	Investment Intent	60

	15.2	Securities Regulation	60

	15.3	Knowledge and Experience	60

(continued)

	15.4	Economic Risk	60

	15.5	Binding Agreement	60

	15.6	Tax Position	61

	15.7	Information	61

	15.8	Licenses and Permits	61

16.	COMPANY REPRESENTATIONS		61

	16.1	Duly Formed	61

	16.2	Valid Issue	61

17.	AMENDMENTS TO AGREEMENT		61

	17.1	Amendments	61

	17.2	Corresponding Amendment of Certificate	62

	17.3	Binding Effect	62

18.	GENERAL		62

	18.1	Successors; Delaware Law; Etc	62

	18.2	Notices, Etc	62

	18.3	Execution of Documents	62

	18.4	Consent to Jurisdiction	63

	18.5	Waiver of Jury Trial	64

	18.6	Specific Enforcement; Remedies; Waiver	64

	18.7	Severability	64

	18.8	Table of Contents, Headings	65

	18.9	No Third Party Rights	65

v

(continued)

EXHIBIT A             Members and Units

EXHIBIT B             Matters Requiring Leucadia/NBM Approval

NATIONAL BEEF PACKING COMPANY, LLC

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”) of National Beef Packing Company, LLC, a Delaware limited liability company (the “Company”), is entered into as of [●] , 2018 (the “Effective Date”), by and among the Company, Leucadia National Corporation, a New York corporation (“Leucadia”), NBM US Holdings, Inc., a Delaware corporation (“NBM”), U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB”), NBPCo Holdings, LLC, a South Dakota limited liability company (“NBPCo”), and TMK Holdings, LLC, a Missouri limited liability company (“New Kleinco”). Leucadia, USPB, NBPCo and New Kleinco are referred to herein as the “Minority Members”.

RECITALS

WHEREAS, Farmland National Beef Packing Company, L.P., a Delaware limited partnership (the “Partnership”), was organized under and in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act (the “Partnership Act”) by the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on March 30, 1993, which was amended from time to time to reflect changes in the names and addresses of the general partners, and to reflect the change of name from National Beef Packing Company, L.P. to Farmland National Beef Packing Company, L.P., and the Partnership was most recently governed by a Third Amended and Restated Agreement of Limited Partnership, dated as of December 1, 1997, as amended by amendments dated February 3, 1998, and May 3, 2000;

WHEREAS, the Partnership was converted (the “Conversion”) to the Company as the result of a statutory conversion of the Partnership under Section 18 214 of the Act (as defined herein) and Section 17 219 of the Partnership Act as of August 6, 2003, and in connection with the Conversion, the Company previously entered into Liability Company Agreement of the Company, dated as of August 6, 2003 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated by that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 30, 2011 (the “First Amended Agreement”);

WHEREAS, the First Amended Agreement was amended and restated by that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 30, 2011 (the “Second Amended Agreement”);

WHEREAS, pursuant to the Second Amended Agreement, (a) it was previously contemplated that the Company would transfer to National Beef Pennsylvania, LLC (“Pennsylvania LLC”) all of the Company’s tangible and intangible assets located in the Commonwealth of Pennsylvania in exchange for 100% of the membership interests of Pennsylvania LLC, and (b) Pennsylvania LLC was a party to the Second Amended Agreement for purposes of certain transfer provisions contained therein related to such contemplated transfer;

WHEREAS, the contemplated transfer to Pennsylvania LLC was never consummated and Pennsylvania LLC was subsequently dissolved pursuant to a certificate of cancellation filed with the Secretary of State of the State of Delaware on October 22, 2013;

WHEREAS, as contemplated by that certain Purchase and Sale Agreement, dated as of [●], 2018 (the “Purchase Agreement”), by and among Leucadia, NBPCo Holdings, LLC, the Company, NBM, and the NBM Ultimate Parent (as defined below) the Minority Members have, immediately prior to the execution hereof, transferred [●] Units of the Company to NBM;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Company and the Minority Members desire to amend and restate the Second Amended Agreement as of the Effective Date to provide for, among other things, the admission of NBM as a member of the Company, the management of the business and affairs of the Company, the allocation of profits and losses among the Members and the respective rights and obligations of the Members to each other and to the Company; and

WHEREAS, as of the Effective Date, this Agreement shall amend, restate and supersede in all respects, the Second Amended Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by each party hereto, the Members agree as follows:

1.	DEFINITIONS

For purposes of this Agreement: (a) references to “Articles,” “Exhibits” and “Sections” are to Articles, Exhibits and Sections of this Agreement unless explicitly indicated otherwise, (b) references to statutes include all rules and regulations thereunder, and all amendments and successors thereto from time to time; and (c) the word “including” shall be construed as “including without limitation.”

“Accredited Investor” has the meaning defined in Regulation D under Section 4(2) of the Securities Act.

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18 101, et seq.).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)    credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(1); and

(b)    debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied by the Board of Managers consistently therewith.

“Adjustment Year” means: (a) in the case of an adjustment pursuant to the decision of a court, the Company’s taxable year in which the decision becomes final, (b) in the case of an administrative adjustment request, the Company’s taxable year in which the administrative adjustment is made or (c) in any other case, the Company’s taxable year in which the notice of final partnership adjustment is mailed.

“Affiliate” means with respect to any specified Person, any Person that directly or through one or more intermediaries Controls or is Controlled by or is under common Control with the specified Person.

“Agreement” is defined in the preamble hereto.

“Aggregate Units” means, as to each Member on the Effective Date of this Agreement, the number of Units held by such Member on the Effective Date of this Agreement, together with any additional Units subsequently acquired by such Member.

“Annual Trigger” is defined in Section 12.5.1(b)(i).

“Asset Value” of any property of the Company means its adjusted basis for federal income tax purposes unless:

(a)    the property was accepted by the Company as a contribution to capital at a value different from its adjusted basis, in which event the initial Asset Value for such property shall mean the gross fair market value of the property agreed to by the Company and the contributing Member; or

(b)    as a consequence of the issuance of additional Units or the redemption of all or part of the Interest of a Member, the property of the Company is revalued in accordance with Section 4.3.

As of any date, references to the “then prevailing Asset Value” of any property shall mean the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods subsequent to such prior determination date.

“Assignee” is defined in Section 11.9.

“Base Tax Rate” is defined in Section 5.2.1.

“Board of Managers” means the board of managers of the Company elected and determined in accordance with Article 7.

“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York or São Paulo, State of São Paulo, Brazil are authorized or required to be closed.

“Call Date” is defined in Section 12.5.2(b).

“Call Election Period” is defined in Section 12.5.2(b).

“Call Member(s)” is defined in Section 12.5.2(a).

“Call Notice” is defined in Section 12.5.2(a).

“Call Units” is defined in Section 12.5.2(a).

“Capital Account” is defined in Section 4.2.

“Capital Contribution” means with respect to any Member, the sum of (a) the amount of money plus (b) the fair market value of any other property (net of liabilities assumed or to which the property is subject) contributed to the Company with respect to the Interest held by such Member pursuant to this Agreement.

“Cattle Agreement Trigger” is defined in Section 12.5.1(b)(ii).

“Cattle Purchase and Sale Agreement” means the Cattle Purchase and Sale Agreement dated as of December 30, 2011 by and among the Company and USPB.

“Certificate of Conversion” means the certificate of conversion of the Partnership to a limited liability company, and any amendments thereto and restatements thereof filed on behalf of the Company with the Delaware Secretary of State pursuant to Section 18 214 of the Act.

“Certificate of Formation” means the certificate of formation of the Company, and any amendments thereto and restatements thereof, filed on behalf of the Company with the Delaware Secretary of State pursuant to Sections 18 214 and 18 201 of the Act.

“COC Trigger” is defined in Section 12.5.1(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” is defined in the preamble hereto.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Regulations Section 1.704-2(b)(2) and 1.704-2(d), substituting the term “Company” for the term “partnership” as the context requires.

“Competing Business” means, other than as set forth in Section 6.7(b)(vii), any business or Person that is engaged, directly or indirectly, anywhere in the world in one or more of the following businesses: cattle slaughter, beef processing, beef packaging, including for the case ready and portioned beef market, retail or wholesale marketing of beef, or hide tanning.

“Competing Facility” means, other than as set forth in Section 6.7(b)(vii), any cattle slaughtering facility, any beef processing or beef packaging facility, any retail or wholesale beef marketing operation or any hide tanning facility owned by a Competing Business anywhere in the world.

“Confidential Information” is defined in Section 9.6.1

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Conversion” is defined in the recitals hereto.

“Credit Documents” means (a) the First Amendment to Third Amended and Restated Credit Agreement, dated as of March 30, 2018, by and among the Company and the lenders and agents party thereto, amending the Third Amended and Restated Credit Agreement, dated as of June 9, 2017, by and among the Company and the lenders and agents party thereto, and all related documents and any refinancing thereof, and (b) any other loan document or arrangement and any refinancing thereof.

“Distribution” means cash or property (net of liabilities assumed or to which the property is subject) distributed to a Member in respect of the Member’s Interest.

“Effective Date” is defined in the preamble hereto.

“Enforcement Notice” is defined in Section 12.5.1(b).

“Excess Cash”, for any given year, means the amount equal to (a) the net operating profit after tax and Tax Distributions for such year, plus (b) all amortization, depreciation and other non-cash charges incurred during such year, less (c) all capital expenditures incurred during such year, less (d) all interest and required principal payments made during such year pursuant to the Credit Documents, plus or minus (e) without duplication, all changes in net working capital during such year, each as determined in accordance with GAAP.

“Fair Value” is defined in Section 12.5.3(c).

“First Amended Agreement” is defined in the recitals hereto.

“Fiscal Year” means the fiscal year of the Company, which shall be the Company’s taxable year as determined under Regulations Section 1.441-1 or Section 1.441-2 and the Regulations under Section 706 of the Code, which is the taxable year ending on the last Saturday of December, or such other Fiscal Year as determined by the Board of Managers.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Governance Rights” means the rights of a Member or with respect to an Interest, or benefits accorded to such Member or with respect to such Interest, pursuant to Section 3.6 (Additional Issuances of Units), Section 6.5 (Member Voting), Section 6.6 (Required Consents; Modification of Unit Terms), Section 7.3 (Number and Designation Rights), Section 7.4 (Voting and Act of the Board of Managers; Actions Requiring Leucadia Consent; Action without a Meeting), Article 9 (Books, Records, Accounting and Reports), Section 12.3 (Tag-Along Rights), and Section 12.5 (Liquidity Option); provided, however, that the obligations of such Member or with respect to such Interest in such designated sections or otherwise in this Agreement shall not be included in the definition of “Governance Rights.”

“Guarantees” means the guarantees by the NBM Ultimate Parent and NBM with respect to the obligations of NBM in Section 12.5.

“Imputed Tax Underpayment” is defined in Section 5.9.

“Indemnified Persons” is defined in Section 14.1.

“Insufficient Rated Party” means any Person that is rated below “BBB-” by S&P or “Baa3” by Moody’s, as such ratings are composed as of the Effective Date, or any equivalent successor rating.

“Initiating Seller” is defined in Section 12.3.1, for the purposes of Section 12.3.

“Interest” means, with respect to any Member as of any time, such Member’s limited liability company interest in the Company, together with such Member’s rights and obligations with respect thereto set forth in this Agreement.

“IRS Adjustment” is defined in Section 10.2.3.

“Klein” means Timothy M. Klein.

“Klein Separation Trigger” is defined in Section 12.5.1(b)(ii).

“Leucadia” means Leucadia National Corporation so long as it holds any Units and thereafter shall mean the Permitted Transferee of Leucadia holding the most Units of all the Permitted Transferees of Leucadia.

“Leucadia Manager” is defined in Section 7.3(a)(i).

“Lock Up Period” means the period commencing on the Effective Date and ending on the 5th anniversary of the Effective Date.

“Manager” means any Person that is a member of the Board of Managers.

“Member Consent” means the approval, voting by Units held by the Members, of the Members holding a majority of the outstanding Units, excluding Units owned and voting by NBM or Leucadia or of their respective Affiliates; provided that if a Member is disproportionately adversely affected by any action requiring Member Consent compared to other Members (other than NBM or Leucadia or of their respective Affiliates), such Member’s consent shall also be required.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined under Regulations Section 1.704-2(b)(4), substituting the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each “Member Nonrecourse Debt” equal to the Company Minimum Gain that would result if the Member’s Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Regulations Section 1.704-2(i)(1) and (2), substituting the term “Member” for the term “partner” as the context requires.

“Members” means the Persons listed as members on Exhibit A and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member.

“Minority Members” is defined in the Preamble hereto.

“Moody’s” means Moody’s Investors Service, Inc.

“Named Competitors” means those Persons identified in the letter agreement, dated as [●], among NBM and the Minority Members.

“NBM” is defined in the preamble hereto.

“NBM Change of Control” means (a) any Person, other than Marcos Antonio Molina dos Santos, Marcia Aparecida Pascoal Marçal dos Santos, their respective sons and daughters, or any of their respective heirs or any affiliate of any of the foregoing persons, becoming the direct or indirect owner of a majority of the voting stock of NBM or NBM Ultimate Parent or (b) Marcos Antonio Molina dos Santos ceases to serve as a director (conselheiro) of NBM Ultimate Parent for a period in excess of six months.

“NBM Manager” is defined in Section 7.3(a)(iii).

“NBM Ultimate Parent” means Marfrig Global Foods S.A., a Brazilian corporation (sociedade por ações).

“NBPCo” is defined in the introductory paragraph.

“Net Profit” and “Net Loss” are defined in Section 5.6.1.

“New Kleinco” is defined in the preamble hereto.

“Non-Participating Member” is defined in Section 3.6(b).

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704- 2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Notice of Proposed Sale” is defined in Section 12.3.2.

“Notice of Sale” is defined in Section 12.1.1.

“Offered Units” is defined in Section 12.1.1.

“Original Agreement” is defined in the recitals hereto.

“Ownership Interest” means any capital stock, share, partnership interest, membership interest, unit of participation, joint venture interest of any kind or other similar interest (however designated) in any Person and any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“Partnership” is defined in the recitals hereto.

“Partnership Act” is defined in the recitals hereto.

“Partnership Tax Audit Rules” means Section 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Partnership Representative” is defined in Section 10.2.1.

“Pay Date” is defined in Section 12.5.4.

“Pennsylvania LLC” is defined in the recitals hereto.

“Percentage Interest” of a Member as of a particular time means such Member’s percentage ownership of the Company as designated on Exhibit A (as amended in conformance with the procedures in Section 3.1).

“Permitted Financing Pledge” means a direct or indirect pledge or grant of security interest over the Units owned by NBM or its Permitted Transferee that relates to any financing undertaken by NBM to facilitate the purchase of the Units by NBM (including any amendments, restatements, refinancings and replacements thereof).

“Permitted Transferee” is defined in Section 11.2.

“Person” means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity, or any other legal entity, including any Member.

“Proposed Transferee” means the “Proposed Transferee” as used and defined in Section 12.2.1 or Section 12.3.1, as applicable.

“Proxy Manager” is defined in Section 7.12.2.

“Purchase Agreement” is defined in the recitals hereto.

“Put Base Amount” means the Aggregate Units owned by the applicable Minority Member as of the Effective Date.

“Put/Call Date” means a Put Date or a Call Date, as applicable.

“Put/Call Member(s)” means a Put Member(s) or a Call Member(s), as applicable.

“Put/Call Units” means Put Units or Call Units, as applicable.

“Put Date” is defined in Section 12.5.1(b)(ii).

“Put Election Period” is defined in Section 12.5.1(b)(ii).

“Put Fraction” means one third, unless an NBM Change of Control shall have occurred, in which case it shall be equal to one.

“Put Member(s)” is defined in Section 12.5.1(a).

“Put Notice” is defined in Section 12.5.1(a).

“Put Units” is defined in Section 12.5.1(a).

“Putting Member” is defined in Section 12.5.1(a).

“Regulation D” means Regulation D under the Securities Act.

“Regulations” means the Treasury regulations, including temporary regulations, promulgated under the Code.

“Regulatory Allocations” is defined in Section 5.7.

“Requisite Percentage” means, with respect to Leucadia, that Leucadia continues to own [●]% of the total outstanding Units.1

“Resolving Firm” is defined in Section 12.5.3(b)(ii).

“Reviewed Year” means the Company’s taxable year to which the item being adjusted relates.

1            Note to Draft: To include percentage that is equivalent to one third of the number of Units owned by Leucadia as of the Effective Date.

“ROFR Final Transfer Date” is defined in Section 12.2.3.

“ROFR Notice of Purchase” is defined in Section 12.2.1.

“ROFR Notice of Sale” is defined in Section 12.2.1.

“ROFR Offeree” is defined in Section 12.2.1.

“ROFR Offer Period” is defined in Section 12.2.1.

“ROFR Offered Units” is defined in Section 12.2.1.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale Percentage” means with respect to the Initiating Seller and each Selling Member, an amount equal to the product of (i) the quotient obtained by dividing (A) the number of Units owned by the Initiating Seller or such Selling Member, as applicable, by (B) the aggregate number of Units owned by the Initiating Seller and all Selling Members, collectively, and (ii) 100, expressed as a percentage.

“Second Amended Agreement” is defined in the recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules, regulations and interpretations promulgated pursuant thereto.

“Selling Member” means (a) for purposes of Section 12.1, the “Selling Member” as defined in Section 12.1.1, (b) for purposes of Section 12.2, the “Selling Member” as defined in Section 12.2.1, or (c) for purposes of Section 12.3, the “Selling Member” as defined in Section 12.3.1.

“Senior Management Team” means at any particular time the Chief Executive Officer and President of the Company.

“Similar Competitor” means any Person other than the Named Competitors that operates a Competing Business of a type and on a scale similar to that of the Named Competitors.

“Subsidiary” means, with respect to any Person, any other entity which is Controlled by such Person.

“Succession Plan” means a plan approved by the Board of Managers for the orderly succession of the Senior Management Team.

“Tag-Along Notice” is defined in Section 12.3.3.

“Tag-Along Period” is defined in Section 12.3.3.

“Tag-Along Right” is defined in Section 12.3.1.

“Tag-Along Sale” is defined in in Section 12.3.1.

“Tax Distribution” is defined in Section 5.2.1.

“Tax Matters Member” is defined in Section 10.1.1.

“TEFRA Rules” means Section 6221 through 6255 of the Code in effect prior to amendment by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder and any similar provision of state or local tax laws.

“Transfer” means to give, sell, assign, pledge, encumber, hypothecate, grant a security interest in or otherwise dispose of or convey in any manner, directly or indirectly, including by operation of law or change of ownership; provided that a change of ownership of Leucadia or the NBM Ultimate Parent that is not designed by the applicable party to avoid the Transfer restrictions hereunder will not constitute a Transfer.

“Trigger” means the Annual Trigger, the COC Trigger, the Cattle Agreement Trigger or the Klein Separation Trigger.

“Units” is defined in Section 3.2.

“USPB” is defined in the preamble hereto.

“Valuator” is defined in Section 12.5.3(b).

“Withholding Indemnified Parties” is defined in Section 5.4.

2.	FORMATION AND PURPOSE

2.1    Conversion; Formation. The Company was established as a limited liability company in accordance with the Act by the filing of the Certificate of Conversion and Certificate of Formation of the Company with the Delaware Secretary of State pursuant to Section 18-214 of the Act. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2    Name. The name of the Company is “National Beef Packing Company, LLC”. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board of Managers deems appropriate. The Board of Managers shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate.

2.3    Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act shall be c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company pursuant to the Act shall be The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board of Managers.

2.4    Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

2.5    Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.

2.6    Powers. Without limiting the generality of Section 2.5, the Company shall have the power and authority to take any actions necessary, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.5, including without limitation the power:

(a)    To conduct its business, carry on its operations and exercise the powers granted to a limited liability company by the Act in any country, state, territory, district or other jurisdiction, whether domestic or foreign;

(b)    To acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property;

(c)    To negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, perform and carry out and take any other action with respect to contracts or agreements of any kind, and any leases, licenses, guarantees and other contracts for the benefit of or with any Member or any Affiliate of any Member, without regard to whether such contracts may be deemed necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(d)    To purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, individuals or other Persons, or direct or indirect obligations of the United States or any government, state, territory, governmental district or municipality or any instrumentality of any of them;

(e)    To lend money, to invest and reinvest its funds, and to accept real and personal property for the payment of funds so loaned or invested;

(f)    To borrow money and issue evidence of indebtedness, and to secure the same by a mortgage, pledge, security interest or other lien on the assets of the Company;

(g)    To pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(h)    To sue and be sued, defend and participate in administrative or other proceedings in its name;

(i)    To appoint employees, officers, agents, consultants and representatives of the Company, and define their duties and fix their compensation;

(j)    To indemnify any Person in accordance with the Act and this Agreement;

(k)    To cease its activities and cancel its Certificate of Formation; and

(l)    To make, execute, acknowledge and file any documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

2.7    Certificates. The officers of the Company and such other Persons as may be designated from time to time by the Board of Managers are hereby designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate of Formation or any certificate of cancellation of the Certificate of Formation and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.8    Principal Office. The principal executive office of the Company shall be located at such place as the Board of Managers shall establish, and the Board of Managers may from time to time change the location of the principal executive office of the Company to any other place within or without the State of Delaware. The Board of Managers may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate. The records required to be maintained by the Act shall be maintained at one of the Company’s principal offices, except as required by the Act.

2.9    No State-Law Partnership. The Members intend that the Company shall not constitute or be treated as a partnership (including a limited partnership) or joint venture, and that no Member or officer shall be a partner or joint venturer of any other Member or officer, for any purposes other than federal, state and local income tax purposes, and this Agreement shall not be construed to the contrary.

3.	MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS

3.1    Members. The Members of the Company shall be listed on Exhibit A, as from time to time amended and supplemented in accordance with this Agreement. Each Member shall be treated as having contributed to the Company the amounts indicated on Exhibit A as such Member’s aggregate Capital Contribution (which amounts shall be the Capital Accounts with respect to such Units) and shall be the holder of the number of Units set forth in Exhibit A. Exhibit A shall be amended from time to time so that it sets forth, the then-current list of Members, the total amount of Capital Contributions made by each such Member, the number of Units held by such Member, and the Member’s Percentage Interest.

3.2    Member Interests and Units. The Interests of the Members of the Company shall consist of one class of units (the “Units”).

3.3    Additional Members and Units. Subject to Sections 3.6 and 7.4.2 hereof, the Board of Managers may issue Units and admit Persons as Members in exchange for such contributions to capital (including commitments to make contributions to capital) or such other consideration (including past or future services) and on such terms and conditions (including in the case of Units issued to employees and consultants such vesting and forfeiture provisions) as the Board of Managers determines to be appropriate. If additional Units are subsequently issued by the Company, the Capital Account (if any) with respect to those Units as of the date of issuance and the Capital Contributions (if any) that shall be deemed to be made by the Member receiving such Units as of the date of issuance shall be set forth in the agreement pursuant to which the additional Units are issued. Promptly following the issuance of Units, the Board of Managers shall cause the books and records of the Company, and an amended Exhibit A hereto, to reflect the number of Units issued, any Members or additional Members holding such Units and in the case of Units issued other than in connection with the performance of services, the Capital Contribution per Unit, and the Company shall promptly provide the amended Exhibit A to each Member. Upon the receipt of approvals as required under this Agreement, execution of this Agreement or a counterpart of this Agreement, together with any other documents or instruments required by the Board of Managers in connection therewith, and the making of the Capital Contribution (if any) specified to be made at such time, a Person shall be admitted to the Company as a Member of the Company.

3.4    Capital Contributions. Each Member’s Capital Contribution, if any, whether in cash or in-kind, and the number of Units issued to such Member shall be as set forth in Exhibit A. Any Member making an in-kind Capital Contribution agrees from time to time to do such further acts and execute such further documents as the Board of Managers may direct to perfect the Company’s interest in such in-kind Capital Contribution.

3.5    Termination of Governance Rights. Notwithstanding any other provision of this Agreement, if, without the Board of Managers’ consent, at any time after the Effective Date, a Competing Business shall acquire (whether effected by merger, purchase of assets, lease, equity exchange or otherwise) Control of a Member (or a Member shall Control, be Controlled by or under common Control with a Competing Business) or any Units from a Member, then upon the occurrence of such event any Governance Rights of such Member or associated with such Units shall automatically terminate, subject to Section 11.8; provided that this Section 3.5 shall not apply to Leucadia or NBM or any of their respective Permitted Transferees (or an Assignee in a Transfer in connection with a Permitted Financing Pledge) and shall not be construed to prohibit the transactions by NBPCo in Sections 6.8 and 6.9.

3.6    Additional Issuances of Units.

(a)    The Board of Managers shall not offer to sell or otherwise issue additional Units to any Person, including to any other Member, unless: (i) (x) the Board’s resolutions authorizing the sale or issuance of such additional Units describe in reasonable detail the Company’s business purpose for undertaking, and the terms of, such proposed issuance or (y) the Board shall have determined that such issuance of Units is, in their good faith judgment, advisable for the Company; and (ii) the Board of Managers shall have complied with this Section 3.6 and, if applicable, Section 7.4.2.

(b)    Prior to offering to sell or otherwise issue additional Units, the Board of Managers shall first offer to the Members the opportunity to purchase such offered Units on a pro rata basis in accordance with their Percentage Interests at the same price, and on the same terms and conditions, as the Board of Managers is prepared, or proposes, to offer or issue such additional Units to any other Member or to any Person who, prior to such sale or issuance, is not a Member of the Company. The Members shall have a period of 30 days to accept such offer (or, in the case of a sale or issuance to any Person who is not, prior to such sale or issuance, a Member of the Company, 10 days). In the event any Member (a “Non-Participating Member”) does not purchase all of the additional Units offered to such Member pursuant to the first sentence of this Section 3.6(b), the Board of Managers shall offer the Members that elect to purchase their entire pro rata share of the additional Units offered to such Members pursuant to the first sentence of this Section 3.6(b) the right to purchase the additional Units not purchased by the Non-Participating Member on a pro rata basis in accordance with their respective Percentage Interests (or in any other manner they may unanimously agree upon in writing), which offer the applicable Members may accept by providing notice of such acceptance to the Company within five days after such offer. This Section 3.6(b) may not be amended without the consent of each Member that would be adversely impacted by such amendment.

(c)    Upon expiration of the periods described in Section 3.6(b), the Company shall be entitled to offer, issue or sell such additional Units that the Members have not elected to purchase during the 180 days following such expiration on terms and conditions not materially more favorable to the purchasers thereof than those offered to the Members pursuant to Section 3.6(b). Any additional Units proposed to be offered, issued or sold by the Company after such 180-day period, or offered, issued or sold by the Company during such 180-day period on terms or conditions materially more favorable than those offered to the Members pursuant to Section 3.6(b), must be reoffered to the Members in accordance with the terms of this Section 3.6 prior to any such offer, issuance or sale.

(d)    The provisions of this Section 3.6 shall not apply to: (i) Units that are issued in order to acquire the assets or business of another Person; or (ii) Units that are issued to employees or consultants pursuant to compensation plans or agreements approved by the Board of Managers.

4.	CAPITAL ACCOUNTS

4.1    Allocations. The Net Profits and Net Loss of the Company and any items of income, gain, deduction or loss that are specially allocated in any Fiscal Year or other fiscal period shall be allocated among the Members as provided in Article 5.

4.2    Capital Accounts. A separate account (each a “Capital Account”) shall be established and maintained on the books of the Company for each Member which:

(a)    shall be increased by (i) the amount of cash and the fair market value of any other property contributed by such Member to the Company as a Capital Contribution (net of liabilities secured by such property or that the Company assumes or takes the property subject to) and (ii) such Member’s distributive share of the Net Profit of the Company, and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 or other provisions of the Agreement,

(b)    shall be reduced by (i) the amount of cash and the fair market value of any other property distributed to such Member (net of liabilities secured by such property or that the Member assumes or takes the property subject to) and (ii) such Member’s distributive share of the Net Loss of the Company and any items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 or other provisions of the Agreement, and

(c)    shall take into account in determining the amount of any liability for purposes of clauses (a) and (b) above, Section 752(c) and any other applicable provisions of the Code and Regulations.

It is the intention of the Members that the Capital Accounts of the Company be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder and that this Agreement be interpreted consistently therewith. No Member shall have an obligation to the Company or to any other Member to restore any negative balance in the Capital Account of such Member.

4.3    Revaluations of Assets and Capital Account Adjustments. Unless otherwise determined by the Board of Managers, (i) immediately preceding the issuance of additional Units in exchange for cash, property or services to a new or existing Member, (ii) upon the redemption of the Interest of a Member or a portion thereof, (iii) upon the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) and (iv) at such other times as are necessary or advisable, as reasonably determined by the Board of Managers, in order to comply with Regulations Sections 1.704-1(b) and 1.704-2, the then-prevailing Asset Values of the Company shall be adjusted to equal their respective gross fair market values, as determined in good faith by the Board of Managers, and any increase in the net equity value of the Company (Asset Values less liabilities) shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.6.2 (or any decrease in the net equity value of the Company shall be charged in the same manner as Net Losses are charged under Section 5.6.2). Accordingly, as of the date of (i), (ii), (iii) or (iv), as applicable, the Capital Accounts of Members will reflect both realized and unrealized gains and losses through such date and the net fair market value of the equity of the Company as of such date.

4.4    Additional Capital Account Adjustments. Any income of the Company that is exempt from federal income tax shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.6.2 when such income is realized. Any expenses or expenditures of the Company which may neither be deducted nor capitalized for federal income tax purposes (or are so treated for federal income tax purposes) shall be charged to the Capital Accounts of the Members in the same manner as Net Losses are charged under Section 5.6.2. If the Company is subject to an election under Section 754 of the Code to provide a special basis adjustment upon the transfer of an Interest in the Company or the distribution of property by the Company in accordance with Code Section 734(b) or 743(b), Capital Accounts shall be adjusted to the limited extent required by the Regulations under Section 704 of the Code following such transfer or distribution, as reasonably determined by the Board of Managers.

4.5    Additional Capital Account Provisions. No Member shall have the right to demand a return of all or any part of such Member’s Capital Contributions. Any return of the Capital Contributions of any Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest shall be paid to any Member with respect to such Member’s Capital Contributions or Capital Account. In the event that all or a portion of the Units of a Member are transferred in accordance with this Agreement, the transferee of such Units shall also succeed to all or the relevant portion of the Capital Account of the transferor. Units held by a Member may not be transferred independently of the Interest to which the Units relate.

5.	DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS

5.1    Board of Managers Determination; Annual Distribution. The Board of Managers shall determine the timing and the aggregate amount of any Distributions to Members; provided, however, that:

5.1.1    The Company shall make a Tax Distribution not later than the dates specified in Section 5.2.1, unless the Members each consent otherwise.

5.1.2    The Board of Managers may make any additional Distributions to the Members, pro rata in accordance with each Member’s Percentage Interest (except as set forth in Section 12.5 hereof), in such aggregate amounts and on such occasions as the Board of Managers may determine; provided that the Board of Managers shall distribute all Excess Cash, to the extent not previously distributed, within 60 days after the end of each fiscal year (subject to such Excess Cash being distributable in accordance with any contractual restrictions under the Credit Documents and applicable law). Except as set forth in Section 12.5, no distributions shall be made by the Board of Managers to Members other than pro rata in accordance with each Member’s Percentage Interest.

5.1.3    Except as set forth in Section 12.5, but notwithstanding any other provision of this Agreement or the provisions of the Act, no Person shall have any claim or right of enforcement with respect to or arising out of a Tax Distribution (whether under Article 5 or otherwise) against (i) any Manager, (ii) any Member or (iii) any Affiliate of a Manager or a Member, and such Person’s sole recourse with respect to or arising out of a Tax Distribution shall be against the Company. For the avoidance of doubt, except for the rights of the Members pursuant to Article 12, which are not being waived by this sentence, if and to the extent any such claim or right exists or may be deemed to exist, each Manager, Member, and any of their respective Affiliates (and any Person claiming by or through any such member of the Board of Managers, Member or Affiliate) hereby waives any such claim or right against any Manager, any Member and each Affiliate of any such member of the Board of Managers or Member, as the case may be. For purposes of this Section 5.1.3, “Affiliates” of a Person shall exclude the Company and its Subsidiaries.

5.2    Distributions. Distributions from the Company to its Members shall be made only after allocating the Net Profit or Net Loss of the Company through the date as of which the Distribution is being charged to the Capital Accounts of the Members. Such Distributions shall be charged to the Capital Accounts of the Members and made in the following order (except that no Member shall be entitled to receive a Distribution that would create or increase a deficit balance in such Member’s Capital Account unless the Capital Accounts of all Members have previously been reduced to zero):

5.2.1      Tax Distributions. Except as set forth in Section 12.5, the Company shall distribute to all Members prior to the 10th day before the due date of the federal quarterly estimated tax payments an aggregate amount equal to the Base Tax Rate times the allocations of taxable income made or expected to be made pursuant to this Article 5 for such quarter (the “Tax Distribution”). The Board of Managers shall determine the amount to be distributed to the Members pursuant to this Section 5.2.1 in its reasonable discretion based on such reasonable assumptions as the Board of Managers determines in good faith to be appropriate, including by making reasonable adjustments to each quarter’s Tax Distributions to take into account the extent to which Tax Distributions paid in prior quarters are less or more than the amount required to take into account actual taxable income for such quarters and estimated taxable income for the current quarter. Except as set forth in Section 12.5, Tax Distributions shall be divided among the Members pro rata in accordance with their Percentage Interests; provided that if there is a change in Percentage Interest of any Member during any taxable period, such allocations shall be based on allocations of taxable income during each such portion of the taxable period, as determined under Section 5.6.1(d). The “Base Tax Rate” shall be equal to 54%. The Board of Managers shall consider adjusting the Base Tax Rate to be above 54% if requested by a Member upon a determination that the federal and state tax rates affecting the Member (or the Member’s taxpayers) have increased by more than 1%; provided, however, the Board of Managers shall have no obligation to increase the Base Tax Rate. For purposes of computing taxable income under this Section 5.2.1, taxable income shall be determined without taking account the effect of any benefit to a Member under Sections 199A, 743(b), or 734(b) of the Code, but after taking into account the effect of any allocations pursuant to Section 704(c) of the Code. All Tax Distributions shall be treated as an advance against, and shall be taken into account in determining, other distributions pursuant to Section 5.2.2 or Section 13.3.

5.2.2      Other Distributions. Except as set forth in Section 12.5, all other Distributions (including the annual distribution of Excess Cash pursuant to Section 5.1.2) shall be allocated among the Members pro rata in accordance with their Percentage Interests at the time of such Distributions.

5.3    No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of such Member’s Interest in the Company if such Distribution would violate any contractual restriction binding on the Company under the Credit Documents, Section 18-607 of the Act or other applicable law.

5.4    Withholdings. Subject to the terms of Section 12.5, the Board of Managers is authorized to withhold from Distributions to Members, or with respect to allocations to Members and in each case to pay over to the appropriate federal, state, local or foreign government any amounts required by law to be so withheld. All amounts withheld pursuant to the Code or any federal, state, local or foreign tax law with respect to any payment, distribution or allocation to the

Company shall be treated as amounts paid to the Company and each Member shall be treated as having received a distribution pursuant to Section 5.2 hereof equal to the portion of the withholding tax allocable to such Member, as determined by the Board of Managers. Any taxes withheld on a payment to the Company or a payment by the Company to a Member pursuant to this Section 5.4 shall be treated as if distributed to the relevant Member to the extent that an amount equal to such withheld taxes would then be distributable to such Member, and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the prime rate in effect from time to time plus 2%, compounded annually. The Board of Managers may, in its sole discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any demand loan payable to the Company. In the event that the Company receives a refund of taxes previously withheld by a third party from one or more payments to the Company, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined by the Board of Managers to offset the prior operation of this Section 5.4 in respect of such withheld taxes. Promptly upon request, each Member shall provide the Company with any information related to such Member that is necessary (a) to allow the Company to comply with any tax reporting, tax withholding, or tax payment obligations of the Company or (b) to establish the Company’s legal entitlement to an exemption from, or reduction of, or refund or credit of withholding tax. As a security for any withholding tax or other liability or obligation to which the Company may be subject as a result of any act or status of any Member, or to which the Company may become subject with respect to the Interest of any Member, the Company shall have (and each Member hereby grants to the Company) a security interest in all distributable assets of the Company distributable to such Member to the extent of the amount of such withholding tax or other liability or obligation. Neither the Company nor the Board of Managers shall be liable for any excess taxes withheld in respect of any Member’s Interest, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority. If the Company, the Board of Managers, any Member in such Member’s capacity acting as the Tax Matters Member or the Partnership Representative (as applicable), or any of their respective Affiliates, or any of their respective officers, directors, employees, managers, members and, as determined by the Board of Managers in its sole and absolute discretion, consultants or agents (the “Withholding Indemnified Parties” and each a “Withholding Indemnified Party”), becomes liable as a result of failure to withhold and remit taxes in respect of any Member, then, in addition to, and without limiting, any indemnities for which such Member may be liable under this Agreement, unless otherwise agreed by the Board of Managers in writing, such Member shall, to the fullest extent permitted by law, indemnify and hold harmless the Withholding Indemnified Parties, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability, except with respect to any interest, penalties or expenses which arise as a result of any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that such applicable Withholding Indemnified Party was grossly negligent or engaged in willful misconduct or fraud. The provisions contained in this Section 5.4 shall survive the termination of the Company and the Transfer of any Interest.

5.5    Property Distributions and Installment Sales. If any assets of the Company shall be distributed in kind pursuant to this Article 5, such assets shall be distributed to the Members entitled thereto in the same proportions as the Members would have been entitled to cash

Distributions. The amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the then prevailing Asset Value of such property shall, to the extent not otherwise recognized by the Company, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Members as if such property had been sold at its fair market value immediately prior to such Distribution. If any assets are sold in transactions in which, by reason of Section 453 of the Code, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of the Company for purposes of allocation of Net Profit or Net Loss under this Article 5 and, if such sales shall involve substantially all the assets of the Company, the Company shall be deemed to have been dissolved and terminated notwithstanding any election by the Members to continue the Company for purposes of collecting the proceeds of such sales.

5.6      Net Profit or Net Loss.

5.6.1        The “Net Profit” or “Net Loss” of the Company for each Fiscal Year or relevant part thereof shall mean the Company’s taxable income or loss for federal income tax purposes for such period (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:

(a)    Gain or loss attributable to the disposition of property of the Company with an Asset Value different from the adjusted basis of such property for federal income tax purposes shall be computed with respect to the Asset Value of such property, and any tax gain or loss not included in Net Profit or Net Loss shall be taken into account and allocated for federal income tax purposes among the Members pursuant to Section 5.8.

(b)    Depreciation, amortization or cost recovery deductions with respect to any property with an Asset Value that differs from its adjusted basis for federal income tax purposes shall be computed in accordance with Asset Value, and any depreciation allowable for federal income tax purposes shall be allocated in accordance with Section 5.8.

(c)    Any items that are required to be allocated pursuant to Section 5.7 shall not be taken into account in determining Net Profit or Net Loss.

(d)    In the event of a variation of Percentage Interests during a Fiscal Year, whether as a result of a Transfer of Interests or new issuance or repurchase of Units or otherwise, Net Profit or Net Loss and any other items of income, gain, loss, deduction and credit of the Company shall be allocated to the portions of such Fiscal Year preceding and following such variation based on an interim closing of the books, except where otherwise required by Section 706 of the Code and the Regulations thereunder.

5.6.2    General Allocations.

(a)    Hypothetical Liquidation. The items of income, expense, gain and loss of the Company comprising Net Profit or Net Loss for a Fiscal Year shall be allocated among the Members that were Members during such Fiscal Year in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such Fiscal Year to equal the excess (which may be negative) of:

(i)    the hypothetical distribution (if any) that such Member would receive if, on the last day of the Fiscal Year, (x) all Company assets, including cash, were sold for cash equal to their then-prevailing Asset Values, taking into account any adjustments thereto for such Fiscal Year, (y) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the then-prevailing Asset Value of the assets securing such liability) and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 13.3 hereof; over

(ii)    the sum of (x) the amount, if any, which such Member is obligated to contribute to the capital of the Company, (y) such Member’s share of the Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g), and (z) such Member’s Member Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in Section 5.6.2(a)(i) above.

 For purposes of the foregoing hypothetical sale described in Section 5.6.2(a)(i) above, all assets and liabilities of any entity that is wholly-owned by the Company and disregarded as an entity separate from the Company for federal income tax purposes shall be treated as assets and liabilities of the Company.

  (b)    Loss Limitation. Notwithstanding anything to the contrary in this Section 5.6.2(b), the amount of items of Company expense and loss allocated pursuant to this Section 5.6.2(b) to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, unless each Member would have an Adjusted Capital Account Deficit. All such items in excess of the limitation set forth in this Section 5.6.2(b) shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in clauses (i) and (ii) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter, to all Members, pro rata, in proportion to their Percentage Interests.

  5.6.3    Interpretation. The Members intend for the allocation provisions set forth in this Agreement to comply with Section 704(b) of the Code and the Regulations thereunder and to appropriately reflect the Members’ rights to Distributions as set forth in Sections 5.2 and 13.3, and the Board of Managers shall interpret the provisions in accordance with such intent and make such adjustments as may be necessary to effect such intent; provided, however, that any such interpretation or adjustment shall affect only Capital Accounts and allocations and shall not affect any Member’s rights to Distributions as set forth in this Agreement.

5.7      Regulatory Allocations. Although the Members do not anticipate that events will arise that will require application of this Section 5.7, provisions governing the allocation of taxable income, gain, loss, deduction and credit (and items thereof) are included in this Agreement as may be necessary to provide that the Company’s allocation provisions contain a so-called “Qualified Income Offset” within the meaning of Regulation Section 1.704-1(b)(2)(ii)(d) and comply with all provisions relating to the allocation of (i) Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and the chargeback thereof as set forth in the Regulations under Section 704(b) of the Code and (ii) Nonrecourse Deductions and Member Nonrecourse Deductions (clauses (i) and (ii) together, the “Regulatory Allocations”); provided, however, that the Members intend that all Regulatory Allocations that may be required shall be offset by other Regulatory Allocations or special allocations of items so that each Member’s share of the Net Profit, Net Loss and capital of the Company will be the same as it would have been had the events requiring the Regulatory Allocations not occurred. For this purpose, the Board of Managers, based on the advice of the Company’s auditors or tax counsel, is hereby authorized to make such special curative allocations of tax items as may be necessary to minimize or eliminate any economic distortions that may result from any required Regulatory Allocations.

5.8      Tax Allocations. Code Section 704(c) and Unrealized Appreciation or Depreciation.

5.8.1        Contributed Assets. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the Company with an adjusted basis for federal income tax purposes different from the initial Asset Value at which such property was accepted by the Company shall, solely for tax purposes, be allocated among the Members so as to take into account such difference in the manner required by Section 704(c) of the Code and the applicable Regulations.

5.8.2        Revalued Assets. If upon the acquisition of additional Units in the Company by a new or existing Member the Asset Value of any the assets of the Company is adjusted pursuant to Section 4.3, subsequent allocations of income, gain, loss and deduction with respect to such assets shall, solely for tax purposes, be allocated among the Members so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the applicable Regulations.

5.8.3        Elections and Limitations. The allocations required by this Section 5.8 are solely for purposes of federal, state and local income taxes and shall not affect the allocation of Net Profits or Net Losses as between Members or any Member’s Capital Account. All tax allocations required by this Section 5.8 shall be made using the “traditional method” that is described in the Regulations Section 1.704-3.

5.8.4        Allocations. Except as noted above, all items of income, deduction and loss shall be allocated for federal, state and local income tax purposes in the same manner as such items are allocated for purposes of calculating Net Profits and Net Losses.

5.9      Imputed Tax Underpayment. To the extent there is an adjustment by the IRS or other taxing authority to an item of income, gain, loss, deduction or credit of the Company, or an item of income, gain, loss, deduction or credit of any entity that is treated as a partnership for federal income tax purposes in which the Company holds an ownership interest that is allocable to the Company (or, in each case, an adjustment to any Member’s distributive share thereof), the

Partnership Representative shall reallocate the adjusted items among each Member or former Member in accordance with the final resolution of such audit adjustment. Notwithstanding any other provision of this Agreement, each Member (or former Member) shall bear any tax, interest, penalty or “imputed underpayment” under Code Section 6225 (if applicable) or similar amount resulting from the final resolution of any audit adjustment (the “Imputed Tax Underpayment”) to the extent such Imputed Tax Underpayment is attributable to such Member (or former Member) or results from the status of such Member (or such former Member) as a Member in the Reviewed Year.

6.	STATUS, RIGHTS AND POWERS OF MEMBERS AND CERTAIN MEMBER AGREEMENTS

6.1    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member or Indemnified Person shall be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member or Indemnified Person. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company. In no event shall any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s Interest or otherwise.

6.2    Return of Distributions of Capital. Except as otherwise expressly required by law, a Member, in such capacity, shall have no liability for obligations or liabilities of the Company in excess of (a) the amount of such Member’s Capital Contributions, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by law, the amount of any Distributions wrongfully distributed to such Member. Except as required by law, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any Distribution, such obligation shall bind such Member alone and not any other Member or any Manager. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any third party. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.

6.3    No Management or Control. Except as expressly provided in this Agreement and notwithstanding Section 18-402 of the Act, no Member shall take part in, or interfere in any manner with, the management of the business and affairs of the Company or have any right or authority to act for or bind the Company.

6.4    Specific Limitations. No Member shall have the right or power to: (a) withdraw or reduce such Member’s Capital Contribution except as a result of the dissolution of the Company or as otherwise provided by law or in this Agreement; (b) make voluntary Capital Contributions or contribute any property to the Company other than cash; (c) bring an action for partition against the Company or any Company assets; (d) cause the termination and dissolution of the Company, except as expressly set forth in this Agreement; or (e) upon the Distribution of its Capital Contribution, require that property other than cash be distributed in return for its Capital Contribution. Each Member hereby irrevocably waives any such rights.

6.5      Member Voting. Except as otherwise set forth in this Agreement or required by the Act, all powers of the Members shall be exercised in accordance with Section 7.3 by the appointment of the Board of Managers. To the extent a vote of, or consent by, “members” is required under the Act, or is otherwise sought by the Company, the Members shall be entitled to one vote per Unit on all matters to be so voted on.

6.6      Required Consents; Modification of Unit Terms.

 6.6.1    Until the date on which the Cattle Agreement Trigger occurs, none of the following actions shall be taken by the Company without prior written Member Consent:

(a)    Entering into any contracts, agreements or transactions with any of the Members or their Affiliates that are (i) on an arm’s length basis and would result in annual payments by or to the Company in excess of $5,000,000 or (ii) not on an arm’s length basis, other than the issuance of Units or Interests to Members in compliance with Section 3.6(b). This Section 6.6.1 shall not apply to any contracts, agreements or transactions between the Company and its Subsidiaries, including any loans or financing transactions.

(b)    Except as required by the Credit Documents, actions that contractually restrict (i) the making of distributions to Members as provided for in this Agreement or (ii) any required or mandatory repurchases by the Company of any Units as provided for in this Agreement.

(c)    The taking of any of the foregoing actions by any direct or indirect Subsidiary of the Company.

 6.6.2    Except as set forth in Section 12.5, the Company shall not modify or alter the rights, preferences or privileges of any Units, including by way of an amendment to this Agreement, which modification or alteration would adversely affect the economic entitlements of a holder of a Unit under this Agreement without the prior written consent of each such affected holder; provided, however, that the Company may issue Units as provided in Sections 3.6 and 7.4.2.

6.7      Restrictions on Member Competition. In consideration of the mutual covenants and agreements of the Company and the Members set forth in this Agreement, the Members set forth below hereby covenant and agree as follows:

(a)    Certain Activities of USPB Prohibited. For so long as USPB or any of its Affiliates owns or Controls any Units of the Company, but in any event until December 31, 2021, neither USPB nor any of its Affiliates shall, directly or indirectly, singularly or in the aggregate, own or Control any Ownership Interests of, or otherwise run, manage, operate, direct, Control or participate in the ownership, management, operation or Control of, any Competing Business or any Competing Facility, other than an Ownership Interest of not more than 2.0% in the aggregate in any publicly traded entity that is a Competing Business or that owns or Controls a Competing Business or a Competing Facility.

  (b)      Certain Activities of NBPCo Prohibited.

(i)    Except as otherwise set forth below, for so long as NBPCo or any of its Affiliates owns or Controls any Units of the Company, neither NBPCo nor any of its Affiliates shall, directly or indirectly, singularly or in the aggregate, own or Control more than 5% of the Ownership Interests of, or otherwise run, manage, operate, direct, Control or participate in the management, operation or Control of, any Competing Business or any Competing Facility.

(ii)    The Members acknowledge and agree that NBPCo and its Affiliates directly and indirectly compete with the Company in segments of the beef market not constituting a Competing Business or a Competing Facility, and nothing in this Agreement shall in any way limit the ability of NBPCo and its Affiliates to compete with the Company, subject to clauses (i), (iii), (iv) and (v) of this Section 6.7(b).

(iii)    For so long as NBPCo or any of its Affiliates owns or Controls any Units of the Company, if at any time NBPCo or its Affiliates commences a venture on its own that directly or indirectly competes with the Company in a segment of the beef market, then NBPCo will offer the Company an opportunity to supply beef as a raw material to such business activity, on arm’s length terms and conditions.

(iv)    For so long as NBPCo or any of its Affiliates owns or Controls any Units of the Company, if at any time NBPCo or its Affiliates commences a venture in conjunction with a Competing Business or Competing Facility that directly or indirectly competes with the Company in a segment of the beef market, then NBPCo or its Affiliate, as applicable, will offer the Company an opportunity to participate in a comparable venture on terms and conditions that are at least as favorable as the terms and conditions offered to, and agreed with, such Competing Business or Competing Facility. If the opportunity is offered to the Company, and the Company fails, within 30 days after being so presented with such opportunity, to accept such opportunity, or otherwise fails to pursue such opportunity with reasonable diligence, then the Company will waive its right to require NBPCo or its Affiliate, as applicable, to continue such offer and shall likewise waive any claim that the engagement by NBPCo or its Affiliate in such activity with a Competing Business or Competing Facility on the terms and conditions offered to the Company violates this Section 6.7(b) or constitutes a breach of the fiduciary duties of NBPCo’s Manager designee, if applicable.

(v)    NBPCo will not use its or its Affiliate’s Ownership Interest in the Company, to gather Confidential Information from the Company or to block competitive projects of the Company, and NBPCo agrees not to use any Confidential Information for any purpose not related to the Company’s conduct of its business or otherwise in a manner detrimental to the Company. Notwithstanding any other provision of this Agreement, if NBPCo or any of its Affiliates seeks to, or does acquire, engage in, or operate a venture of the type described above or that otherwise competes with the Company, the Board of Managers may restrict the access of NBPCo and its Affiliates to Confidential Information in the Board of Managers’ sole discretion, and NBPCo agrees that, at the request of the Board of Managers, neither NBPCo nor any of its Affiliates will participate in or receive information related to Board of Managers meetings and other discussions relating to such Confidential Information or the consideration of the Company’s involvement in such venture, Competing Business or Competing Facility.

(vi)    Section 6.7(b) may not be amended without the consent of NBPCo so long as NBPCo or any of its Affiliates owns or controls any Units of the Company.

(vii)    For purposes of this Section 6.7(b) only, “Competing Business” means a business or a Person conducting or Controlling a business that directly or indirectly competes with the business of the Company by engaging in the business of cattle slaughtering, beef processing or hide tanning in the United States or Mexico; and “Competing Facility” means any cattle slaughtering facility, any beef processing facility or any hide tanning facility owned by a Competing Business in the United States or Mexico.

(c)      Certain Activities of Klein Prohibited. Until the two-year anniversary of the date that Klein, New Kleinco and their respective Affiliates no longer own or Control any of the Units of the Company, none of Klein, New Kleinco or their respective Affiliates shall, directly or indirectly, own or Control any Ownership Interests of, or otherwise run, manage, operate, direct, Control or participate in the ownership, management, operation or Control of, any Competing Business or any Competing Facility, other than an Ownership Interest of not more than 2.0% in the aggregate in any publicly traded entity that is a Competing Business or that owns or Controls a Competing Business or a Competing Facility.

(d)      Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.7 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.8    Agreement for NBPCo to Negotiate Certain Requirements Contracts in Good Faith. From and after the Effective Date, the Company and NBPCo agree to continue to meet and negotiate in good faith and on an arm’s length basis to ensure the Company’s ability to acquire all its requirements of NBPCo’s finished product, and NBPCo’s ability to acquire all of its requirements of the Company’s trim, with equal to or less than 50% lean, each on terms and conditions at least as favorable as the terms and conditions that such party would permit any other Person to participate in such transactions. This Section 6.8 may not be amended without the consent of NBPCo so long as NBPCo or its Affiliates own or control Units of the Company.

6.9    Agreement Regarding NBPCo Waiver of Right of Set-off. Each of NBPCo and the Company hereby irrevocably waives any right to offset any payment due or claimed to be due to such party under any agreement entered into between them against any amounts that are due or claimed to be due by the other party under any other such agreement. This Section 6.9 may not be amended without the consent of NBPCo, so long as NBPCo or its Affiliates own or control Units of the Company.

6.10    Contracts with Managers or their Affiliates. No contract or transaction between the Company and a Manager or one of its Affiliates, or between the Company and any other entity in which a Manager or one of its Affiliates has a material financial interest, shall be void or voidable solely for this reason, or solely because the Manager is present at or participates in the Board of Managers meeting at which the contract or transaction is authorized or votes to authorize such contract or transaction, if: (a) the material facts of such Manager’s material financial interest are disclosed to the Board of Managers; and (b) the contract or transaction is otherwise permitted, authorized or approved in accordance with this Agreement. The presence of the interested Manager may be counted in determining both the presence of a quorum at any such meeting at which the contract or transaction is authorized and the vote with respect thereto.

6.11    Member Compensation; Expenses; Loans.

(a)    Except as otherwise provided in a written agreement approved by the Board of Managers and with Member Consent, no Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company. Except as otherwise approved, permitted or contemplated by or pursuant to a policy approved by the Board of Managers and Member Consent, no Member shall be reimbursed for any expenses incurred by such Member on behalf of the Company.

(b)    Subject to Sections 6.6 and 7.4.2, any Member or Affiliate may, to the extent authorized by the Board of Managers and not prohibited by the Credit Documents, lend or advance money to the Company. If any Member or Affiliate shall make any such permitted loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company and shall be repayable out of the Company’s cash. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.

7.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD OF MANAGERS

7.1      Board of Managers. The business of the Company shall be managed by the Board of Managers. As of the Effective Date, the Board of Managers shall consist of the individuals set forth in Section 7.2. Thereafter, the individuals constituting the Board of Managers shall be designated by the Members in accordance with the provisions of Section 7.3. Decisions of the

Board of Managers shall be decisions of the Company’s “manager” for all purposes of the Act and shall be carried out by officers or agents of the Company designated by the Board of Managers in the resolution in question or in one or more standing resolutions or with the power and authority to do so under Article 8.

A decision of the Board of Managers may be amended, modified or repealed in the same manner in which it was adopted or in accordance with the procedures set forth in this Article 7 as then in effect, but no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original resolution, certified by a duly authorized officer of the Company, until such Person has been notified in writing of such amendment, modification or repeal.

7.2    Managers. The Managers of the Company comprising the Board of Managers as of the Effective Date, who shall serve for such terms and in such manner as prescribed by this Article 7, are the following Persons:2

	Manager Name	Address	Designated By
1.	[Marfrig designee] (Chairman)	[●]	NBM
2.	[Marfrig designee]	[●]	NBM
3.	[Marfrig designee]	[●]	NBM
4.	[Marfrig designee]	[●]	NBM
5.	[Marfrig designee]	[●]	NBM
6.	[Leucadia designee]	[●]	Leucadia
7.	[Leucadia designee]	[●]	Leucadia
8.	Stanley Linville	12200 N. Ambassador Dr. Kansas City, MO 64163	USPB
9.	Timothy M. Klein	10217 Hwy 92 Kearney, MO 64060	CEO

7.3    Number and Designation Rights.

2 Note to Draft: Manager names and addresses will be inserted prior to execution of this Agreement.

(a)    The Board of Managers shall consist of up to nine Managers, to be appointed as follows:

(i)    Leucadia, for so long as Leucadia and its Affiliates hold the Requisite Percentage, shall have the right to designate two Managers (each such Manager, a “Leucadia Manager”).

(ii)    USPB, until the earliest to occur of (A) USPB ceasing to own at least 1,068 Units and (B) the date on which the Cattle Agreement Trigger occurs, shall have the right to designate one Manager.

(iii)    NBM shall have the right to designate five Managers (each, an “NBM Manager”).

(iv)    The Chief Executive Officer of the Company shall be a Manager.

(b)    Other than with respect to the Managers set forth in Section 7.2, if it is necessary pursuant to this Article 7 to appoint additional or replacement Managers, each Member specified to so designate one or more Manager(s) pursuant to Section 7.3(a) shall designate its Manager(s) by delivering to the Company a written statement designating its Manager(s) and setting forth the respective business address and telephone number of each such Manager. The Members, by signing this Agreement, hereby agree to the designation of the Persons identified above in Section 7.2 hereto as Managers until their successors are designated in accordance with this Article 7, each such Manager, being deemed designated by the Member set forth opposite such Manager indicated above. A Manager need not be a Member.

7.4    Voting and Act of the Board of Managers; Actions Requiring Leucadia Consent; Action without a Meeting.

7.4.1    Subject to Section 7.4.2, each Manager shall have one vote on any matter before the Board of Managers, and any such matter shall be decided by the Board of Managers by the affirmative vote of a majority of the Managers present at a duly held meeting at which a quorum is present, and references in this Agreement to actions by the Board of Managers shall be read accordingly. There shall be no requirement that any action of the Board of Managers be approved by the Managers elected or appointed by a certain group of Members.

7.4.2    Notwithstanding Section 7.4.1, the approval of any of the matters set out on Exhibit B shall require (a) the affirmative vote of a majority of the Managers present at a duly held meeting at which a quorum is present, (b) for so long as Leucadia owns the Requisite Percentage, the approval by Leucadia in its capacity as a Member, and (c) the approval by NBM in its capacity as a Member. When requested by the Board of Managers pursuant to this Section 7.4.2, each of Leucadia and NBM shall, within five Business Days of receipt of such request, provide written notice to the Board of Managers of its determination to consent or not consent to the actions for which such consent is required pursuant to Exhibit B.

7.4.3    Any action required or permitted to be taken at a meeting of the Board of Managers may be taken by unanimous written action signed by all of the Managers comprising the Board of Managers and such writing or writings shall be filed with the records of the meetings of the Board of Managers. Such consent shall be treated for all purposes as the act of the Board of Managers. For the avoidance of doubt, the vote required for a written action pursuant to this Section 7.4.3 shall not affect the vote required for an action to be taken at a meeting of the Board of Managers pursuant to Section 7.4.1.

7.5    Tenure. Except as otherwise provided by law or by this Agreement, each Manager shall remain in office until such Manager dies, resigns, or is removed by the Member designating such Manager.

7.6    Resignation. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified then at the time of its receipt by the President or the Secretary of the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

7.7    Removal. A Manager may be replaced or removed at any time by the Member designating such Manager, and may only be removed in accordance with this Section 7.7.

7.8    Vacancies. Any vacancy occurring on the Board of Managers shall be filled by the Member designating such Manager having the right to elect or appoint such Manager. The Board of Managers shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of this Agreement as to the number of Managers required for a quorum or for any vote or other action; provided, however, that the Board of Managers may not take any action without first giving a Member able to designate a Manager to fill a vacancy at least 48 hours to fill such vacancy.

7.9    Meetings. Regular meetings of the Board of Managers shall be held from time to time as determined by the Board of Managers. Special meetings of the Board of Managers shall be held upon the call of the Chairman of the Board of Managers, the Chief Executive Officer or any Manager designated by NBM. Board of Managers meetings shall be held at the principal office of the Company or at such other place, either within or without the State of Delaware, as shall be designated by the person calling the meeting and stated in the notice of the meeting. Managers may participate in a Board of Managers meeting by means of video or audio conferencing or similar communications equipment whereby all Managers participating in the meeting can hear each other.

7.10    Notice. Notice of each meeting of the Board of Managers, in writing or by electronic mail, stating the place, day and hour of the meeting, shall be given to each Manager at least 48 hours before the time at which the meeting is to be held. The notice or waiver of notice of any special or regular meeting of the Board of Managers does not need to specify the business to be transacted or the purpose of the meeting.

7.11    Waiver. Whenever any notice is required to be given to a Manager under the provisions of this Agreement, a waiver thereof in writing signed by the Manager, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a Manager at any meeting of the Board of Managers shall constitute waiver of notice of such meeting by the Manager, except where the Manager attends a meeting for the express purpose of stating its objection to the transaction of any business because the meeting is not lawfully called or convened.

7.12    Quorum; Attendance by Proxy.

 7.12.1    Attendance by all of the NBM Managers and, for so long as Leucadia owns the Requisite Percentage, by at least one Leucadia Manager, shall constitute a quorum necessary for the transaction of business at any regular or special meeting of the Board of Managers; provided that where the attendance of a Leucadia Manager or the NBM Managers is required pursuant to the preceding clause and two consecutive duly-called meetings of the Board of Managers are adjourned due to failure to achieve a quorum as a result of the non-attendance of a Leucadia Manager or the NBM Managers, as applicable, such meeting shall be re-convened again upon two Business Days’ notice to the Managers, and the presence of a Leucadia Manager or all of the NBM Managers, as applicable, shall not be required to constitute a quorum at such third duly-called meeting. If less than a quorum is present, those Managers present may adjourn the meeting from time to time until a quorum shall be present.

 7.12.2    Any NBM Manager or Leucadia Manager may designate another NBM Manager or Leucadia Manager, respectively, as his or her proxy to attend a Board of Managers meeting (the Manager giving such proxy being a “Proxy Manager”). Any such Proxy Manager shall be counted as present at such Board of Managers meeting for all purposes under this Agreement, and the vote of such Proxy Manager shall be deemed given by the Manager designated as the receiver of any such proxy as if the Proxy Manager had himself or herself attended such meeting and cast his or her vote in person.

7.13    Compensation. Unless otherwise unanimously approved by the Board of Managers, Managers who are not employees of the Company shall not be compensated for serving as Managers; provided that in the event that a Member designates as a Manager an unrelated third-party (including as to the Member designating such Manager) to serve as one of its Managers, the Board of Managers may determine to compensate such Manager for serving as a Manager up to an aggregate compensation level not to exceed $100,000 per year. Managers shall be entitled to reimbursement for reasonable expenses incurred in attending meetings of the Board of Managers.

7.14    Authority of Board of Managers. Subject to the provisions of this Agreement that require the consent or approval of one or more Members, the Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board of Managers or Persons designated by the Board of Managers, including officers and agents appointed by the Board of Managers, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by the Act, but subject to any specific provisions hereof granting rights to Members, the Board of Managers shall have the power to perform any acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under the Act, and the Members shall have no power whatsoever with respect to the management of the business and affairs of the Company. All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction, and credit among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board of Managers in good faith. Any determination made pursuant to this Section 7.14 by the Board of Managers shall be conclusive and binding on all Members, but subject to written objection and legal action challenging the decision based on lack of good faith. The power and authority granted to the Board of Managers shall include all those necessary, convenient or incidental for the accomplishment of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including without limitation, the power and authority to undertake and make decisions concerning (in each case subject to the terms, conditions, and special approval requirement of this Agreement): (a) hiring and firing employees, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) entering into leases for real or personal property, (c) opening bank and other deposit accounts and operations thereunder, (d) purchasing, constructing, improving, developing and maintaining real property, (e) purchasing insurance, goods, supplies, equipment, materials and other personal property, (f) borrowing money, obtaining credit, issuing notes, debentures, securities, equity or other interests of or in the Company and securing the obligations undertaken in connection therewith with mortgages on, pledges of and security interests in all or any portion of the real or personal property of the Company, (g) making investments in or the acquisition of securities of any Person, (h) giving guarantees and indemnities, (i) entering into contracts or agreements, whether in the ordinary course of business or otherwise, (j) mergers with or acquisitions of other Persons, (k) dissolution, (l) the sale or lease of all or any portion of the assets of the Company, (m) forming subsidiaries or joint ventures, (n) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company and (o) all other acts or activities necessary, convenient or incidental for the accomplishment of the purposes of the Company including any and all actions that the Company may take as described in Section 2.6.

7.15    Reliance by Third Parties. Any person or entity dealing with the Company or the Members may rely upon a certificate signed by a Manager as to: (a) the identity of the Members, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by Members or are in any other manner germane to the affairs of the Company, (c) the Persons which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action by or on behalf of the Company by the Board of Managers or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Members.

8.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS

8.1    Officers, Agents. The Board of Managers by vote or resolution shall have the power to appoint officers and agents to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board of Managers hereunder, including the power to execute documents on behalf of the Company, as the Board of Managers may in its sole discretion determine; provided, however, that no such delegation by the of Managers shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers so appointed may include persons holding titles such as Chairman, Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Chief Accounting Officer, Vice President, and Secretary. Unless the authority of the officer in question is limited or specified in the document appointing such officer or in such officer’s employment agreement or is otherwise specified or limited by the Board of Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority and as more specifically set forth in this Article 8; provided, however, that without the required consents pursuant to Sections 6.6 and 7.4.2 no officer shall take any action for which the consent of certain Members is required thereunder; and provided, further, that without the required consent pursuant to Section 8.10, no officer shall take any action for which consent is required thereunder.

8.2    Election. Officers may be elected by the Board of Managers at any time. At any time or from time to time the Board of Managers may delegate to any officer their power to elect or appoint any other officer or any agents. Officers must be natural persons.

8.3    Tenure. Each officer shall hold office until its respective successor is chosen and qualified unless a different period shall have been specified by the terms of its election or appointment, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain its authority at the pleasure of the Board of Managers, or the officer by whom he or she was appointed or by the officer who then holds agent appointive power.

8.4    Chairman of the Board of Managers, Chief Executive Officer, President and Vice President. The Chairman of the Board of Managers, if any, shall be selected by NBM for so long as NBM remains a Member and shall not be an officer of the Company and shall instead have such duties and powers as shall be designated from time to time by the Board of Managers. Subject to the terms and conditions of this Agreement, the Chief Executive Officer shall have direct and general charge and supervision of all business and administrative operations of the Company and all other such duties, responsibilities authority and privileges as are set forth in his employment agreement, if any, as amended from time to time, in addition to those duties, responsibilities, authority and privileges as are delegated to him by the Board of Managers or that a Chief Executive Officer of a Delaware corporation would have in respect of a Delaware corporation in the absence of a specific delegation of such duties, responsibility, authority and privileges. The Chief Executive Officer shall also perform such other duties that may be assigned by the Board of Managers to the extent consistent with this Agreement and his employment agreement, if any, as amended from time to time. The President and any Vice Presidents, if any, shall have duties as shall be designated from time to time by the Chief Executive Officer or by the Board of Managers.

8.5    Chief Financial Officer. Unless the Board of Managers otherwise specifies, the Chief Financial Officer of the Company shall be in charge of its funds and valuable papers, its books of account and accounting records, and of its accounting procedures and shall have such other duties and powers as may be designated from time to time by the Chief Executive Officer or the Board of Managers.

8.6    Secretary and Assistant Secretaries. The Secretary shall record all proceedings of the Members and the Board of Managers in a book or series of books to be kept therefor and shall file therein all actions by written consent of the Board of Managers. In the absence of the Secretary from any meeting, an Assistant Secretary, or if no Assistant Secretary is present, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall keep or cause to be kept records, which shall contain the names and record addresses of all Members. The Secretary shall have such other duties and powers as may from time to time be designated by the Board of Managers, the Chair of the Board of Managers or the Chief Executive Officer. Any Assistant Secretaries shall have such duties and powers as shall be designated from time to time by the Board of Managers, the Chair of the Board of Managers, the Chief Executive Officer or the Secretary.

8.7      Vacancies. If the office of any officer becomes vacant, the Board of Managers may choose a successor. Each such successor shall hold office for the unexpired term, and until its successor is chosen and qualified or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.

8.8      Resignation and Removal. Subject to the terms of any applicable employment agreement of an officer, the Board of Managers may at any time remove any officer either with or without cause. The Board of Managers may at any time terminate or modify the authority of any agent. Any officer may resign at any time by delivering its resignation in writing to the Chairman of the Board of Managers, the Chief Executive Officer or the Secretary or to a meeting of the Board of Managers. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state.

8.9      Compensation. Officers shall receive such compensation as may be determined from time to time by resolution of the Board of Managers or as otherwise provided in a written employment agreement.

8.10    Certain Actions Requiring Board of Managers Consent. Notwithstanding any delegation of the Board of Managers’ authority to any officer pursuant to the foregoing provisions of this Article 8 and notwithstanding any other provision of this Agreement or any employment agreement between such officer and the Company, the power to take the following actions shall be vested exclusively in the Managers (subject to Sections 6.6 and 7.4.2), unless the Board of Managers gives its express prior consent thereto:

(a)    Entering into any contract, agreement or arrangement with any Person (including with accountants, investment bankers or consultants) where the aggregate expenditure of the Company with respect to any such Person in any Fiscal Year will or is reasonably likely to exceed $1,000,000, excluding those expenditures in the ordinary course of business or that are contemplated in the annual budget approved by the Board of Managers.

(b)    Entering into any agreement for the borrowing of money (whether in the public or private markets), obtaining credit (other than trade credit in the normal course of business) or amending in any material respect any of the terms and conditions of any of the Credit Documents.

(c)    Issuances of additional Units of the Company.

(d)    Securing any obligations of the Company with any of its assets.

(e)    Distributions of cash (or other Company assets) to Members.

(f)    Acquisitions, disposals or sales of properties or assets (whether effected by merger, sale of assets, lease or equity exchange or otherwise), other than in the ordinary course of business or as contemplated in the annual budget approved by the Board of Managers, and other than in any transaction involving less than $1,000,000.

(g)    Adoption of or changes in the annual budgets which shall be prepared by the officers of the Company in detail reasonably satisfactory to, and approved by, the Board of Managers, and which shall be consistent with the format used by the Company for preparation of its annual and quarterly financial statements.

(h)    Making unbudgeted expenditures of $1,000,000 or more in any Fiscal Year.

(i)    Approval of any Succession Plan or changes or amendments of the Succession Plan.

(j)    Hiring, firing, promotion or demotion of any officer on the Senior Management Team or the Chief Financial Officer.

(k)    Termination and hiring of general legal counsel for the Company and the hiring of special legal counsel.

(l)    Approval of the Company’s expense reimbursement policies, to the extent relating to members of the Senior Management Team, and the Company’s currency or securities hedging and insurance policies.

(m)    The formation of or investment in any Subsidiaries and any agreements relating thereto, including without limitation any agreements with joint venturers, partners or co-investors.

(n)    The approval of any employment (or similar) contract or agreement under which the obligations of the Company exceed (or are expected to exceed) $1,000,000 over the term of such contract or agreement or exceed (or are expected to exceed) $333,333 in any Fiscal Year.

(o)    Initiating, revising or eliminating any management bonus program.

(p)    Making any material public announcement outside the normal course of business, unless the making of such public announcement is: (i) necessary to prevent a material adverse effect on the business of the Company or is otherwise required by applicable law; or (ii) deemed necessary and appropriate by the Senior Management Team to avoid an imminent public health danger.

(q)    Approving all new sites for office space, plants or other operations and of associated capital expenditures, other than those contemplated in the annual budget approved by the Board of Managers.

(r)    Indemnifying any officer, manager, employee or agent of the Company or its Subsidiaries on behalf of the Company or its Subsidiaries.

(s)    Initiating or settling any litigation where the resulting loss or damage (plus any costs, including attorneys’ fees) will or could reasonably be anticipated to exceed $1,000,000.

9.	BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1      Books and Records. The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office or such other office as the Board of Managers shall determine all of the following:

(a)    A current list of the full name and last known business or residential address of each Member and Manager;

(b)    information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a Member of the Company;

(c)    A copy of the Certificate of Formation and this Agreement, including any amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate of Formation, this Agreement or any amendments have been executed;

(d)    Copies of the Company’s federal, state and local income tax or information returns and reports;

(e)    The audited financial statements of the Company; and

(f)    The Company’s books and records.

9.2      Delivery to Member, Inspection; etc. Upon the request of any Member for any purpose reasonably related to such Member’s Interest, the Board of Managers shall allow the Member and its designated representatives or agents, upon at least two Business Days prior written notice to the Board of Managers and during reasonable business hours, to examine the Company’s books and records for such purpose at the Member’s sole cost and expense. A Member requesting such an examination of the Company’s books and records may also request, and the Board of Managers shall endeavor to cause, that Managers, members of the Senior Management Team, and the independent certified public accountants for the Company be made available to discuss such books and records. In addition, each Member shall have the right to obtain from the Company such other information regarding the Company’s affairs and financial condition as is just and reasonable. The foregoing rights shall be subject to Section 9.6 and to such reasonable standards as may be established by the Board of Managers from time to time. Notwithstanding anything to the contrary herein, information obtained in connection with this Section 9.2 shall be deemed Confidential Information and not be used in competition with the Company. The rights and privileges set forth in this Section 9.2 shall not apply (a) to a Member whose Governance Rights have terminated pursuant to Section 3.5 hereof, (b) to any assignee of a Member except to the extent required by the Act, (c) in any event to any Member who is employed by, retained by, Affiliated with or Controlled by a Competing Business at the time of request or examination, or (d) in the event that the provision of such information gives rise to or would reasonably be expected to give rise to U.S. Securities and Exchange Commission reporting obligations.

9.3      Accounting; Fiscal Year. The Company shall use the accrual method of accounting in preparing its financial reports and for tax purposes and shall keep its books and records accordingly. The Board of Managers may, without any further consent of the Members (except as specifically required by the Code), apply for IRS consent to, and otherwise effect a change in, the Company’s Fiscal Year.

9.4      Reports.

(a)      In General. The Chief Financial Officer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.

(b)      Periodic and Financial Reports. The Company shall maintain and provide to each Member upon request, the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than Capital Contributions, profits and losses and other allocations, distributions and Capital Accounts with respect to Member’s Capital Accounts, which shall construed, determined and reported to Members in accordance with this Agreement) in accordance with GAAP.

(i)    As soon as practicable following the end of each Fiscal Year (and in any event within the time frame required by Leucadia for its reporting processes), an unaudited balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year. As soon as practicable following the end of each Fiscal Year (and in any event within the time frame required by Leucadia for its reporting processes), a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Members’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements, all of which shall be audited and certified by the Company’s accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year.

(ii)    As soon as reasonably practicable following the end of each of the first three fiscal quarters of each Fiscal Year and following the end of each of the first 11 fiscal months of each Fiscal Year (and in any event within the time frame required by Leucadia for its reporting processes), an unaudited balance sheet of the

Company as of the end of such fiscal quarter or fiscal month, as the case may be, and the related unaudited statements of operations and cash flows for such fiscal quarter or fiscal month, as the case may be, and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s fiscal quarter or fiscal month, as the case may be, and the fiscal quarter or fiscal month, as the case may be, just completed.

(c)    IFRS. Notwithstanding the above, the Company shall maintain and provide to each Member upon request (i) such data, and in such format, as may be required to enable the Investor to prepare financial information under International Financial Reporting Standards (“IFRS”) and (ii) a reconciliation between GAAP and IFRS. The Company shall, upon request of any NBM Manager, prepare or cause to be prepared annual and quarterly financial statements in accordance with IFRS.

(d)    Other Reports. The Board of Managers shall cause to be delivered promptly to Members such other information that is customarily provided the shareholders or members, such as reports of adverse developments, management letters, communications with Members of Managers, press releases and registration statements.

9.5      Filings. At the Company’s expense, NBM shall cause all tax returns required to be filed by the Company to be prepared and timely filed (including extensions) with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company (including without limitation a schedule setting forth such Member’s distributive share of the Company’s income, gain, loss, deduction and credit as determined for federal income tax purposes) as is necessary to enable such Member to prepare such Member’s federal, state and local income tax returns. NBM, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative authorities, all reports required to be filed by the Company with those entities under then current applicable laws, rules and regulations.

9.6      Non-Disclosure.

9.6.1    Each Member agrees that, except as otherwise consented to by the Board of Managers, all non-public information furnished to such Member pursuant to this Agreement or otherwise regarding the Company or its business that is not generally available to the public (“Confidential Information”) will be kept confidential and will not be used by such Member (or its Affiliates, agents, representatives or employees) in competition with the Company or disclosed by such Member, or by any of such Member’s agents, representatives or employees, in any manner, in whole or in part, except that (a) each Member shall be permitted to disclose such Confidential Information to those of such Member’s agents, representatives and employees who need to be familiar with such information in connection with such Member’s investment in the Company and who are charged with an obligation of confidentiality, (b) each Member shall be permitted to disclose such Confidential Information to such Member’s partners and equity holders so long as they agree to keep such information confidential on the terms set forth herein, (c) each Member shall be permitted to disclose Confidential Information to the extent required by law or rules and regulations of any applicable stock exchange on which a Member’s securities are listed or traded, so long as such Member shall have first provided the Company a reasonable opportunity to contest the necessity of disclosing such information, and (d) each Member shall be permitted to disclose Confidential Information to the extent necessary for the enforcement of any right of such Member arising under this Agreement. Notwithstanding the foregoing, each Member (and each employee, representative or other agent of the Member) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.

9.6.2    Each Member agrees that it shall be liable for any breach or violation of the provisions of Section 9.6.1 by any Person to whom such Member provides Confidential Information (other than the Company). The covenants and undertakings contained in Section 9.6.1 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of Section 9.6.1 will cause irreparable injury to the Company, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of Section 9.6.1 may be inadequate. Therefore, notwithstanding anything to the contrary, the Company shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of any provision of Section 9.6.1 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by Section 9.6.1 are cumulative and in addition to any other rights and remedies which the Company may have hereunder or at law or in equity.

9.6.3    Each Member is aware that (i) Leucadia is an “issuer” of securities under United States securities laws and NBM Ultimate Parent is an “issuer” of securities under Brazilian securities laws and (ii) that United States and Brazilian securities laws prohibit any individual who has received from an issuer or any of its Affiliates (including the Company) any material, non-public information regarding such issuer or any of its Affiliates from purchasing or selling securities of such issuer or from communicating such information to any other individual under circumstances in which it is reasonably foreseeable that such individual is likely to purchase or sell securities of such issuer. As a consequence of its respective investments in the Company, each Member will from time to time receive confidential information concerning the Company that will constitute material, non-public information concerning Leucadia and NBM Ultimate Parent. Each Member acknowledges this prohibition and agrees to advise its respective Affiliates of this prohibition.

9.7      Restrictions on Receipt. The rights of Members to receive reports or to request information pursuant to this Article 9 shall be subject to Section 3.5.

10.	TAX MATTERS

10.1    Tax Matters Member. The provisions of this Section 10.1 shall apply for and with respect to taxable years ending on or prior to December 31, 2017, and all references to the “Code”

herein are as the Code in effect prior to amendment by the Bipartisan Budget Act of 2015 (and any similar provision under state or local law).

10.1.1    Leucadia shall designate a qualifying Member to act as the tax matters partner of the Company (the “Tax Matters Member”) as defined in Section 6231(a)(7) of the Code. The Tax Matters Member will represent the Company in any audits, disputes or controversies or proceedings under the TEFRA Rules; provided, however, that the Tax Matters Member shall keep the Board of Managers informed as to all material developments with respect to such audits, disputes or controversies and shall not have any right to settle or compromise any such audits, disputes, controversies or proceedings without approval of the Board of Managers. The Tax Matters Member shall (a) furnish to each Member affected by an audit of Company income tax returns a copy of each notice or other communication received from the IRS or applicable state authority and (b) keep such Members informed of any administrative or judicial proceeding, as required by Section 6223(g) of the Code.

10.1.2    The Company shall not be obligated to pay any fees or other compensation to the Tax Matters Member in its capacity as such. However, the Company shall reimburse the reasonable expenses (including reasonable outside attorneys’ and other reasonable outside professional fees, and allocated overhead and internal costs) incurred by the Tax Matters Member in such capacity. The cost of any resulting audits or adjustments of a Member’s tax return shall be borne solely by the affected Member.

10.1.3    The Company shall indemnify and hold harmless the Tax Matters Member from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ and accountants’ fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Tax Matters Member, so long as such act or decision was not the result of gross negligence, fraud or willful misconduct by the Tax Matters Member. The Tax Matters Member shall be entitled to rely on the advice of outside legal counsel and accountants as to the nature and scope of its responsibilities and authority as Tax Matters Member, and any act or omission of the Tax Matters Member pursuant to such advice in no event shall subject the Tax Matters Member to liability to the Company or any Member, unless such act or omission pursuant to such advice is as a result of gross negligence, fraud or willful misconduct by the Tax Matters Member.

10.2    Partnership Representative. The provisions of this Section 10.2 shall apply for and with respect to taxable years beginning after December 31, 2017, and all references to the “Code” herein are as amended by the Bipartisan Budget Act of 2015 (or any successor thereto and any similar provision under state or local law).

10.2.1    Partnership Representative. NBM (or, if NBM no longer has the right to designate a majority of the Managers, the Board of Managers) shall designate the Company’s partnership representative (the “Partnership Representative”) under Section 6223 of the Code (which may be NBM or any other person designated by NBM or the Board of Managers, as applicable). Each Member hereby consents to such designation and agrees that, upon the request of NBM, it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Partnership Representative shall be promptly reimbursed for all reasonable expenses (including reasonable outside attorneys’ and other reasonable outside professional fees, and allocated overhead and internal costs) incurred by it in connection with service as Partnership Representative (as applicable) to the extent such reimbursement is not prohibited by applicable law. Nothing herein shall be construed to restrict NBM from causing the Company to engage an accounting firm or legal counsel to assist the Partnership Representative in discharging its duties hereunder. The Partnership Representative will represent the Company in any audits, disputes, controversies or proceedings under the Partnership Tax Audit Rules; provided, however, that the Partnership Representative shall keep the Board of Managers informed as to all material developments with respect to such audits, disputes or controversies and shall not have any right to settle or compromise any such audits, disputes, controversies or proceedings without approval of the Board of Managers. The Company and the Partnership Representative shall keep the Members informed of any inquiries, audits, other proceedings or tax deficiencies assessed or proposed to be assessed (of which the Company or Partnership Representative is actually aware) by any taxing authority against the Company or the Members.

10.2.2    Election Out of Partnership Audit Procedures. So long as the Company satisfies the provisions of Sections 6221(b)(1)(B) through (D), the Partnership Representative, with the approval of the Board of Managers, may cause the Company to make the election set forth in Section 6221(b)(1) of the Code so that the Partnership Tax Audit Rules shall not apply to the Company. If such election is made, the Partnership Representative shall provide the proper notice to each Member in accordance with Section 6221(b)(1)(E).

10.2.3    Partnership Level Assessments. Provided the election described in Section 10.2.2 is not in effect, in the case of any adjustment by the IRS in the amount of any item of income, gain, loss, deduction, or credit of the Company or any Member’s distributive share thereof (“IRS Adjustment”), the Partnership Representative, acting at the direction of NBM or the Board of Managers, as applicable, shall respond to such IRS Adjustment in accordance with either 10.2.3(a) or (b).

(a)    In accordance with Section 6225 of the Code, the Partnership Representative may cause the Company to pay any Imputed Tax Underpayment imposed in the Adjustment Year. The Partnership Representative shall use reasonable efforts to pursue available procedures to reduce any Imputed Tax Underpayment on account of any Member’s tax status.

(b)    Alternatively, the Partnership Representative may elect under Section 6226 of the Code to cause the Company to issue adjusted IRS Schedules “K-1” (or such other form as applicable) reflecting a Member’s shares of any IRS Adjustment for the Adjustment Year.

(c)    In connection with any decision by the Partnership Representative, acting at the direction of the Board of Managers, regarding whether to make the election described in Section 6226 of the Code pursuant to this Section 10.2.3(b), the Partnership Representative shall use commercially reasonable efforts to take into consideration the relative costs and the tax consequences to the Company and the Members of making or not making such election. If the Partnership Representative determines not to make the election described in Section 6226 of the Code, the Partnership Representative will use commercially reasonable efforts to (i) take into account the tax status of each Member, when determining the amount of the Company’s Imputed Tax Underpayment that is attributable to each Member, to the extent permitted by applicable law, and (ii) allocate such amount in such manner that no Member will bear the economic burden of any Imputed Tax Underpayment that is not attributable to such Member to the extent practicable. For purposes of the preceding sentence, the Partnership Representative shall use commercially reasonable efforts to take into account amended tax returns timely filed by each Member, as described in Section 6225(c)(2) of the Code, to the extent permitted by applicable law, and the Partnership Representative shall use commercially reasonable efforts to furnish to each Member, in a timely manner and to the extent reasonably available to the Partnership Representative, such information as such Member may reasonably request to prepare such amended tax returns to the extent practicable.

(d)    Each Member agrees to (i) treat each item of income, gain, loss, deduction, or credit attributable to the Company in a manner which is consistent with the treatment of such item on the tax returns of the Company and (ii) provide the Company and the Partnership Representative with any information, documentation, or certification that the Company or Partnership Representative reasonably requests in connection with an audit, dispute, controversy or other tax proceeding relating to the Company, including any information or certifications that may be necessary for the Partnership Representative to reduce Imputed Tax Underpayment or make an election under Section 6226 of the Code.

10.2.4    Indemnification for Partnership Adjustments. Each Member hereby agrees to indemnify and hold harmless the Company, the Board of Managers, the Partnership Representative (including NBM in its capacity as such) or any of their respective Affiliates, or any of their respective officers, directors, employees, managers, members and, as determined by the Board of Managers in its sole and absolute discretion, consultants or agents, from and against any liability, cost, penalty, interest or expense (including, but not limited to, legal and accounting fees) with respect to any Imputed Tax Underpayment or other IRS Adjustment, regardless of whether such Member is a Member of the Company in an Adjustment Year, with such proportionate share as reasonably determined by the Board of Managers, including the Board of Managers’ reasonable discretion, based on each Member’s interest in the Company in the Reviewed Year, each Member’s tax status and a Member’s timely provision of information necessary to reduce the amount of Imputed Tax Underpayment set forth in Section 6225(c) of the Code. A Member’s reimbursement obligation pursuant to this Section 10.2.4 shall be effected, at the sole option of NBM or such other indemnified person, either by (i) the Member’s immediate payment in cash to the Company or such other indemnified person and/or (ii) the Company’s retention of amounts of distributable cash that would otherwise be distributable to such Member (any amount so retained shall be treated as distributed to such Member for purposes of Section 5.2) and/or (iii) the Company’s making of the relevant payment on behalf of such Member (any amount so paid, together with any costs and expenses incurred by the Company in relation to such payment, to be repaid by reducing the amount of the next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by reimbursement by such Member). NBM and the Company will be entitled to take any other action determined to be necessary or appropriate in connection with any obligation or possible obligation to impose withholding pursuant to any tax law or to pay any tax with respect to a Member.

10.2.5    The obligations under this Section 10.2 shall survive a Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company.

10.3    Tax Returns. Unless otherwise agreed by the Board of Managers, all returns of the Company shall be prepared by the Company’s independent certified tax accountants under the direction of the Board of Managers, with such returns being prepared consistent with past practice except to the extent otherwise required by applicable law.

10.4    Tax Elections. Subject to Section 7.4.2, NBM shall, without any further consent of the Members being required (except as specifically required herein), cause the Company to make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii) (prior to amendment under to the Bipartisan Budget Act of 2015) or take any other action necessary to cause the provisions of Code Sections 6221 through 6231 (as amended by the Bipartisan Budget Act of 2015) to apply to the Company (ii) to take any action necessary or appropriate to continue the election made by the Company pursuant to Code Section 754 as in effect on the Effective Date, including making a new or a protective Section 754 election, to ensure that such Section 754 election is and remains effective and that the Section 754 election is not revoked without the consent of all Members, and to adjust the basis of Property pursuant to Code Sections 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Interests and Company distributions; (iii) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns; and (iv) acting at the direction of the Board of Managers, and keeping the Board of Managers informed as to all material developments with respect thereto, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members (other than those matters described in Sections 10.1 and 10.2 that are represented by the Tax Matters Member or the Partnership Representative, as applicable), and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members.

10.5    Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than 5 months after the end of each Fiscal Year.

11.	TRANSFER OF INTERESTS

11.1    Transfer.

11.1.1    During the Lock Up Period, except for Transfers pursuant to Section 11.2 to a Permitted Transferee, for a Permitted Financing Pledge or pursuant to Article 12, no Member shall Transfer all or any part of its Units, or the economic or other rights that comprise such Member’s Interest, unless such Transfer is first approved by a majority of the Managers who were not appointed by the Member seeking approval for such Transfer, which approval may be granted or withheld in the sole discretion of such Managers.

11.1.2    A Minority Member may not Transfer all or any part of its Units, or the economic or other rights that comprise such Member’s Interest, to any Named Competitors, unless such Transfer is first approved by a majority of the Managers who were not appointed by the Member seeking approval for such Transfer, which approval may be granted or withheld in the sole discretion of such Managers.

11.1.3    The Company shall maintain a record of the ownership of Units, which shall be as set forth on Exhibit A and shall be amended from time to time to reflect permitted Transfers of ownership of Units. Subject to restrictions on the transferability of Units as set forth herein, Units shall be Transferred by delivery to the Company of an instruction by the registered owner of a Unit requesting registration of Transfer of such Units and the recording of such Transfer in the records of the Company.

11.2    Permitted Transferees. Subject to Sections 11.3 and 11.4, a Member shall be entitled to Transfer all or any portion of such Member’s Units to a direct or indirect Subsidiary of such Member; provided that (a) NBM and NBM Ultimate Parent shall also be permitted to Transfer its Units to another Subsidiary of NBM Ultimate Parent, and (b) Leucadia shall also be permitted to Transfer its Units to another Subsidiary of Leucadia (each such Subsidiary is referred to herein as a “Permitted Transferee”). In no event shall all or any part of a Unit be Transferred to a minor or incompetent except in trust or pursuant to the Uniform Gifts to Minors Act.

11.3    Transfer Requirements. No Person to whom any of a Member’s Units are Transferred (including a Permitted Transferee) shall be admitted to the Company as a Member (as limited under certain circumstances in accordance with Section 11.8) unless the following conditions are satisfied or such conditions are waived by the Board of Managers:

(a)    a duly executed written instrument of Transfer is provided to the Board of Managers, specifying the Units being Transferred and setting forth the intention of the Member effecting the Transfer that the transferee succeed to a portion or all of such Member’s Units;

(b)    an opinion of responsible counsel (who may be counsel for the Company), reasonably satisfactory in form and substance to the Board of Managers to the effect that:

(i)    such Transfer would not violate the Securities Act or any state securities or blue sky laws applicable to the Company or the Interest to be Transferred;

(ii)    such Transfer would not cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code; and

(iii)    such Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes; and

(c)    the transferee provides a statement, in form and substance reasonably satisfactory to the Board of Managers, certifying that it has complied with its withholding obligations under Section 1446(f) of the Code (including having obtained an executed affidavit described in Section 1446(f)(2) of the Code from the Member effecting the Transfer, if applicable);

(d)    the Member effecting the Transfer and the transferee, as applicable, execute and deliver to the Board of Managers a joinder hereto, a special power of attorney as provided in Section 18.3 and any other instruments reasonably necessary to evidence acceptance by the transferee of this Agreement and such transferee’s agreement to be bound by and comply with the provisions hereof; and

(e)    the Member effecting the Transfer or the transferee pays to the Company a transfer fee in an amount sufficient to cover the reasonable expenses incurred by the Company in connection with the admission of the transferee.

11.4    Consent. Subject to Section 11.8, each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 11 with respect to any proposed Transfer, the Person proposed to be such transferee may be admitted as a Member.

11.5    Withdrawal of Member. If a Member Transfers all of its Units pursuant to Section 11.1 and the transferee of such interest is admitted as a Member pursuant to Section 11.3 (whether or not such Member’s status is limited pursuant to Section 11.8), such transferee shall be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the transferee is admitted and, immediately following such admission, the transferor Member shall cease to be a Member of the Company. Upon the transferor Member’s withdrawal from the Company, the withdrawing Member shall not be entitled to any Distributions, or any other rights associated with an Interest in the Company, from and after the date of such withdrawal or Transfer.

11.6    Noncomplying Transfers Void. Any Transfer in contravention of this Article 11 shall be void ab initio and of no force or effect, and shall not bind nor be recognized by the Company.

11.7    Amendment of Exhibit A. In the event of the admission of any transferee as a Member of the Company, the Board of Managers shall promptly amend Exhibit A to reflect such Transfer or admission, as the case may be, and it shall deliver promptly to each Member a copy of such amended Exhibit A.

11.8    Limited Interests. If the Interests with respect to Units held by a Member have been limited as required by Section 3.5 and such Member shall wish to Transfer, or shall have Transferred, Units in accordance with this Article 11, the limitations imposed by Section 3.5 on such Interests shall be removed only with the consent of the Board of Managers.

11.9    Permitted Financing Pledge. The Units owned by NBM or its Permitted Transferee and all associated rights and powers may be pledged or assigned to any lender or lenders (or an agent therefor) in a Permitted Financing Pledge as collateral for the indebtedness, liabilities and obligations of NBM or such Permitted Transferee to such lender or lenders, and any such pledged or assigned Units and all associated rights and powers shall be subject to such lender’s or lenders’ (or agent’s) rights under any collateral documentation governing or pertaining to the Permitted Financing Pledge. The Permitted Financing Pledge shall not, except as otherwise may result due to an exercise of rights and remedies under such collateral documentation, cause NBM or its Permitted Transferee to cease to be a Member or to have the power to exercise any rights or powers of a Member and, except as provided in such collateral documentation, such lender or lenders (and agent therefor) shall not have any liability solely as a result of such Permitted Financing Pledge. Without limiting the generality of the foregoing, the right of such lender or lenders (or an agent therefor) to enforce and exercise their rights and remedies under such collateral documentation is hereby acknowledged and, subject to compliance with the terms and conditions of Section 11.3 of this Agreement, any such action taken in accordance therewith shall be valid and effective for all purposes under this Agreement, the Certificate (in each case, regardless of any restrictions or procedures otherwise herein or therein contained) and applicable law (including the Act), and any Transfer of the Units to or by such lender or lenders (or an agent therefor) pursuant to any such collateral documentation in connection with the exercise of any such lender’s or lenders’ or agent’s rights under the Permitted Financing Pledge shall be valid and effective for all purposes, including, without limitation, under Sections 18-702 and 18-704 of the Act, this Agreement, the Certificate and other applicable law, to transfer all right, title and interest (including all rights, powers, liabilities and obligations) of NBM or its Permitted Transferee to itself or themselves or its or their owned and controlled designee or any other Person (each an “Assignee”) in accordance with such collateral documentation, the terms and conditions of Section 11.3 of this Agreement and applicable law, and such Assignee shall (without further requirements or restrictions, including under any other section of Articles 11, 12 and 13 hereof) be a Member of the Company with all rights, powers, liabilities and obligations that NBM or its Permitted Transferee enjoyed or was subject to prior to its exercise of its rights under the Permitted Financing Pledge collateral documents (and, where applicable, as a “member” under the Act); provided that all Transfers of such Units after the Transfer in which the Assignee became a Member pursuant to the exercise of the Permitted Financing Pledge collateral documents shall be subject to all of the terms and conditions of this Agreement.

11.10    Member Bankruptcy Events. Any Member, or any assignee who becomes a Member, shall not cease to be a Member upon the occurrence of any of the events set forth in Section 18-304 of the Delaware Limited Liability Company Act (with respect to such Member) and shall continue to be a Member until such time as such Member’s Units are effectively Transferred.

12.	RIGHT OF FIRST OFFER; TAG-ALONG RIGHTS; LIQUIDITY OPTION

12.1    Right of First Offer.

12.1.1    Following the Lock Up Period, if any Member (for purposes of this Section 12.1, the “Selling Member”), wishes to Transfer all or any portion of its Units, whether on its own initiative or in response to a bona fide offer from any Person, such Selling Member shall give written notice (the “Notice of Sale”) to NBM (if NBM is not the Selling Member) and Leucadia (if Leucadia is not the Selling Member), with a copy in each case to the other Members, of the Units subject to such proposed Transfer (the “Offered Units”).

12.1.2    NBM or Leucadia shall have 20 Business Days to evaluate the Offered Units and to make an irrevocable written offer to the Selling Member to purchase all and not less than all of the Offered Units at a specified price. The Selling Member may elect to accept any offer made by NBM or Leucadia, to reject any offer made by either of them; provided that it may not sell to NBM or Leucadia if the offer of the other is for better terms, or the Selling Member may seek a third party offer.

12.1.3    If the Selling Member seeks a third party offer, it shall have 120 days from the time of the delivery of the Notice of Sale to enter into a definitive binding agreement, subject only to required regulatory approvals, with a third party buyer for the Offered Units. The Selling Member may only sell the Offered Units to a third party for a price greater than the higher price offered by NBM or Leucadia (as applicable), and under terms and conditions (payment conditions, representations, warranties, indemnities and holdback/ escrow) not more beneficial to such third party than those terms and conditions offered to NBM or Leucadia (as applicable).

12.1.4    If the Selling Member does not enter into a definitive agreement to sell the Offered Units prior to the expiration of such 120 day period, or changes the amount of Offered Units it intends to sell, it must again comply with the notice and offer requirements of this Section 12.1 prior to offering the Offered Units to any third party.

12.2    Rights of First Refusal.

12.2.1    In the event that the Right of First Offer set forth in Section 12.1 is not exercised, and (a) any Minority Member wishes to Transfer all or any portion of its Units to a Similar Competitor, or (b) NBM wishes to Transfer all or any portion of its Units to an Insufficient Rated Party (in the case of each of the foregoing clauses (a) and (b)), whether on its own initiative or in response to a bona fide offer from any Person, to any Person, (for purposes of this Section 12.2, such Transferring Member being the “Selling Member”), the Selling Member, in addition to complying with Section 12.1, shall give written notice (the “ROFR Notice of Sale”) to NBM (if NBM is not the Selling Member) and/or Leucadia (if Leucadia is not the Selling Member), with a copy in each case to the other Members, of the price and other terms and conditions of such sale for the Units (the “ROFR Offered Units”) to a third party, and the name and address of the proposed transferee (if applicable). The receipt of the ROFR Notice of Sale by NBM or Leucadia, as applicable (the “ROFR Offerees”), shall constitute an offer by the Selling Member to sell the Offered Units to the ROFR Offerees. Such offer, unless revoked by written notice given by the Selling Member to the ROFR Offerees prior to acceptance by ROFR Offerees shall remain outstanding for a period of 20 Business Days after receipt of the ROFR Notice of Sale by ROFR Offerees (the “ROFR Offer Period”). The ROFR Offeree may accept such offer as to all of the ROFR Offered Units by giving written notice to the Selling Member (with a copy to the other Members) (a “ROFR Notice of Purchase”) of its intention to purchase such Offered Units at the same price and on the same terms specified in the ROFR Notice of Sale. If the Selling Member is Leucadia or a Permitted Transferee of Leucadia, the proposed transferee is a Similar Competitor and NBM does not exercise its right of first refusal under this Section 12.2.1, the transferee will not assume Leucadia’s right to approve any of the matters set out on Exhibit B pursuant to Section 7.4.2.

12.2.2    Closing. If the ROFR Offeree gives a ROFR Notice of Purchase for the ROFR Offered Units pursuant to this Section 12.2, the closing of the purchase by ROFR Offeree of the ROFR Offered Units shall take place as soon as reasonably practicable and in no event later than 60 days after the date of such ROFR Notice of Purchase or such longer period of time as may be required to obtain final regulatory approval, which the ROFR Offeree and the Selling Member agree to use their respective commercially reasonable efforts to obtain, at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine at the same price and on terms identical in all material respects to the terms as specified in the ROFR Notice of Sale.

12.2.3    Transfer. If, at the close of the ROFR Offer Period, the ROFR Offeree has not given a ROFR Notice of Purchase for all of the Offered Units, or if payment therefor has not been made within 60 days (or such longer period of time as authorized under Section 12.2.2) after receipt of the ROFR Notice of Purchase (or such longer period as authorized under Section 12.2.2) from the ROFR Offeree, the Selling Member shall have 90 days (the conclusion of such period, the “ROFR Final Transfer Date”) in which to Transfer the ROFR Offered Units to the purchaser specified in the ROFR Notice of Sale, if one was specified, at a price not less than 100% of the price specified in the ROFR Notice of Sale and on terms and conditions not materially more favorable to the transferee than the terms and conditions specified in the ROFR Notice of Sale. If the Selling Member is NBM or a Permitted Transferee of NBM, and the purchaser specified in the ROFR Notice of Sale is rated BB or above by S&P or Ba2 by Moody’s, then the Guarantees shall terminate with respect to such Units being sold and be of no further force or effect with respect to such Units being sold following completion of such sale.

12.2.4    New Notice of Sale Required if Reduction in Price. If (a) after the close of the ROFR Offer Period and prior to the consummation of the Transfer permitted by Section 12.2.3, the Selling Member wishes to Transfer the ROFR Offered Units at a price that is lower than 100% of the price stated in the ROFR Notice of Sale or on terms and conditions materially more favorable to the transferee than the price and other terms and conditions contained in the ROFR Notice of Sale or the identity of the proposed transferee shall change, or (b) the Selling Member shall not have completed the proposed Transfer on or before the ROFR Final Transfer Date, then the ROFR Notice of Sale shall be null and void, and the Selling Member shall be required to separately comply with the provisions of this Section 12.2 (including re-offering the ROFR Offered Units to ROFR Offeree on such new terms and conditions, if applicable.)

12.2.5    Remain Subject. Units transferred pursuant to this Section 12.2 shall remain subject to the terms of this Agreement (including this Section 12.2), and such Transfers shall be subject to Section 11.3.

12.2.6    Right to Delegate. ROFR Offeree shall have the right to delegate all or part of its rights and obligations pursuant to this Section 12.1 to any Permitted Transferee or to the Company; provided, however, that in the event that after any such delegation from ROFR Offeree to such Permitted Transferee or the Company, such Permitted Transferee or the Company fails to perform its obligations hereunder in accordance with the provisions of this Section 12.1, ROFR Offeree shall be responsible to perform and complete such Permitted Transferee’s or the Company’s obligations contained in this Section 12.2.

12.3    Tag-Along Rights.

12.3.1    Tag-Along Right. In the event of a Transfer by NBM (or its Permitted Transferees) (a “Tag-Along Sale”) to a Person other than a Permitted Transferee (for purposes of this Section 12.3, the “Proposed Transferee”), each Member other than the Member initiating such Tag-Along Sale (such Member for the purposes of this Section 12.3, the “Initiating Seller”) shall have the right (the “Tag-Along Right”, and each Member electing to exercise its Tag-Along Right, a “Selling Member”) to include in the Tag-Along Sale a number of Units equal to such Selling Member’s Sale Percentage multiplied by the total number of Units proposed to be Transferred by the Initiating Seller as set forth in the Notice of Proposed Sale. Any Units purchased from a Selling Member pursuant to this Section 12.3 shall be purchased at the same price per Unit and for the same form of consideration, and shall be purchased on the same terms and conditions, as the Units being transferred by the Initiating Seller.

12.3.2    Notice of Proposed Sale. The Initiating Seller shall, not less than 30 days prior to a proposed Tag-Along Sale to which Section 12.3.1 is applicable, give written notice to each other Member of such proposed Tag-Along Sale. Such notice (the “Notice of Proposed Sale”) shall set forth: (a) the number of Units proposed to be Transferred, (b) the name and address of the Proposed Transferee, (c) the maximum and minimum per Unit purchase price or, if not in cash, proposed consideration and the other principal terms and conditions of the proposed Tag-Along Sale, (d) that the Proposed Transferee has been informed of the Tag-Along Right provided for in Section 12.3.1 and has agreed to purchase Units in accordance with the terms of this Section 12.3 and (e) that the Initiating Seller has agreed to consummate the Tag-Along Sale, subject only to any required regulatory approvals, this Section 12.3 and Article 11 of this Agreement.

12.3.3    Exercise of Tag Along Right. The Tag-Along Right may be exercised by a Selling Member by giving written notice to the Initiating Seller (the “Tag-Along Notice”) within 15 days following such Selling Member’s receipt of the Notice of Proposed Sale (the “Tag-Along Period”). Each Member who does not deliver a Tag-Along Notice to the Initiating Seller within the Tag-Along Period shall be deemed to have waived all of such Member’s rights under this Section 12.3 with respect to inclusion of such Member’s Units in such proposed Tag-Along Sale, and the Initiating Seller, subject to the participation of the Selling Members, if any, shall have the right, for a 180- day period after the expiration of the Tag-Along Period (or for such longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its commercially reasonable efforts to obtain) to Transfer the Units specified in the Notice of Proposed Sale to the Proposed Transferee at a per Unit purchase price no greater than the maximum (and no less than the minimum) per Unit purchase price set forth in the Notice of Proposed Sale and on other principal terms that are not materially more favorable to the Initiating Seller and the Selling Members than those set forth in the Notice of Proposed Sale.

12.3.4    Irrevocable Offer. The offer of each Selling Member contained in such Selling Member’s Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Selling Member shall be bound and obligated to Transfer in the proposed Tag-Along Sale on the same terms and conditions, as the Initiating Seller, up to such amount of Units as such Selling Member shall have specified in such Selling Members Tag-Along Notice; provided, however, that (a) if the principal terms of the proposed sale change with the result that the per Unit purchase price shall be less than the minimum per Unit purchase price set forth in the Notice of Proposed Sale to Members or the other principal terms shall be materially less favorable to the Initiating Seller and the Selling Members than those set forth in the Notice of Proposed Sale to Members, each Selling Member shall be permitted to withdraw the offer contained in such Selling Members Tag-Along Notice and shall be released from such Selling Member’s obligations thereunder, and (b) if at the end of the 180th day following the date of the effectiveness of the Notice of Proposed Sale (or for such longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its commercially reasonable efforts to obtain) the Initiating Seller has not completed the proposed Tag-Along Sale, each Selling Member shall be released from the obligations under such Member’s respective Tag-Along Notice, any related Notice of Proposed Sale shall be null and void, and it shall be necessary for separate such notice to be furnished, and the terms and provisions of this Section 12.3 separately complied with, in order to consummate such Tag-Along Sale pursuant to this Section 12.3.

12.3.5    Additional Compliance. If, prior to consummation, the terms of the proposed Tag-Along Sale shall change with the result that the per Unit purchase price shall be greater than the maximum per Unit purchase price set forth in any Notice of Proposed Sale or the other principal terms shall be materially more favorable to the Initiating Seller and the Selling Members than those set forth in such Notice of Proposed Sale, then, unless all Members have exercised their Tag-Along Rights, such Notice of Proposed Sale shall be null and void, and it shall be necessary for a separate such Notice of Proposed Sale to be furnished, and the terms and provisions of this Section 12.3 separately complied with, in order to consummate such proposed Tag-Along Sale pursuant to this Section 12.3.

12.4    Miscellaneous. The following provisions shall be applied to any Transfer to which Section 12.1, 12.2 or 12.3 applies:

12.4.1    Consideration. In the event the consideration to be paid in exchange for the Units in the proposed sale pursuant to Section 12.1, 12.2 or 12.3 includes any securities and the receipt thereof by any Selling Member would require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (b) the provision to any Selling Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to Accredited Investors, the Initiating Seller shall be obligated only to use its commercially reasonable efforts to cause such requirements to be complied with to the extent necessary to permit such Selling Member to receive such securities, it being understood and agreed that the Initiating Seller shall not be under any obligation to effect a registration of such securities under the Securities Act or similar statutes. Notwithstanding any provisions of this Section 12.4, if use of commercially reasonable efforts by the Initiating Seller shall not have resulted in such requirements being complied with to the extent necessary to permit such Selling Member to receive such securities, or if regulatory restrictions prevent a Selling Member from holding such securities and the Initiating Seller, after using commercially reasonable efforts, is unable to structure the transaction in a way that meets such regulatory requirements, the Initiating Seller shall cause to be paid to such Selling Member in lieu thereof, against surrender of the Interest which would have otherwise been sold by such Selling Member to the Proposed Transferee in the sale, an amount in cash equal to the fair market value (as determined by the Board of Managers in good faith) of the securities which such Selling Member would otherwise receive as of the date of the issuance of such securities in exchange for Members’ Units. The obligation of the Initiating Seller to use commercially reasonable efforts to cause such requirements to have been complied with to the extent necessary to permit a Selling Member to receive such securities shall be conditioned on such Selling Member executing such documents and instruments, and taking such other actions (including without limitation, if required by the Initiating Seller, agreeing to be represented during the course of such transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that such Selling Member was so represented), as the Initiating Seller shall reasonably request in order to permit such requirements to be complied with. Unless the Selling Member in question shall have taken all actions reasonably requested by the Initiating Seller in order to comply with the requirements under Regulation D, such Selling Member shall not have the right to require the payment of cash in lieu of securities under this Section 12.4.1.

12.4.2    Cooperation. Each Selling Member in a sale pursuant to Section 12.1, 12.2, or 12.3, as the case may be, whether in its capacity as such or as a Member, member of the Board of Managers, officer or agent of the Company, or otherwise, shall to the fullest extent permitted by law take or cause to be taken all such actions as may be reasonably requested in order expeditiously to consummate each sale pursuant to Section 12.1, 12.2 or 12.3 hereof and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Initiating Seller and the Proposed Transferee; provided, however, that the Selling Members shall be obligated to become liable (severally and not jointly) in respect of any representations, warranties, covenants, indemnities or otherwise to the Proposed Transferee solely to the extent provided in the immediately following sentence, and not to any non-compete or non-solicit or strategic covenant. Without limiting the generality of the foregoing, each Selling Member agrees to execute and deliver such agreements as may be reasonably specified by the Initiating Seller to which the Initiating Seller will also be party, including, without limitation, agreements to (a) make individual representations as to the title to its Interest and the power, authority and legal right to transfer such Interest to the extent such agreements are also made by the Initiating Seller and (b) be liable in respect of any purchase price escrow or adjustment provisions or reduction in purchase price as may apply to Members generally resulting from representations, warranties, covenants and indemnities in respect of the Company to the extent that the Initiating Seller is also liable; provided, however, that, (i) except with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Units, the aggregate amount of such liability shall not exceed the lesser of (a) such Selling Member’s pro rata portion of any such liability, in accordance with such Selling Member’s portion of the total value of Interests included in the sale or (b) the proceeds to such Selling Member as a result of such sale and (ii) with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Interests, the aggregate amount of such liability shall not exceed the proceeds to such Selling Member as a result of such sale.

12.4.3    Closing. The closing of a sale pursuant to Section 12.1, 12.2 or 12.3 shall take place at such time and place as the Initiating Seller shall specify by reasonable advance notice to each Selling Member. It is understood and agreed that the Initiating Seller shall not have any liability to any other Member arising from, relating to or in connection with any proposed transaction which has been the subject of a Tag-Along Notice, whether or not such proposed transaction is consummated, other than liability for breach of the applicable provisions of this Agreement.

12.4.4    Remain Subject. Units transferred pursuant to Sections 12.1, 12.2 or 12.3 shall remain subject to the provisions of this Agreement.

12.5    Liquidity Options.

12.5.1    Put.

(a)    Put Notice. Each Minority Member (including for the purposes of this Section 12.5, their respective Permitted Transferees that have become Members) may, by giving written notice (the “Put Notice”) to NBM at any time during a Put Election Period, elect to sell to NBM up to the (x) Put Fraction multiplied by (y) Put Base Amount of such Member (each such Member delivering a Put Notice, for purposes of this Section 12.5, a “Putting Member”, and the number of Units specified in a Put Notice shall be the “Put Units”). All Put Units referred to in a Put Notice shall be valued at Fair Value as determined pursuant to Section 12.5.3. Putting Members with respect to a particular Put Date are referred to herein as the “Put Member(s)”. By delivering a Put Notice, the Putting Member is, subject to Section 12.5.3(e), irrevocably committing to sell to NBM (or the Company, as provided in Section 12.4.2 below) the Put Units specified in the Put Notice. Each

Member hereby agrees to be bound by the terms of any Put Notice delivered in accordance with this Agreement.

(b)      Put Period.

(i)    Each Putting Member (together with its respective Permitted Transferees that have become Members) shall be eligible to deliver a Put Notice in accordance with Section 12.5.1(a) (A) during the period commencing on January 1, 2023, and ending on January 31, 2023, and thereafter, annually during each January thereafter (the “Annual Trigger”) and (B) to the extent NBM remains a Member, if a NBM Change of Control occurs, within 60 days of the NBM Change of Control (the “COC Trigger”); provided, however, that upon delivery of notice to the Minority Members that a lender or the agent holding a Permitted Financing Pledge intend to exercise remedies thereunder that will result in an NBM Change of Control (such notice being an “Enforcement Notice”), each Putting Member (together with its respective Permitted Transferees that have become Members) shall instead be required to deliver a Put Notice in accordance with Section 12.5.1(a) within ten Business Days after the date of the Enforcement Notice and any failure to deliver such Put Notice within such ten Business Day period shall be deemed a waiver of the put rights of the Putting Members and their Permitted Transferees pursuant to this Section 12.5.1(b)(i)(B) (it being acknowledged that nothing in this Section shall require any holder of a Permitted Financing Pledge to deliver any Enforcement Notice). Notwithstanding anything to the contrary herein, (1) no Putting Member may provide a Put Notice pursuant to this Section 12.5.1 with respect to less than 20% of such Putting Member’s Put Base Amount, and (2) if NBM or its Permitted Transferee has notified the Putting Members and their respective Permitted Transferees that such Person has, in good faith, taken steps to sell the Company, the applicable Put Election Period shall be tolled for a period not to exceed 120 days to permit such Person to implement such sale.

(ii)    With respect to USPB, USPB shall also have the right to deliver a Put Notice to NBM at any time during the period commencing on the date on which USPB is no longer obligated to deliver cattle to the Company pursuant to the Cattle Purchase and Sale Agreement (the “Cattle Agreement Trigger”) and ending 180 days thereafter. With respect to New Kleinco, New Kleinco shall also have the right to deliver a Put Notice to NBM at any time during the period commencing on the date on which Klein is no longer employed by the Company (the “Klein Separation Trigger”) and ending 180 days thereafter. Any Trigger is individually referred to herein as a “Put Date” and are collectively referred to here as the “Put Dates.” The applicable period beginning on each Put Date shall be referred to as a “Put Election Period”; provided that if NBM or its Permitted Transferee has notified USPB, NBPCo and New Kleinco and their respective Permitted Transferees that such Person has, in good faith, taken steps to sell the Company, the applicable Put Election Period shall be tolled for a period not to exceed 120 days to permit such Person to implement such sale.

12.5.2    Call.

(a)    Call Notice. NBM (including, for the purposes of this Section 12.5, its Permitted Transferees that have become Members) may, upon the occurrence of a Klein Separation Trigger or the Cattle Agreement Trigger, by giving written notice (the “Call Notice”) to each of USPB or New Kleinco, as applicable, (including for purposes of this Section 12.5, their respective Permitted Transferees that have become Members) following the occurrence of either such Trigger, elect to purchase from New Kleinco or USPB, respectively, all or any portion of the Units held by New Kleinco or USPB, respectively, specified in the Call Notice (each such Member to which NBM delivers a Call Notice, for purposes of this Section 12.5, a “Call Member”, and the Units identified in a Call Notice with respect to a particular Member shall be referred to as “Call Units”). All Call Units referred to in a Call Notice shall be valued at Fair Value as determined pursuant to Section 12.5.3. By delivering a Call Notice, NBM is irrevocably committing to purchase the Call Units from the Call Member. Each Member hereby agrees to be bound by the terms of any Call Notice delivered in accordance with this Agreement.

(b)    Call Period. NBM shall be eligible to deliver a Call Notice in accordance with Section 12.5.2(a) with respect to all or any portion of the Units held by such Member (i) in the case of USPB, at any time (A) during the period commencing on the date of the Cattle Agreement Trigger and ending 180 days thereafter and (B) during the period commencing on the date USPB owns less than 20% of USPB’s Aggregate Units and ending 180 days thereafter, and (ii) in the case of New Kleinco, at any time during the period commencing on the date of the Klein Separation Trigger and ending 180 days thereafter. The beginning dates of such periods are individually referred to herein as a “Call Date” and are collectively referred to here as the “Call Dates.” The 180-day periods beginning on the Call Dates shall be referred to as a “Call Election Period”; provided that if NBM or its Permitted Transferee has notified USPB and New Kleinco and their respective Permitted Transferees that such Person has, in good faith, taken steps to sell the Company, the applicable Call Election Period shall be tolled for a period not to exceed 120 days to permit NBM to implement such sale.

12.5.3    Determination of Fair Value; Appraisal.

(a)    The Fair Value of the Put/Call Units shall be as of the applicable Put/Call Date, which shall be determined by agreement between NBM, on the one hand, and the Put/Call Member(s) on the other hand, if such agreement can be reached within ten Business Days after the delivery of the Put Notice or Call Notice, as the case may be.

(b)    If NBM and the Put/Call Member(s) are unable to agree on the Fair Value of the Put/Call Units as of the applicable Put/Call Date within such period, NBM and Leucadia or, if (i) USPB is a Putting Member or a Call Member and (ii) Leucadia is not a Putting Member, USPB will each designate an investment bank from the list of advisors identified in the letter agreement, dated as [●], among NBM and the Minority Members (each, a “Valuator”) to determine their estimate of the Fair Value of the Put/Call Units as of the applicable Put/Call Date, such estimate of Fair Value to be delivered by each Valuator no later than 30 Business Days after such Valuator’s engagement.

(i)    If the higher of the estimated Fair Values as determined by the Valuators is equal to or less than 110% of the lower of the estimated Fair Values as determined by the Valuators, then the Fair Value shall be finally determined to be equal to (i) (x) the higher estimate plus (y) the lower estimate divided by (ii) two.

(ii)    If the higher of the estimated Fair Values as determined by the Valuators is greater than 110% of the lower of the estimated Fair Values as determined by the Valuators, then Leucadia shall select a third advisor from a list of five advisors (excluding the Valuators) to be selected by NBM from the list of advisors identified in the letter agreement, dated as [●], among NBM and the Minority Members (the “Resolving Firm”).

(iii)    The Resolving Firm shall determine its estimate of the Fair Value of the Put/Call Units as of the applicable Put/Call Date, such estimate of Fair Value to be delivered by the Resolving Firm each advisor no later than 30 Business Days after such Resolving Firm’s engagement.

(iv)    If the Resolving Firm’s estimate of Fair Value is equal to or between the estimate of Fair Values made by the initial two Valuators, then the Resolving Firm’s estimate of the Fair Value shall be the finally determined Fair Value.

(v)    If the Resolving Firm’s estimate of Fair Value is not between the estimate of Fair Values made by the initial two Valuators, then the finally determined Fair Value shall be equal to (1) (x) the Resolving Firm’s estimate of Fair Value plus (y) the estimate of Fair Value by the initial Valuator who was closest to the estimate of Fair Value by the Resolving Firm divided by two.

(c)    The determination of estimated Fair Value by the Valuators and/or Resolving Firm shall be final and binding on all parties. In making their determination, each of the Valuators and the Resolving Firm shall rely solely on written submissions made by NBM and any Put/Call Member(s). The “Fair Value” with respect to a Unit shall be the fair market value of a Unit, determined on the basis of the aggregate equity value of the Company, valuing such Unit as a proportionate interest in a going concern, but without discount for marketability, lack of liquidity, minority status or otherwise. The Fair Value shall not take into account the value of the Company or NBM’s Interests, in each case, reflected on NBM’s books and records or financial statements, nor shall it take into account any synergies resulting from exercise of a Put.

(d)    NBM shall pay the cost of the Valuator it appoints, and (i) Leucadia, if Leucadia is a Put Member, or (ii) USPB, if USPB designates a Valuator pursuant to Section 12.5.3(b), as applicable, shall pay for the other Valuator (provided that if (A) (1) Leucadia shall not be a Put Member or (2) the Fair Value is being calculated with respect to the Call Units, and (B) USPB is not designating a Valuator pursuant to Section 12.5.3(b), then the Company shall pay for the second Valuator). The Resolving Firm, if needed, shall be paid by the Company.

(e)    Notwithstanding anything to the contrary herein, once the Fair Value has been determined pursuant to this Section 12.5, if the applicable Minority Member is not satisfied with the Fair Value, such Minority Member may determine not to proceed with the exercise of its put option; provided that if Leucadia did not submit a notice of exercise with respect to the put option, the Minority Members that determine not to proceed with the exercise of the put option shall reimburse the Company for their pro rata portion of the fees and expenses of the Valuator selected by Leucadia.

12.5.4    Sale Notice. Following the establishment of the Fair Value of the Put/Call Units, as of the applicable Put/Call Date, the Put/Call Member(s) shall sell, and NBM shall purchase, all of the Put/Call Units for the Fair Value of the Put/Call Units, without interest, on a date mutually agreed by NBM and the applicable Put/Call Members (the “Pay Date”) that is no later than 180 days following the date that the Put Notice or Call Notice, as the case may be, was received by the applicable Party,

12.5.5    Default by NBM. In the event that NBM (or its Permitted Transferee) does not fulfill its obligations with respect to a Put Notice by a Minority Member, (a) the payment owed by NBM to the applicable Minority Member shall accrue interest at a rate of 12% per annum from the six-month anniversary of the date on which NBM receives the Put Notice until paid in full, (b) beginning on the 12-month anniversary of the date on which NBM receives the Put Notice, the putting Minority Members will be entitled to receive all distributions from the Company that would have otherwise been distributed to NBM; provided that (i) if more than one Minority Member has delivered a Put Notice, each such Minority Member will be entitled to receive its pro rata share of such distributions based on the amount of Units it is putting in relation to the total amount of Units being put by all of the putting Members, and (ii) any such distributions received by a Minority Member will reduce the amount owed by NBM to such Minority Member in connection with the Put Notice on a dollar-for-dollar basis, (c) beginning on the 12-month anniversary of the date on which NBM receives the Put Notice, Leucadia will be entitled to initiate a sale process (including dual sale processes with respect to both (x) and (y) below) to (x) sell the Company or (y) find a third party to purchase NBM’s Units; provided that in the event of a sale process pursuant to this clause (c) (i) Leucadia will have a right of first refusal with respect to any proposed transaction under the same terms and conditions (including price, payment conditions, representations, warranties, indemnities and holdback/escrow) offered by the proposed purchaser, (ii) NBM will be obligated to accept the purchase price resulting from any such sale process, which proceeds will be used to satisfy the outstanding amount owed by NBM with respect to all previously exercised Put Options, including any interest accrued with respect thereto (the “Outstanding Balance”), and (A) if the proceeds from such sale process are in excess of the Outstanding Balance, NBM will retain any such excess proceeds, and (B) if the proceeds from such sale process are less than the Outstanding Balance, NBM will remain liable for any such shortfall, (iii) NBM may terminate such sale process at any time by paying the Outstanding Balance in full, (iv) during such sale process, NBM will retain its management rights in the Company, but will, and will cause the Company to, fully cooperate with Leucadia in support of such sale process and (v) if no offers are received pursuant to such sale process, Leucadia will have the option to either (A) release all claims for the Outstanding Balance in exchange for receipt of NBM’s membership interests or (B) retain the right to pursue NBM for the Outstanding Balance.

13.	DISSOLUTION OF COMPANY

13.1    Termination of Membership. No Member shall resign or withdraw from the Company except that, subject to the restrictions set forth in Article 11, any Member may Transfer its Interest in the Company to a transferee and a transferee may become a Member in place of the Member assigning such Interest.

13.2    Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events: (a) the entry of a decree of judicial dissolution under Section 18-802 of the Act, (b) the written determination of the Members holding two-thirds of the outstanding Units or (c) the disposition of all of the Company’s assets.

13.3    Liquidation. Upon dissolution of the Company for any reason, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. After the payment of the debts and liabilities of the Company and the establishment of reasonable reserves, any property or assets of the Company, including proceeds from the liquidation thereof, remaining upon the dissolution and liquidation of the Company shall be Distributed to the Members in accordance with Section 5.2.2. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member promptly after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the Board of Managers.

13.4    No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 13.2. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Members. Accordingly, except where the Board of Managers has failed to liquidate the Company as required by Section 13.3 and except as specifically provided in Section 18 802 of the Act, each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.

13.5    No Further Claim. Upon dissolution, each Member shall have recourse solely to the assets of the Company for the return of such Member’s capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate Capital Contributions of each Member, such Member shall have no recourse against the Company, the Board of Managers or any other Member.

14.	INDEMNIFICATION

14.1    General. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless the Board of Managers and each Manager, each Member, including the

Tax Matters Member and Partnership Representative in such Member’s capacities as such (as applicable), and the officers of the Company (all indemnified persons being referred to as “Indemnified Persons” for purposes of this Article 14), from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company, from liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 14.1 shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that its course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its inaction to be harmful or opposed to the best interests of the Company and (b) the action or inaction did not constitute fraud or willful misconduct by the Indemnified Person; provided, further, however, that indemnification under this Section 14.1 shall be recoverable only from the assets of the Company, and not from any assets of the Members. The Company shall pay or reimburse reasonable attorneys’ fees of an Indemnified Person as incurred; provided that such Indemnified Person executes an undertaking, with appropriate security if requested by the Board of Managers, to repay the amount so paid or reimbursed in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article 14. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company’s affairs.

14.2    Exculpation. No Indemnified Person shall be liable, in damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that such Indemnified Person’s course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend such Indemnified Person’s inaction to be harmful or opposed to the best interests of the Company and (b) the conduct of the Indemnified Person did not constitute fraud or willful misconduct by such Indemnified Person.

14.3    Persons Entitled to Indemnity. Any Person who is within the definition of Indemnified Person at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Article 14 as an Indemnified Person with respect thereto, regardless of whether such Person continues to be within the definition of Indemnified Person at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder.

14.4    Procedure Agreements. The Company may enter into an agreement with any of its officers, or the Managers, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Article 14.

14.5    Duties of Board of Managers. Without limiting applicability of any other provision of this Agreement, including without limitation the other provisions of this Article 14, which shall control notwithstanding anything to the contrary in this Section 14.5, the following provisions shall be applicable to the Board of Managers and the members thereof in their capacity as members of the Board of Managers:

(a)    The Board of Managers and the Managers and the decisions of the Board of Managers shall have the benefit of the business judgment rule to the same extent as the Board of Managers, such members and such decisions would have the benefit of such rule if the Board of Managers were a board of directors of a Delaware corporation.

(b)    Except as set forth in Section 14.7.3, the Managers shall have the same duties of care and loyalty as such Persons would have if such Persons were directors of a Delaware corporation but in no event shall any Manager be liable for any action or inaction for which exculpation is provided under Section 14.2.

14.6    Interested Transactions. To the fullest extent permitted by law, no member of the Board of Managers shall be deemed to have breached his duty of loyalty to the Company or the Members (and such member of the Board of Managers shall not be liable to the Company or to the Members for breach of any duty of loyalty or analogous duty) with respect to any action or inaction in connection with or relating to any transaction that was approved in accordance with Section 6.11.

14.7    Fiduciary and Other Duties.

14.7.1    An Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for his, her or its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.

14.7.2    Notwithstanding any other provision of this Agreement or otherwise applicable law, whenever in this Agreement an Indemnified Person is permitted or required to make a decision (a) in his, her or its discretion or under a grant of similar authority, the Indemnified Person shall be entitled to consider only such interests and factors as such Indemnified Person desires, including his, her or its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in his, her or its good faith or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standards.

14.7.3    Notwithstanding any other provision of this Agreement or otherwise applicable law, other than corporate opportunities belonging to the Company, which shall be only acquiring any interest in any cattle slaughtering facilities in the United States (unless such corporate opportunity is waived by a vote of the Board of Managers, which vote shall include a majority of the Managers not appointed by Leucadia or NBM, as applicable), NBM and Leucadia (or any of their Affiliates) may each engage in any other business activities whatsoever and engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business conducted or proposed to be conducted by the Company or any of its Affiliates, and none of the Company, any of its Affiliates or any other Member (including such other Member’s Affiliates) shall have any rights in, with respect to, or to be informed of such other business activities or ventures or the income or profits derived therefrom. Other than corporate opportunities belonging to the Company, which shall be only acquiring any interest in any cattle slaughtering facilities in the United States (unless such corporate opportunity is waived by a vote of the Board of Managers, which vote shall include a majority of the Managers not appointed by Leucadia or NBM, as applicable), NBM or Leucadia (or any of their Affiliates) shall not be obligated to present any business or investment opportunity to the Company or its Affiliates even if such opportunity is of a character that, if presented to the Company or such Affiliates, could be taken by the Company or such Affiliates, and NBM or Leucadia (or any of their Affiliates) shall have the right to take for its own account (individually or as a partner, member, shareholder, fiduciary or otherwise) or to recommend to any other Person any such particular business or investment opportunity.

15.	REPRESENTATIONS AND COVENANTS BY THE MEMBERS

Each Member hereby represents and warrants to, and agrees with, the Board of Managers, the other Members and the Company as follows:

15.1    Investment Intent. Such Member is acquiring such Member’s Interest with the intent of holding the same for investment for such Member’s own account and without the intent or a view of participating directly or indirectly in any distribution of such Interests within the meaning of the Securities Act or any applicable state securities laws.

15.2    Securities Regulation. Such Member acknowledges and agrees that such Member’s Interest is being issued and sold in reliance on the exemption from registration under the Securities Act and exemptions contained in applicable state securities laws, and that such Member’s Interest cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act and applicable state securities laws. Such Member understands that such Member has no contractual right for the registration under the Securities Act of such Member’s Interest for public sale and that, unless such Member’s Interest is registered or an exemption from registration is available, such Member’s Interests may be required to be held indefinitely.

15.3    Knowledge and Experience. Such Member has such knowledge and experience in financial, tax and business matters as to enable such Member to evaluate the merits and risks of such Member’s investment in the Company and to make an informed investment decision with respect thereto.

15.4    Economic Risk. Such Member is able to bear the economic risk of such Member’s investment in such Member’s Interest.

15.5    Binding Agreement. Such Member has all requisite power and authority to enter into and perform this Agreement and this Agreement is and will remain such Member’s valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors rights).

15.6    Tax Position. A Member will not take a position on such Member’s tax returns, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Agreement or with any information return filed by the Company unless such Member provides prior written notice to the Company and consults with and considers in good faith the suggestions of the Company with respect to such position.

15.7    Information. Such Member has received all documents, books and records pertaining to an investment in the Company requested by such Member. Such Member has had a reasonable opportunity to ask questions of and receive answers concerning the Company, and all such questions have been answered to such Member’s satisfaction.

15.8    Licenses and Permits. Such Member will cooperate in providing such information, in signing such documents and in taking any other action as may reasonably be requested by the Company in connection with obtaining any foreign, federal, state or local license or permit needed to operate its business or the business of any entity in which the Company invests.

16.	COMPANY REPRESENTATIONS

In order to induce the Members to enter into this Agreement and to make the Capital Contributions contemplated hereby, the Company hereby represents and warrants to each Member as follows:

16.1    Duly Formed. All action of the Company necessary to authorize the effectiveness of this Agreement has been taken. The Company has been duly formed and is validly existing limited liability company under the Act, with all necessary power and authority under the Act to issue the Interests issued to the Members hereunder.

16.2    Valid Issue. The Interests issued to the Members have been duly and validly issued, and no liability for any additional Capital Contributions or for any obligations of the Company will attach thereto.

17.	AMENDMENTS TO AGREEMENT

17.1    Amendments. This Agreement may be modified or amended with the prior written consent of the Board of Managers, subject to Sections 6.6 and 7.4.2. Notwithstanding the foregoing provisions of this Section 17.1: (1) this Section 17.1 may not be amended without the approval of each Member; and (2) other provisions of this Agreement may not be amended without the approval of each Member affected if the amendment (a) would reduce any such Member’s Interests or would reduce the allocation to such Member of Net Profit or Net Loss, or would reduce the Distributions of cash or property to such Member from that which is provided or contemplated herein, unless such amendment treats all Members ratably based on their Interests and such amendment is being executed to reflect (i) any dilution in such Member’s Interest resulting from the issuance of Units contemplated by Article 3 or (ii) the admission of a new Member pursuant to Article 11; or (b) would increase such Person’s obligation to make Capital Contributions or obligation with respect to other liabilities. Sections 14.1, 14.2 and 14.3 of this Agreement may not be amended in a manner to reduce or restrict the indemnification rights provided in Sections 14.1, 14.2 and 14.3 unless any Indemnified Person that is a Member has consented; provided, however that such indemnification rights with respect to any officer or manager of the Company may be so amended, on a prospective basis with respect to acts occurring after the date of such amendment only, upon 30 days prior written notice to such officer. All proposed amendments to this Agreement will be sent to each Member within a reasonable period of time prior to being presented for approval whether by the Board of Managers or the Members and also promptly after the effectiveness thereof.

17.2    Corresponding Amendment of Certificate of Formation. The Board of Managers shall cause to be prepared and filed any amendment to the Certificate of Formation that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

17.3    Binding Effect. Any modification or amendment to this Agreement pursuant to this Article 17 shall be binding on all Members.

18.	GENERAL

18.1    Successors; Delaware Law; Etc. This Agreement: (a) shall be binding upon the executors, administrators, estates, heirs and legal successors and permitted assigns of the Members, (b) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws, and (c) may be executed in more than one counterpart (including by electronic transmission or attachment to e-mail), all of which together shall constitute one agreement. This Agreement constitutes the entire agreement among the parties with respect to the formation of, and the terms and conditions relating to the management, operation, business and affairs of, the Company, and supersedes all prior oral and written, and all contemporaneous oral, understandings, negotiations and agreements with respect to the subject matter hereof.

18.2    Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed (a) if to any Member, at the address of such Member set forth in the records of the Company or at such other address as such Member shall have furnished to the Company in writing as the address to which notices are to be sent hereunder and (b) if to the Company or to the Board of Managers to it at: 12200 N. Ambassador Drive, Kansas City, MO 64163, with copies to (i) Leucadia (which copy shall not constitute notice to Leucadia) at 520 Madison Avenue, New York, NY 10022, Attention: President and (ii) NBM Ultimate Parent (which copy shall not constitute notice to NBM or NBM Ultimate Parent) at Rua Queiroz Filho, 1.560 – Torre Sabiá, 3º andar - Vila Hamburguesa, CEP: 05319-000 - São Paulo – Brazil, Attention: Legal Vice-President.

18.3    Execution of Documents. From time to time after the Effective Date, upon the request of the Board of Managers, each Member shall perform, or cause to be performed, all such additional acts, and shall execute and deliver, or cause to be executed and delivered, all such additional instruments and documents, as may be required to effectuate the purposes of this

Agreement. Each Member, including each new and substituted Member, by the execution of this Agreement or by agreeing in writing to be bound by this Agreement, irrevocably constitutes and appoints the Board of Managers or any Person designated by the Board of Managers to act on such Member’s behalf for purposes of this Section 18.3 as such Member’s true and lawful attorney-in-fact with full power and authority in such Member’s name and stead to execute, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out this Agreement, including:

(a)    all certificates and other instruments (specifically including counterparts of this Agreement), and any amendment thereof, that the Board of Managers deems appropriate to qualify or to continue the Company as a limited liability company in any jurisdiction in which the Company may conduct business or in which such qualification or continuation is, in the opinion of the Board of Managers, necessary to protect the limited liability of the Members;

(b)    all amendments to this Agreement adopted in accordance with the terms hereof and all instruments that the Board of Managers deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; and

(c)    all conveyances and other instruments that the Board of Managers deems appropriate to reflect the dissolution of the Company.

The appointment by each Manager or any Person designated by the Board of Managers to act on its behalf for purposes of this Section 18.3 as such Member’s attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Board of Managers to act as contemplated by this Agreement in any filing and other action by him, her or it on behalf of the Company, and shall survive the bankruptcy, dissolution, death, adjudication of incompetence or insanity of any Member giving such power and the transfer or assignment of all or any part of such Member’s Interests; provided, however, that in the event of a Transfer by a Member of all of its Interest, the power of attorney given by the transferor shall survive such assignment only until such time as the transferee shall have been admitted to the Company as a substituted Member and all required documents and instruments shall have been duly executed, filed, and recorded to effect such substitution.

18.4    Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal courts located in the State of Delaware. Each of the parties by execution hereof (a) hereby irrevocably submits to the jurisdiction of the federal courts located in the State of Delaware for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of the above-named court, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that such party’s property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named court should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named court, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named court. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 18.2 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 18.2 hereof does not constitute good and sufficient service of process. The provisions of this Section 18.4 shall not restrict the ability of any party to enforce in any court any judgment obtained in the federal courts located in the State of Delaware.

18.5    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE COMPANY AND EACH MEMBER HEREBY WAIVES, AND COVENANTS THAT SUCH PERSON WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

18.6    Specific Enforcement; Remedies; Waiver. Each party hereto acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and each Member shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted to enforce the provisions hereof. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party will not preclude or waive such party’s right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Laws, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a party, in whole or in part, unless made in a writing signed by the party against whom such waiver is sought to be enforced; (b) a waiver given by a party will only be applicable to the specific instance for which it is given; and (c) no notice to or demand on a party will (i) waive or otherwise affect any obligation of that party or (ii) affect the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

18.7    Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

18.8    Table of Contents, Headings. The table of contents and headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement.

18.9    No Third Party Rights. Except for the provisions of Section 7.15, the provisions of this Agreement are for the benefit of the Company, the Board of Managers and the Members and no other Person, including creditors of the Company, shall have any right or claim against the Company, the Board of Managers or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

[REMAINDER OF THIS PAGE BLANK]

THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE EFFECTIVE DATE.

LEUCADIA NATIONAL CORPORATION

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC]

U.S. PREMIUM BEEF, LLC

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC]

NBPCO HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC]

TMK HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC]

NBM US HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC]

NATIONAL BEEF PACKING COMPANY, LLC

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC]

Exhibit A

MEMBERS OF THE COMPANY, CAPITAL CONTRIBUTIONS AND ISSUED UNITS

AND PERCENTAGE INTEREST

Member	Units	Capital Contributions	Percentage Interest
NBM	[●]	$[●]	[●]%
Leucadia	[●]	$[●]	[●]%
USPB	[●]	$[●]	[●]%
NBPCo	[●]	$[●]	[●]%
New Kleinco	[●]	$[●]	[●]%
TOTAL	10,683.14	$745,664,655	100%

Exhibit B

ITEMS REQUIRING LEUCADIA/NBM APPROVAL

●	Approval of any capital expenditures in excess of $60 million in the aggregate in any Fiscal Year;

●	Public offerings or material acquisitions, mergers, joint ventures or similar transactions by the Company to the extent not included in the annual Capex budget;

●	Sale, lease, license or other disposition of substantially all of the assets of the Company;

●	Related party transactions by the Company that are (a) on an arm’s length basis and would result in annual payments by or to the Company in excess of $5,000,000 or (b) not on an arm’s length basis;

●	Fundamental changes in the scope of the Company’s business;

●	Amendments to the Company’s Certificate of Formation or Limited Liability Company Agreement;

●	Issuance by the Company of equity securities or other convertible securities;

●	Incurrence of debt by the Company in excess of the Company’s existing lines of credit on the Effective Date;

●	Non-pro rata payment of dividends, Distributions and other payments by the Company to any Member of the Company (including in consideration for the redemption or repurchase of any Units);

●	Appointment or removal of the Company’s auditors (to the extent the appointment is of an auditor that is not one of the following auditors: Deloitte, PricewaterhouseCoopers, Ernst & Young, KPMG, BDO International and Grant Thornton);

●	Any appointment or removal of the Company’s tax accountants;

●	Any reduction to the Company’s Tax Distribution rate to less than 54%; provided that Leucadia must provide an economic justification in order to veto such a reduction; provided, further, that maximizing cash distributions to Members shall be a valid economic justification;

●	Any splits, Distributions, combinations, subdivisions, recapitalizations or similar changes to the capitalization of the Company;

●	Any conversion of the Company from a limited liability company, any change in the Company’s status as a partnership for U.S. federal income tax purposes; and

•	Any settlement or compromise of any tax audit, dispute or controversy or proceeding relating to the Company with a taxing authority, and any tax election that is inconsistent with past practice and not required by applicable law, that would reasonably be expected to have a material, adverse and disproportionate effect on Leucadia, versus NBM and the other Members.